      As filed with the Securities and Exchange Commission on December 24, 1997
                                                         Registration No. 333-


-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                               ----------------
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                               ----------------
                            CDW HOLDING CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         DELAWARE                          5063                    25-1723345
(STATE OR OTHER JURISDICTION OF  (PRIMARY STANDARD INDUSTRIAL    (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)   CLASSIFICATION CODE NUMBER)     IDENTIFICATION NO.)

                               ----------------
                           COMMERCE COURT, SUITE 700
                              FOUR STATION SQUARE
                        PITTSBURGH, PENNSYLVANIA 15219
                                (412) 454-2200
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            JEFFREY B. KRAMP, ESQ.
                           COMMERCE COURT, SUITE 700
                              FOUR STATION SQUARE
                        PITTSBURGH, PENNSYLVANIA 15219
                                (412) 454-2200
 (NAME, ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                               ----------------
                                  COPIES TO:
       GEORGE E.B. MAGUIRE, ESQ.              VALERIE FORD JACOB, ESQ.
         DEBEVOISE & PLIMPTON          FRIED, FRANK, HARRIS, SHRIVER & JACOBSON
           875 THIRD AVENUE                     ONE NEW YORK PLAZA
       NEW YORK, NEW YORK 10022             NEW YORK, NEW YORK 10004
           (212) 909-6000                         (212) 859-8000

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
                               ----------------
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]
                               ----------------
                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                           PROPOSED MAXIMUM
                                          AGGREGATE OFFERING             AMOUNT OF
TITLE OF SECURITIES TO BE REGISTERED         PRICE(1)(2)              REGISTRATION FEE
--------------------------------------------------------------------------------------
Class A Common Stock, par
 value $0.01 per share......                 $300,000,000                 $88,500
--------------------------------------------------------------------------------------

-------------------------------------------------------------------------------
(1) Estimated pursuant to Rule 457(o) under the Securities Act of 1933 solely for the purpose of calculating the registration fee.
(2) Includes     shares subject to the Underwriters' over-allotment options.
                               ----------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION
STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                               EXPLANATORY NOTE

  This Registration Statement contains two forms of prospectuses: one to be used in connection with an offering in the United States and Canada (the "U.S. Prospectus") and one to be used in a concurrent international offering outside the United States and Canada (the "International Prospectus"). The U.S. Prospectus and the International Prospectus are identical in all respects except that they contain different front, inside front and back cover pages and different descriptions of the plan of distribution (contained under the caption "Underwriting" in both the U.S. Prospectus and the International Prospectus). Pages of the International Prospectus are separately designated.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT.  A        +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                             SUBJECT TO COMPLETION
                 PRELIMINARY PROSPECTUS DATED DECEMBER 24, 1997

PROSPECTUS
                                      SHARES
                            CDW HOLDING CORPORATION
                              CLASS A COMMON STOCK

                                  -----------

  All of the    shares of Class A Common Stock of CDW Holding Corporation
offered hereby are being sold by certain stockholders (the "Selling
Stockholders") of the Company. Of the    shares of Class A Common Stock offered
hereby,   shares are being offered for sale initially in the United States and
Canada by the U.S. Underwriters and    shares are being offered for sale
initially in a concurrent offering outside the United States and Canada by the International Managers. The initial public offering price and the underwriting discount per share will be identical for both Offerings. See "Underwriting."

  Prior to the Offerings, there has been no public market for the Class A Common Stock. It is currently estimated that the initial public offering price
will be between $     and $    per share. For a discussion relating to factors
to be considered in determining the initial public offering price, see "Underwriting."

  Application will be made to list the Class A Common Stock on the New York
Stock Exchange under the symbol "    ."

  SEE "RISK FACTORS" BEGINNING ON PAGE 11 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE CLASS A COMMON STOCK OFFERED HEREBY.

                                  -----------

THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE  COMMISSION  OR  ANY  STATE   SECURITIES  COMMISSION,  NOR  HAS   THE
 SECURITIES AND EXCHANGE COMMISSION OR  ANY STATE SECURITIES COMMISSION PASSED
  UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                        PRICE TO          UNDERWRITING             PROCEEDS TO
                                         PUBLIC           DISCOUNT (1)       SELLING STOCKHOLDERS (2)
-----------------------------------------------------------------------------------------------------
Per Share.......................          $                   $                      $
--------------------------------------------------------------------------------
Total (3).......................         $                   $                     $

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) The Company and the Selling Stockholders have agreed to indemnify the several Underwriters against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) The Company has agreed to pay the expenses of the Offerings (other than the
    Underwriting Discount) estimated at $    .
(3) The Selling Stockholders have granted to the U.S. Underwriters and the
    International Managers options to purchase up to an additional    and
       shares of Class A Common Stock, respectively, solely to cover over-allotments, if any. If such options are exercised in full, the total Price to Public, Underwriting Discount and Proceeds to Selling Stockholders will
    be $    , $     and $    , respectively. See "Underwriting."

                                  -----------
  The shares of Class A Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the shares of Class A Common Stock will be made in
New York, New York on or about     , 1998.

                                  -----------
MERRILL LYNCH & CO.                                         GOLDMAN, SACHS & CO.
       BEAR, STEARNS & CO. INC.
                         SALOMON SMITH BARNEY

                                  -----------

                   The date of this Prospectus is     , 1998.

                               [COLOR PICTURES]


                               ----------------

  Certain persons participating in the Offerings may engage in transactions that stabilize, maintain or otherwise affect the price of the Class A Common Stock. Such transactions may include stabilizing, the purchase of Class A Common Stock to cover syndicate short positions and the imposition of penalty bids. For a description of these activities, see "Underwriting."

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements and related notes appearing elsewhere in this Prospectus. CDW Holding Corporation ("CDW") is a Delaware corporation that has as its only significant asset all the outstanding common stock of WESCO Distribution, Inc., a Delaware corporation ("WESCO"). Hereinafter, "the Company" and "WESCO" will refer to CDW or to CDW and its subsidiaries, including WESCO, as the context requires. References herein to a "fiscal" year refer, in the case of the Company, to the year ended December 31 in the year indicated. Unless otherwise indicated, all
information set forth in this Prospectus (i) gives effect to a   to 1 split of
the Company's Class A Common Stock, par value $0.01 per share ("Class A Common Stock"), and of the Company's Class B Common Stock, par value $0.01 per share ("Class B Common Stock" and, together with the Class A Common Stock, the "Common Stock"), to be effected immediately prior to the effective date of the Registration Statement of which this Prospectus forms a part, (ii) assumes an
initial public offering price of $   per share and (iii) assumes no exercise of
the over-allotment options to be granted to the Underwriters by the Selling Stockholders.

                                  THE COMPANY

  WESCO is a leading full-line provider of products and related services in the electrical wholesale distribution industry with sales of $2.3 billion in 1996, an increase of more than $700 million since 1993. With its blend of national capabilities and extensive local geographic coverage, WESCO specializes in developing combined product and service solutions tailored to meet the specific needs of each of its customers. The Company is the second largest electrical wholesale distributor in North America and a leading consolidator in this highly fragmented, $67 billion industry. Through a network of approximately 320 branches located in 48 states and nine Canadian provinces, supported by five regional distribution centers, WESCO is able to serve virtually the entire U.S. and Canadian market. WESCO is particularly well positioned to meet the complex procurement needs of multi-site customers seeking total supply chain cost reduction through preferred alliances with fewer suppliers.

  WESCO offers a broad range of electrical, industrial and data communications products and services to a large and diversified customer base including (1) industrial companies from numerous manufacturing and process industries and original equipment manufacturers ("OEMs"), including manufacturers of factory-built homes and other modular structures, (2) contractors for industrial, commercial and residential projects, (3) investor-owned utilities, municipal power authorities and rural electric cooperatives and (4) commercial, institutional and governmental customers. The Company maintains over 130,000 active customer accounts, and stocks and distributes over 210,000 products, sourced from over 6,000 suppliers, ranging from basic wire to advanced automation and control products. WESCO complements its product offerings with a range of services and procurement solutions, including integrated supply, where it manages all aspects of the customer's supply processes, and electronic commerce, where it employs technology to streamline business transactions.

  Since CDW acquired WESCO in 1994, management has realigned operations to achieve substantial growth in sales and profitability. Under its new leadership, the Company (1) reconfigured its branch network to focus on key customer markets, (2) significantly expanded its National Accounts marketing program, (3) launched the industry's most active acquisition program and (4) implemented a new incentive system for branch managers and sales personnel. As a result of these actions, sales have increased to $2.3 billion in 1996 from $1.6 billion in 1993, a compound annual growth rate of 13.1%, and operating income has increased to $68.2 million in 1996 from a loss of $11.0 million in 1993. Since August 1995, the Company has completed 11 acquisitions adding over $500 million in annualized sales.

  The electrical wholesale distribution industry in the United States is large, growing and highly fragmented. Industry sources estimate total electrical wholesale distributor sales at $67 billion for 1997, which represents a 9.6% compound annual growth rate over 1994 sales of $51 billion. The four largest wholesale distributors, including WESCO, control only 14% of total industry sales. No single distributor accounts for more than 5% of industry sales, and 57% of such sales are generated by distributors with less than $21 million in annual sales. In the United States, electrical distribution is still in the early stages of consolidation, unlike many other wholesale distribution industries which have undergone substantial consolidation in the past two decades.

  Customers now expect distributors to provide a broader package of products and services as they seek to outsource non-core functions and achieve measurable cost savings in purchasing, inventory and supply chain management. By virtue of its national and local capabilities, financial resources and focused acquisition strategy, WESCO believes that it has the opportunity to lead industry consolidation and capitalize on the growing customer demand for value-added services and procurement outsourcing.

BUSINESS STRATEGY

  WESCO's mission is to become the preeminent wholesale distributor of electrical and other products in each of its chosen markets by tailoring its product and service offerings to meet the differing requirements of its targeted customers. WESCO's fundamental business goal is to achieve growth in sales and profitability that is consistently above the industry average, through marketing and acquisition initiatives, leveraging its fixed cost structure and purchasing power, and improving working capital management. To achieve that goal, WESCO's business strategy emphasizes six elements:

  . LEVERAGE NATIONAL COORDINATION AND SCALE. WESCO, with its national branch network in both the U.S. and Canada and the scale such network affords, has several competitive advantages, including (1) the ability to offer multi-site agreements with the scope required by National Accounts--major customers who seek to coordinate their maintenance, repair and operating ("MRO") supplies purchasing activity across multiple locations, (2) the ability to enter into favorable preferred supplier agreements which provide for improved payment terms, volume rebates, marketing programs and geographic franchises, (3) specialized and technical sales forces to meet specific customer needs in National Accounts, data communications, automation and control, energy management, integrated supply and major construction projects and (4) five regional distribution centers which allow same-day shipments of a broad range of products to branches and direct to customers.

  . ENCOURAGE LOCAL ENTREPRENEURSHIP AND FLEXIBILITY. A distributor's reputation is often determined at the local level, where timely supply and customer service are critical. Accordingly, WESCO grants its branch managers substantial autonomy in directing the branch sales force, configuring inventories, selecting markets served and developing local service options. WESCO's incentive system strongly encourages growth and profitability at the branch level, with a significant portion of the branch manager's compensation incentive based. While WESCO grants its branches a high degree of independence, they directly support and participate in national initiatives such as National Account sales, expansion of data communications product sales and marketing promotions with select manufacturers.

  . DELIVER VALUE-ADDED SERVICES. WESCO offers a comprehensive portfolio of supply management services designed to create measurable value for its customers, including (1) the assignment of on-site support personnel,
     (2) outsourcing of the entire MRO purchasing process, (3) inventory optimization programs, (4) participation in joint cost savings teams,
     (5) energy-efficient product upgrades, (6) safety and product training for customer employees and (7) process improvements using automation solutions.

  .  FOCUS ON MARKETS WHERE WESCO HAS DEVELOPED DISTINCTIVE
     COMPETENCIES. WESCO has developed distinctive competencies in several markets by aligning its branch network by principal market served-- industrial/construction, utilities and manufactured structures. Business strategies, specialized personnel and locally tailored inventories are designed to match each market's requirements. WESCO targets customers with large, complex service and supply requirements in all markets where specialized sourcing, project management and logistical support are needed. To serve such customers effectively, the Company leverages its national capabilities, extensive local penetration and breadth of products and services offered.

  . DRIVE CONTINUOUS IMPROVEMENT IN PRODUCTIVITY AND PROFITABILITY. WESCO believes a successful business strategy must include a commitment to continuous improvement in productivity and profitability. The Company is emphasizing the widespread use of innovative and disciplined approaches to managing its business processes, employee productivity and capital efficiency. These continuous improvement initiatives include (1) regular "zero based" re-evaluations of all facets of its business, (2) activity-based costing to more accurately measure and enhance profitability by customer, supplier and other categories, (3) enhanced coordination of inventory management among suppliers, branches and regional distribution centers, (4) benchmarking, using competitive analysis and world-class best practices to set appropriate standards for expense management, working capital and employee and overall productivity, (5) increased investment in targeted areas such as sales force management and company-wide training and development and (6) application of technology to enhance information and decision support systems.

  . LEAD INDUSTRY CONSOLIDATION. WESCO actively pursues acquisitions that complement its existing business. The Company's acquisition strategy has been to (1) accelerate expansion into key growth markets, (2) add important new customers, (3) enhance sales of acquired branches by immediately broadening the product and service mix, (4) expand local presence to better serve existing customers, (5) increase scale and breadth of relationships with manufacturers and (6) leverage existing infrastructure. The Company considers strategic acquisitions on a continuous basis. Since August 1995, WESCO has completed 11 acquisitions with 78 branch locations and annualized sales of over $500 million. Furthermore, as a result of these acquisitions, the Company has added major supplier relationships with Allen-Bradley, General Electric and Square D. Two further acquisitions are pending, subject to certain closing conditions, which would add 11 locations and $150 million in estimated annual sales.

STRATEGY FOR CONTINUED GROWTH

  WESCO has increased sales by more than $700 million since year-end 1993, a compound annual growth rate in excess of 13%. The Company's plans for continued growth are as follows:

  . EXPAND PRODUCT AND SERVICE OFFERINGS. WESCO intends to build on its demonstrated ability to introduce new products and services to meet customer demands and market opportunities. For example, the Company plans to expand its presence in the fast-growing data communications market. In the past two years, WESCO has significantly increased its focus on this market, generating estimated sales of $104 million in 1997, up from $54 million in 1995. Led by its dedicated data communications sales team of approximately 70 people, and leveraging its general sales force, the Company intends to expand sales to new and existing customers, as well as broaden its offering into other data communications product lines, such as outdoor wiring systems, active components and processors. In addition, the Company plans to expand the number of integrated supply programs with new and existing accounts. Given the success of its integrated supply initiatives to date and the rapid growth in the demand for such services anticipated by industry sources, WESCO sees a major opportunity to develop additional customer relationships by leveraging its comprehensive service and supply expertise.

  . GROW NATIONAL PROGRAMS. WESCO has well-established National Account relationships with approximately 300 companies. National Accounts provide ongoing revenue through strategic multi-year agreements. The Company believes that it can expand revenue generated by its National Accounts program by (1) increasing its penetration of existing National Accounts,
     (2) shortening ramp-up time to full implementation, (3) adding new products to existing MRO agreements, (4) expanding agreements to include capital projects and (5) extending the program to new customers. In addition, through its Major Projects Group, the Company plans to intensify its focus on large construction projects, such as new stadiums, industrial sites, wastewater treatment plants, airport expansions, healthcare facilities and prisons. The Company intends to secure new contracts through (1) aggressive national marketing of WESCO's demonstrated project management capabilities, (2) further development of relationships with leading construction and engineering firms and (3) close coordination with National Account customers on their renovations and new construction projects.

  . GAIN SHARE IN KEY LOCAL MARKETS. WESCO has identified key geographic markets with a substantial base of potential customers and will use a combination of acquisitions, new branch openings and heightened sales and marketing efforts to gain market share. WESCO's executive marketing team, together with local branch managers, will work to expand the Company's program of detailed market analysis and opportunity identification on a branch-by-branch and product line basis. In addition, the Company intends to leverage relationships with preferred suppliers to increase sales of their products in local markets through various initiatives, including (1) sales promotions, (2) cooperative marketing efforts, (3) direct participation in National Accounts implementation, (4) dedicated sales forces and (5) product exclusivity.

  . EXECUTE ACQUISITION STRATEGY. WESCO intends to lead consolidation in the fragmented electrical wholesale distribution industry. Since adopting its acquisition strategy in August 1995, the Company has been successful in adding more than $500 million in annualized sales, and will continue to evaluate acquisition opportunities to achieve the strategic objectives outlined under "Business Strategy." After the Offerings, the ability, where appropriate, to use its shares to finance acquisitions should give the Company access to an expanded range of possible acquisitions. The Company seeks acquisitions that will be accretive to earnings and will significantly complement the organic growth of the business. The 11 acquisitions completed by the Company to date have collectively been accretive to its earnings.

  . ACCESS INTERNATIONAL OPPORTUNITIES. WESCO believes in a pragmatic and profitable expansion of sales outside the United States and Canada. The Company intends to limit risk and maximize profit opportunities principally by following its National Account customers and key suppliers into their non-U.S. markets. For example, the Company has opened a branch in Mexico City, where many current customers have plant operations and where WESCO has been granted the highly regarded Allen-Bradley franchise. Other opportunities to grow international sales include expanding the network of independent export sales representatives outside of North America, increasing the number of North American-based export sales offices and building closer relationships with global engineering, procurement and construction firms.

                                   BACKGROUND

  CDW was formed by Clayton, Dubilier & Rice, Inc., a private investment firm ("CD&R"), in connection with the acquisition (the "Acquisition") from Westinghouse Electric Corporation, now known as CBS Corporation ("Westinghouse"), of its Westinghouse Electric Supply Company division, WESCO's predecessor (the "Predecessor"). The Acquisition was completed in February 1994. Upon completion of the Offerings, the Clayton & Dubilier Private Equity Fund IV Limited Partnership ("Fund IV"), a private investment fund managed by
CD&R, will own approximately   % of the then-outstanding Common Stock ( %
assuming exercise of the Underwriters' overallotment options).

  The Predecessor was founded as a division of Westinghouse in 1922 for the purpose of selling and distributing Westinghouse electrical products and supplies. Since the Acquisition, the Company has made a successful transition from being a division within a large corporation to an independent company. The Company's principal executive offices are located at Commerce Court, Suite 700, Four Station Square, Pittsburgh, Pennsylvania 15219, and its telephone number is (412) 454-2200.

                                 THE OFFERINGS

  The offering of     shares of Class A Common Stock initially being offered in
the United States and Canada (the "U.S. Offering") and the offering of shares of Class A Common Stock initially being offered outside the United States and Canada (the "International Offering") are referred to herein collectively as the "Offerings." The closing of the International Offering and of the U.S. Offering are each conditioned on the other.

 Class A Common Stock offered
    By Selling Stockholders:
        U.S. Offering.......................              shares
        International Offering..............              shares
            Total...........................              shares
 Class A Common Stock to be outstanding
        after the Offerings (1).............              shares
 Proposed NYSE Symbol.......................
 Use of proceeds............................ The Company will not receive any proceeds from the sale of shares
                                             by the Selling Stockholders. See
                                             "Use of Proceeds" and "Selling
                                             Stockholders."

--------
(1) Based upon shares outstanding at    , 1997, after giving effect to the
    stock split described herein and the issuance of    shares of Class A
    Common Stock issuable upon the conversion of certain convertible notes issued in connection with prior acquisitions, which by their terms will mandatorily convert into shares of Class A Common Stock at the initial public offering price upon consummation of the Offerings. See "Description of Certain Indebtedness--Acquisition Notes." Does not include shares of Class A Common Stock issuable upon the exercise of outstanding stock
    options, of which options for      shares are currently exercisable and
    options for      shares become exercisable over the next five years. See
    "Management--Stock Option Plan" and "Management--Long-Term Incentive Plan." The Company also has authorized Class B Common Stock, which is identical to the Class A Common Stock except that it has no voting rights (other than as required by law). None of the Class B Common Stock is currently issued. Certain existing holders of Class A Common Stock have the right to convert certain of their shares to Class B Common Stock. See "Description of Capital Stock."

                                  RISK FACTORS

  Prospective purchasers of the Class A Common Stock should consider carefully the specific investment considerations set forth under "Risk Factors" and the other information set forth in this Prospectus, prior to making an investment decision.

                       SUMMARY HISTORICAL FINANCIAL DATA
                        (IN MILLIONS, EXCEPT SHARE DATA)

                                                  THE COMPANY
                       THE PREDECESSOR (1)            (2)                               THE COMPANY (2)
                  ------------------------------- ------------              ---------------------------------------
                                                                 ADJUSTED
                                      TWO MONTHS   TEN MONTHS    COMBINED
                     YEAR ENDED         ENDED        ENDED      YEAR ENDED      YEAR ENDED       NINE MONTHS ENDED
                    DECEMBER 31,     FEBRUARY 28, DECEMBER 31, DECEMBER 31,    DECEMBER 31,        SEPTEMBER 30,
                  -----------------  ------------ ------------ ------------ ------------------- -------------------
                    1992     1993        1994         1994       1994 (3)     1995      1996      1996      1997
                  -------- --------  ------------ ------------ ------------ --------- --------- --------- ---------
                                                                                                    (UNAUDITED)
INCOME STATEMENT
 DATA:
Sales, net......  $1,608.7 $1,570.8    $ 237.3      $1,398.5     $1,635.8    $1,857.0  $2,274.6  $1,668.3  $1,916.1
Gross profit....     261.5    238.1       32.5         230.0        262.5       321.0     405.0     295.7     340.0
Selling, general
 and
 administrative
 expenses.......     220.6    241.2       34.9         197.7        232.6       258.0     326.0     239.1     272.5
Depreciation and       8.3      7.9        1.2           7.5          8.7         7.3      10.8       7.9       8.4
 amortization...  -------- --------    -------      --------     --------   --------- --------- --------- ---------
Income (loss)
 from
 operations.....      32.6    (11.0)      (3.6)         24.8         21.2        55.7      68.2      48.7      59.1
Other income and
 expense, net...       2.0      1.7        --            --           --          --        --        --        --
Interest
 expense, net         15.6     14.2        2.4          17.6         20.0        15.8      17.4      12.9      14.9
 (4)............  -------- --------    -------      --------     --------   --------- --------- --------- ---------
Income (loss)
 before income
 taxes..........      19.0    (23.5)      (6.0)          7.2          1.2        39.9      50.8      35.8      44.2
Income (loss)
 before
 cumulative
 effect and
 extraordinary
 charge, net of
 taxes..........      11.5    (13.8)      (4.1)          3.6         (0.5)       25.1      32.5      22.8      26.6
Cumulative
 effect of
 change in
 accounting, net
 of taxes (5)...       --       1.6        --            --           --          --        --        --        --
Extraordinary
 charge, net of        --       --         --            --           --          8.1       --        --        --
 taxes (6)......  -------- --------    -------      --------     --------   --------- --------- --------- ---------
Net income        $   11.5 $  (15.4)   $  (4.1)     $    3.6     $   (0.5)    $  17.0   $  32.5   $  22.8   $  26.6
 (loss) (7).....  ======== ========    =======      ========     ========   ========= ========= ========= =========
Earnings per
 common share
 before
 extraordinary
 charge, net of
 taxes..........       --       --         --       $   2.84          --      $ 16.43   $ 22.57   $ 15.54   $  9.05
Net earnings per
 common share
 (8)............       --       --         --           2.84          --         8.85     22.57     15.54      9.05
Shares used in
 per share
 calculation....       --       --         --        980,402                1,064,803 1,122,332 1,121,393 1,162,118
PRO FORMA DATA
 (9):
Pro forma
 earnings per
 common share
 before effect
 of redeemable
 common stock
 and
 extraordinary
 charge, net of
 taxes..........       --       --         --       $   3.68          --      $ 23.60 $   28.93 $   20.30 $   22.90
                    DECEMBER 31,     FEBRUARY 28, DECEMBER 31,                 DECEMBER 31,        SEPTEMBER 30,
                  -----------------  ------------ ------------              ------------------- -------------------
                    1992     1993        1994         1994                    1995      1996      1996      1997
                  -------- --------  ------------ ------------              --------- --------- --------- ---------
                                                                                                    (UNAUDITED)
BALANCE SHEET
 DATA:
Adjusted working
 capital (10)...  $  244.5 $  224.8    $ 228.7      $  196.5                $   222.5 $   291.6 $   276.2 $   335.9
Total assets....     545.7    521.0      504.5         533.7                    581.3     773.5     746.0     896.3
Total long-term
 debt...........       --       --         --          180.6                    172.0     260.6     260.1     314.7
Redeemable
 common stock
 (9)............       --       --         --            6.1                     16.2      24.5      18.6      40.3
Stockholders'
 equity.........       --       --         --          105.0                    107.9     133.2     128.5     143.6

-------
 (1) Presents consolidated financial data of the Predecessor for the periods prior to the Company's acquisition of substantially all of the assets and certain liabilities of the Predecessor, effective February 28, 1994. See "Certain Transactions and Relationships--Westinghouse." Consolidated financial data of the Predecessor have been derived from the Predecessor's consolidated financial statements, which have been audited by the Predecessor's accountants. The Securities and Exchange Commission (the "Commission"), in Staff Accounting Bulletin Number 55 (SAB 55), requires that historical financial statements of a subsidiary, division or lesser business component of another entity include certain expenses incurred by the parent on its behalf. These expenses include officer and employee salaries; rent; depreciation; advertising; accounting and legal services; other selling, general and administrative expenses; and other such expenses. The financial statements of the Predecessor include such adjustments, estimates or allocations as the management of the Predecessor's parent company believed necessary to reflect these expenses. Because of

                                         (footnotes continued on following page)
   such items, certain aspects of the consolidated results of operations for periods prior to the period beginning February 28, 1994 are not comparable with those for subsequent periods.

 (2) Consolidated financial data as of and for the ten months ended December 31, 1994 and as of and for the fiscal years ended December 31, 1995 and 1996 have been derived from the Company's consolidated financial statements, which have been audited by Coopers & Lybrand L.L.P. Consolidated financial data of the Company as of and for the nine months ended September 30, 1996 and 1997 have been derived from unaudited interim consolidated financial statements of the Company.

 (3) Presents adjusted combined results of operations of the Predecessor for the two months ended February 28, 1994 and of the Company for the ten months ended December 31, 1994. The adjusted combined operations data does not purport to represent what the Company's consolidated results of operations would have been if the Acquisition had actually occurred on January 1, 1994.

 (4) The Predecessor received a charge from its parent company in the form of interest expense for the portion of the parent company investment that, for internal reporting purposes, represented debt. For the years ended 1992 and 1993 and the two months ended February 28, 1994, approximately 40% of the average parent company investment was considered to be debt for internal reporting purposes. The effective annual interest rate for all periods was approximately 10%. This method of reporting interest expense for internal reporting purposes is not necessarily indicative of the interest expense that would have been incurred had the Predecessor operated as a separate stand-alone entity.

 (5) Represents a charge, net of deferred taxes, for the cumulative effect of a change in accounting for postemployment benefits at January 1, 1993.

 (6) Represents a charge, net of taxes, relating to the write-off of unamortized debt issuance and other costs associated with the early termination of debt.

 (7) The Predecessor's results of domestic operations were included in the consolidated U.S. federal income tax return of its parent. The Predecessor's results of operations in Puerto Rico and certain operations in Canada were also included with other operations of the Predecessor's parent in the tax returns in those jurisdictions. For operations that did not pay their own income tax, the Predecessor's parent internally allocated income tax expense at the statutory rate after adjustment for state income taxes and several other items. The income tax expense and other tax-related information in the Predecessor's consolidated financial statements were calculated as if the Predecessor had not been eligible to be included in the consolidated tax returns of its parent (i.e., on a "stand-alone" basis). The calculation of tax provisions and deferred taxes necessarily required certain assumptions, allocations and estimates that the Predecessor's management believed were reasonable to accurately reflect the tax reporting for the Predecessor as if a stand-alone taxpayer.

 (8) For a description of the calculations of net earnings per common share, see Note 2 of Notes to Consolidated Financial Statements included elsewhere in this Prospectus.

 (9) Pro forma data represent earnings per common share calculated before the effect of the extraordinary charge and the redeemable common stock as described in Note 9 of Notes to Consolidated Financial Statements. Under certain conditions, the holders thereof have the right to require the Company to repurchase all of the redeemable shares and the exercisable portion of options. As a result of this redemption feature, the Company has provided for a reduction in earnings available to common stockholders to record the potential future repurchase obligation based on the annual increase in the fair value of the shares and exercisable options. These repurchase rights terminate upon consummation of an initial public offering. The accumulated reclassifications ($40.3 million at September 30, 1997) will be reversed upon consummation of the Offerings to increase paid-in capital and retained earnings, and the appreciation on redeemable common stock will be added back to earnings available to common stockholders.

(10) Defined as trade accounts receivable plus inventories less accounts payable.

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

  This Prospectus contains certain forward-looking statements regarding the business of the Company. When used in this Prospectus, the words "anticipates," "plans," "believes," "estimates," "intends," "expects" and similar expressions are intended to identify forward-looking statements. Such statements, including, but not limited to, the Company's statements regarding its business strategy, growth strategy, growth trends in the industry and various markets, acquisitions, international expansion, productivity and profitability enhancement, new product and service introductions and liquidity and capital resources are based on management's beliefs, as well as on assumptions made by, and information currently available to, management, and involve various risks and uncertainties, certain of which are beyond the Company's control. The Company's actual results could differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. In light of these risks and uncertainties there can be no assurance that the forward-looking information will in fact transpire. Factors that might cause actual results to differ from such forward-looking statements include, but are not limited to, those discussed in "Risk Factors." The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                                ----------------

  Market and market share data for the electrical wholesale industry are from Electrical Wholesaling magazine or Distributor Information Services Corporation, unless otherwise indicated. Except where specified, market share and market data do not include Canada. The Company believes such market share data are inherently imprecise, but are generally indicative of its relative market share.

                                 RISK FACTORS

  Prospective purchasers of the Class A Common Stock should consider carefully the following factors relating to the Company and the Offerings, together with the other information and financial data set forth elsewhere in this Prospectus, prior to making an investment decision.

GENERAL ECONOMIC CONDITIONS

  The electrical wholesale distribution industry is affected by changes in economic conditions, including national, regional and local slowdowns in construction and industrial activity, which are outside the control of the Company. The Company's operating results may also be adversely affected by increases in interest rates that may lead to a decline in economic activity, particularly in the construction market, while simultaneously resulting in higher interest payments by the Company under its credit facilities. In addition, during periods of economic slowdowns the Company's credit losses could increase significantly. There can be no assurance that economic slowdowns or adverse economic conditions or cyclical trends in certain customer markets will not have a material adverse effect on the Company's operating results and financial condition.

COMPETITION

  The electrical wholesale distribution industry is highly competitive. In the United States, the industry is fragmented, while the much smaller Canadian market has achieved a high degree of concentration. The Company competes directly with national and regional broad-based distributors, niche distributors carrying only specialized products, and small, local distributors with one or a few locations. Another source of competition in the wholesale channel is buying groups formed by smaller distributors to increase purchasing power and provide some limited cooperative marketing capability. The two largest of these are Affiliated Distributors, representing $5 billion of annual electrical wholesale distribution sales, and IMARK, representing $3 billion of annual sales. While increased buying power may improve the competitive position of buying groups locally, the Company does not believe these groups have been able to compete effectively for National Account customers, due to the difficulty in coordinating a diverse ownership group. Outside the wholesale channel, manufacturers employ, and may increase the use of, direct sales representatives. In addition, some manufacturers with sufficient size, geographic scope and financial and marketing resources may be in a position to offer customers national account services. Finally, the development of alternative distribution channels, such as Internet-based catalogs, do-it-yourself ("DIY") retail outlets or a shift to direct sales and service by manufacturers, could have a material adverse effect on the wholesale distribution market and, as a result, the Company's performance.

  Some of the Company's existing competitors have, and new market entrants may have, greater financial and marketing resources than the Company. To the extent existing or future competitors seek to gain or retain market share by reducing prices, the Company may be required to lower its prices, thereby adversely affecting financial results. Existing or future competitors also may seek to compete with the Company for acquisitions, which could have the effect of increasing the price and reducing the number of suitable acquisitions, and may also compete with the Company for start-up locations, thereby limiting the number of attractive locations for expansion. In addition, it is possible that competitive pressures resulting from the industry trend toward consolidation could affect growth and profit margins. See "Business--Competition."

ABILITY TO IMPLEMENT AND MANAGE GROWTH STRATEGY; CAPITAL NEEDS FOR
ACQUISITIONS

  A principal component of the Company's strategy is to continue to expand through additional acquisitions and development of start-up locations that complement the Company's operations in new or existing markets. The success of this strategy will depend upon the Company's ability to identify, acquire and integrate a sufficient number of businesses. There can be no assurance that the Company will be able to identify and acquire appropriate businesses on satisfactory terms or that future acquisitions will not have a material adverse effect on the Company's operating results, particularly during periods in which the operations of acquired businesses are being integrated into the Company's operations. As part of its growth strategy, the Company intends to build its international presence. Significant expansion into international markets could involve risks relating to currency exchange rates, new and different legal, tax, accounting and regulatory requirements, difficulties in staffing and managing foreign operations, operating difficulties and other factors. In addition, profit margin and competitive position associated with sales transacted in foreign currency, such as sales in the Company's Canadian operations, may be materially adversely affected by foreign exchange rates. See "Business--Growth Strategy."

  In order to implement its acquisition strategy, the Company is likely to require additional funding. Future acquisitions could be financed by incurring additional indebtedness, including increased borrowing under the Company's existing credit facilities, or by the issuance of additional equity securities. There can be no assurance, however, that adequate funding will be available on terms satisfactory to the Company. As of September 30, 1997 the Company had total long-term debt of $314.7 million. An increase in the level of indebtedness of the Company could have important consequences for the holders of Class A Common Stock, including (1) increasing the portion of the Company's cash flow from operations being dedicated to the payment of principal and interest on indebtedness and unavailable for other purposes, (2) impairing the Company's ability to obtain financing for working capital needs and general corporate purposes and (3) reducing the Company's flexibility in responding to changes in business and economic conditions and competitive pressures. The issuance of additional equity securities may result in dilution to earnings to holders of the Class A Common Stock. The Company intends to fund two pending acquisitions, scheduled to close in January 1998, subject to certain closing conditions, through additional borrowings under its existing credit facilities of approximately $45 million and the issuance of an aggregate $15 million principal amount of unsecured notes, maturing by mid-1999. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources," "Business-- Acquisitions" and "Description of Certain Indebtedness--Credit Facilities."

DEPENDENCE ON KEY PERSONNEL

  The Company is dependent upon the skills, experience and efforts of its Chief Executive Officer and other executive officers. Loss of the services of the Chief Executive Officer or one or more of the other executive officers could have a material adverse effect on the Company's business and development. The Company has no written employment contracts with any of its executive officers other than an employment agreement with its Executive Vice President, Industry Affairs. The Company intends to enter into, prior to the Offerings, a three-year employment agreement with Roy W. Haley, its Chief Executive Officer and President, and a two-year employment agreement with David F. McAnally, its Chief Operating Officer, Chief Financial Officer and Treasurer. See "Management--Employment Agreements." The Company's continued growth also depends in part on its continuing ability to attract and retain qualified managers, sales persons and other key employees and on its executive officers' ability to manage growth successfully. No assurance can be given that the Company will be able to attract and retain such employees. The Company has relied primarily upon its stock option plan and other elements of compensation to retain key employees. The Company intends, prior to the Offerings, to establish a long-term incentive plan for executives and other key management employees. See "Management--Stock Option Plan" and "Management--Long-Term Incentive Plan."

KEY SUPPLIERS; MAINTENANCE OF SUPPLY; INTERRUPTION OF DISTRIBUTION CENTER OPERATIONS

  Consistent with industry practice, most of the Company's agreements with suppliers (including both distribution agreements and preferred supplier agreements) are terminable by either party on no more than 60 days notice. The Company's ten largest suppliers through September 30, 1997 accounted for 44% of the Company's purchases for the period. The largest supplier was Eaton Corporation, through its Cutler-Hammer division, successor to the Distribution and Control Business Unit of Westinghouse, accounting for 18% of the Company's purchases. The loss of, or a substantial decrease in the availability of, products from any of these suppliers, or the loss of key preferred supplier agreements, could have a material adverse effect on the Company's business. In addition, supply interruptions could arise from shortages of raw materials, labor disputes or weather conditions affecting products or shipments, or other reasons beyond the Company's control. An interruption of operations at any of the Company's five distribution centers could have a material adverse effect on the operations of branches served by the affected distribution center. Further, there can be no assurance that particular products, or product lines, will be available to the Company, or available in quantities sufficient to meet customer demand. Such limited product access could put the Company at a competitive disadvantage. See "Business--Suppliers and Purchasing" and "Business--Distribution Network."

DEPENDENCE ON INFORMATION SYSTEMS

  The Company believes that its computer systems are an integral part of its business and growth strategies. The Company depends on its information systems to process orders, manage inventory and accounts receivable collections, purchase products, ship products among its branches on a timely basis, maintain cost-effective operations and provide superior service to its customers. Although the Company believes it has the appropriate disaster recovery plans in place, there can be no assurance that a serious disruption in the operation of the Company's information systems will not occur. Any such disruption could have a material adverse effect on the Company's business and results of operations. See "Business--Management Information Systems."

CERTAIN INVENTORY RISKS

  The obsolescence of a significant amount of inventory due to changes in customer preferences or technological improvements could have a material adverse effect on the Company's business and results of operations. The Company believes that this risk is confined principally to data communications products, which are the most likely to be subject to obsolescence resulting from rapid technological change. At September 30, 1997, these products constituted less than 7% of inventory.

ENVIRONMENTAL RISKS

  The Company's facilities and operations are subject to federal, state and local laws and regulations relating to environmental protection ("Environmental Laws") and health and human safety. Certain of these laws and regulations may impose strict, joint and several liability on certain persons for the cost of investigation or remediation of contaminated properties, meaning that a person could be liable for more than its pro rata share of such costs regardless of fault. These persons may include present or future owners and operators of properties, and persons that arranged for the disposal of hazardous substances. In addition, the disposal of certain products distributed by the Company, such as ballasts, fluorescent lighting and batteries, must comply with Environmental Laws. In connection with the Acquisition, Westinghouse agreed to indemnify the Company for certain liabilities under Environmental Laws resulting from conditions at the Predecessor's branch locations and other real property at the time of the Acquisition. By the terms of this indemnity, the Company is not entitled to indemnification for claims made under the indemnity after February 27, 1996. Based on its due diligence investigation, including environmental assessments, the Company made a claim under this indemnity in the amount of approximately $1.5 million, which Westinghouse is disputing. In connection with its acquisition program, the Company acquires new branch locations, including owned and leased real property which may carry with it certain liabilities under Environmental Laws. It is the Company's practice to conduct due diligence investigations in connection with such acquisitions, including environmental assessments, and, where appropriate, to provide for contractual indemnities. However, no assurance can be given that the Company will not become subject to liabilities for environmental matters, including with respect to conditions at its properties, that such liabilities will not be material or that, where negotiated, contractual indemnities will be sufficient to cover such liabilities.

RESTRICTIONS IMPOSED BY LENDERS

  The Company's existing credit facilities and certain mortgage notes issued to Westinghouse in connection with the Acquisition (the "Mortgage Notes") contain covenants that limit the Company with respect to certain business matters. Such covenants include, among other things, limitations on the acquisition of new subsidiaries, the sale of assets, the incurrence of additional debt and the payment of dividends. In addition, the Company's senior credit facility requires the Company to meet certain financial tests based on net worth, a funded indebtedness to Consolidated EBITDA ratio and a fixed charge coverage ratio. See "Description of Certain Indebtedness."

PRINCIPAL STOCKHOLDER

  Upon completion of the Offerings, Fund IV will own approximately   % of the
then outstanding common stock and will retain the power to control the Company's corporate policies, the election of persons constituting its management and Board of Directors, and the outcome of corporate actions requiring stockholder approval. Immediately after the Offerings, three of the Company's nine directors will be principals of CD&R. In addition, following the Offerings, Fund IV will continue to have a contractual right to appoint an observer to attend meetings of the Board of Directors of the Company. See "Management--Directors and Executive Officers," "--Compensation Committee Interlocks and Insider Participation," "Certain Transactions and Relationships" and "Security Ownership by Management and Principal Stockholders."

SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of the Offerings,   shares of Class A Common Stock will be
issued and outstanding and    shares of Class A Common Stock will be issuable
upon the exercise of outstanding stock options. After the expiration of a 180-day "lock-up" period to which substantially all of the Company's current stockholders and option holders are subject, such holders will in general be entitled to dispose of their shares (including the shares underlying such options), although the shares of Class A Common Stock held by Fund IV and other affiliates of the Company will continue to be subject to the volume and other restrictions of Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"). Sales of substantial amounts of Class A Common Stock, or the perception that such sales could occur at the expiration of such 180-day period, may materially adversely affect the market price of the Class A Common Stock prevailing from time to time. In addition, under the Registration and Participation Agreement, dated as of February 28, 1994 (the "Registration and Participation Agreement"), among the Company, Fund IV and the existing stockholders of the Company, the Company's existing stockholders and option holders have certain demand registration rights and "piggy-back" registration rights in connection with future offerings of Class A Common Stock. See "Shares Eligible for Future Sale" and "Underwriting."

NO PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

  Prior to the Offerings, there has been no public market for the Class A Common Stock. Although the Company will make an application for listing the Class A Common Stock on the New York Stock Exchange, no assurance can be given that an active trading market will be created or sustained. The initial public offering price will be determined by negotiations among the Company, the Selling Stockholders and representatives of the Underwriters based on several factors and will not necessarily reflect the market price of the Class A Common Stock following the Offerings. Due to the absence of any prior public market for the shares of Class A Common Stock, there can be no assurance that the initial public offering price will correspond to the price at which the shares of Class A Common Stock will trade in the public market subsequent to the Offerings. See "Underwriting."

  The market price for shares of the Class A Common Stock may be volatile and may fluctuate based upon a number of factors including, but not limited to, the Company's operating performance, news announcements or changes in general economic and market conditions. In addition, the stock market in recent years has experienced extreme price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of companies. These fluctuations may materially adversely affect the market price of the Class A Common Stock.

DILUTION

  Purchasers of Class A Common Stock in the Offerings will experience immediate and substantial dilution in the net tangible book value of their
Class A Common Stock. At an initial public offering price of $   per share,
purchasers of shares in the Offerings will experience dilution in net tangible
book value of $   per share. See "Dilution."

                                USE OF PROCEEDS

  The Company will not receive any proceeds from the sale of shares by the Selling Stockholders. At the time of the Acquisition, the Company agreed to assume the costs of the Offerings (other than the underwriting discount) and to pay certain fees and expenses in connection with the sale of shares by the Selling Stockholders. See "Selling Stockholders."

                                DIVIDEND POLICY

  CDW has never declared or paid any dividends on the Class A Common Stock and has no current plans to pay dividends on the Class A Common Stock. The Company presently intends to retain earnings to support the growth of the Company's business. The payment of any future dividends will be determined by the Board of Directors in light of conditions then existing, including the Company's earnings, financial condition and capital requirements, restrictions in financing agreements, business conditions, certain corporate law requirements and other factors.

  CDW is a holding company and thus its ability to pay dividends on the Class A Common Stock depends on its subsidiaries' ability to pay dividends to CDW. The Company's financing agreements generally restrict the payment of dividends by CDW's subsidiaries to CDW or by CDW to its shareholders. See "Description of Certain Indebtedness."

                                CAPITALIZATION

  The following table sets forth the consolidated capitalization of the Company as of September 30, 1997. This table should be read in conjunction with the Consolidated Financial Statements and the notes thereto included elsewhere in this Prospectus.

                                                SEPTEMBER 30, 1997
                                         ------------------------------------
                                           HISTORICAL         PRO FORMA (1)
                                           ----------       -----------------
                                                   (UNAUDITED)
                                         (IN MILLIONS, EXCEPT SHARE DATA)
LONG-TERM DEBT:
 Borrowings under Credit Facilities.....   $          248.2    $          248.2
 Mortgage Notes.........................               64.2                64.2
 Other..................................                2.3                 --
                                           ----------------    ----------------
  Total long-term debt..................              314.7               312.4
                                           ----------------    ----------------
REDEEMABLE COMMON STOCK.................               40.3                 --
STOCKHOLDERS' EQUITY:
 Class A Common Stock, $.01 par value,
  2,000,000 shares authorized, 1,020,072
  issued and outstanding (2)............                --                  --
 Class B Common Stock, $.01 par value,
  2,000,000 shares authorized, none
  issued and outstanding................                --                  --
 Additional paid-in capital.............               93.3               104.2
 Other stockholders' equity.............                2.2                 2.2
 Retained earnings......................               48.1                79.8
                                           ----------------    ----------------
  Total stockholders' equity............              143.6               186.2
                                           ----------------    ----------------
    Total capitalization................   $          498.6    $          498.6
                                           ================    ================

--------
(1)Reflects the pro forma capitalization of the Company at September 30, 1997, after giving effect to (a) the termination of the redemption feature of certain common shares upon the consummation of the Offerings and (b) the
   issuance of    shares of Class A Common Stock upon the conversion of
   certain convertible notes issued in connection with prior acquisitions, which by their terms will mandatorily convert into shares of Class A Common Stock at the initial public offering price upon consummation of the Offerings. See "Description of Certain Indebtedness--Acquisition Notes."
(2)Does not include    shares of Class A Common Stock issuable upon the
   exercise of stock options outstanding at September 30, 1997. See "Management--Stock Option Plan."

                                   DILUTION

  As of September 30, 1997 the Company's pro forma net tangible book value was
$    or $    per share, after giving effect to (i) the termination of the redemption feature of certain common shares upon the consummation of the
Offerings and (ii) the issuance of    shares of Class A Common Stock upon the
conversion of certain convertible notes issued in connection with prior acquisitions, which by their terms will mandatorily convert into shares of Class A Common Stock at the initial public offering price upon consummation of the Offerings (the "Acquisition Notes"). After giving effect to estimated
expenses of $     million payable by the Company in connection with the
Offerings, pro forma net tangible book value of the Company at September 30,
1997 would have been $    million or $    per share of Common Stock. Assuming
an initial public offering price of $    per share of Class A Common Stock,
there would have been an immediate dilution of $    per share to purchasers of
the shares of Class A Common Stock in the Offerings ("New Investors"). Dilution is determined by subtracting adjusted net tangible book value per share after the Offerings from the amount of cash paid by a New Investor for one share of Class A Common Stock. The following table illustrates the per share dilution:

     Initial public offering price per share...........................     $
     Pro forma net tangible book value per share before the Offerings
      (1).............................................................. $
     Decrease in net tangible book value per share attributable to the
      Offerings........................................................
                                                                        ---
     Pro forma net tangible book value per share after the Offerings...
                                                                            ---
     Dilution per share to New Investors...............................     $

--------
(1) Net tangible book value per share as of a specified date represents net tangible assets (total tangible assets less total liabilities) divided by the number of shares of Class A Common Stock assumed to be then outstanding.

  The following table summarizes on a pro forma basis as of September 30, 1997, after giving effect to the issuance of Class A Common Stock upon conversion of the Acquisition Notes in connection with the Offerings, the differences between the existing stockholders and the New Investors with respect to the number of shares of Class A Common Stock purchased, the total consideration paid and the average price paid per share.

                         SHARES PURCHASED       TOTAL CONSIDERATION
                         -------------------    ----------------------   AVERAGE PRICE
                         NUMBER     PERCENT      AMOUNT      PERCENT     PAID PER SHARE
                         --------   --------    ---------   ----------   --------------
Existing Stockholders...                      %                        %     $
New Investors...........
                          --------    --------   ---------    ---------
 Total..................                      %  $                     %
                          ========    ========   =========    =========

  As of September 30, 1997, an aggregate of   shares of Class A Common Stock
were issuable upon the exercise of outstanding options at a weighted-average
exercise price of $     per share. If all options outstanding at September 30,
1997 were exercised or converted, the pro forma net tangible book value per
share immediately after completion of the Offerings would be $     . This
would represent an immediate dilution of $    per share to New Investors. See
"Management--Stock Option Plan," "--Stock Option Plan for Branch Employees" and "Description of Certain Indebtedness--Acquisition Notes."

                            SELECTED FINANCIAL DATA

  The following table sets forth (i) selected historical consolidated financial data of the Predecessor as of and for the fiscal years ended December 31, 1992 and 1993 and as of and for the two months ended February 28, 1994 and (ii) selected historical consolidated financial data of the Company as of and for the ten months ended December 31, 1994, as of and for the fiscal years ended December 31, 1995 and 1996 and as of and for the nine months ended September 30, 1996 and 1997. The selected historical consolidated financial data of the Predecessor have been derived from the Predecessor's financial statements, which have been audited by the Predecessor's accountants. The selected historical consolidated financial data of the Company as of and for the ten months ended December 31, 1994 and as of and for the fiscal years ended December 31, 1995 and 1996 have been derived from the Company's consolidated financial statements, which have been audited by Coopers & Lybrand L.L.P. The selected historical consolidated financial data of the Company as of and for the nine months ended September 30, 1996 and 1997 have been derived from unaudited interim consolidated financial statements of the Company and include, in the opinion of management, all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of the results of operations and financial position for and as of the end of such periods. Results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year or for any future period. The adjusted combined selected data for 1994 combines the audited results of operations of the Predecessor for the two months ended February 28, 1994 and of the Company for the ten months ended December 31, 1994. The adjusted combined selected data for the year ended December 31, 1994 does not purport to represent what the Company's consolidated results of operations would have been if the Acquisition had actually occurred on January 1, 1994. See the Consolidated Financial Statements of the Company and the accompanying notes thereto included elsewhere in this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                            SELECTED FINANCIAL DATA
                        (IN MILLIONS, EXCEPT SHARE DATA)

                       THE PREDECESSOR (1)        THE COMPANY                             THE COMPANY
                  ------------------------------- ------------   ADJUSTED   ---------------------------------------
                                      TWO MONTHS   TEN MONTHS    COMBINED
                     YEAR ENDED         ENDED        ENDED      YEAR ENDED      YEAR ENDED       NINE MONTHS ENDED
                    DECEMBER 31,     FEBRUARY 28, DECEMBER 31, DECEMBER 31,    DECEMBER 31,        SEPTEMBER 30,
                  -----------------  ------------ ------------ ------------ ------------------- -------------------
                    1992     1993        1994         1994       1994 (2)     1995      1996      1996      1997
                  -------- --------  ------------ ------------ ------------ --------- --------- --------- ---------
                                                                                                    (UNAUDITED)
INCOME STATEMENT
 DATA:
Sales, net......  $1,608.7 $1,570.8     $237.3      $1,398.5     $1,635.8   $ 1,857.0 $ 2,274.6 $ 1,668.3 $ 1,916.1
Gross profit....     261.5    238.1       32.5         230.0        262.5       321.0     405.0     295.7     340.0
Selling, general
 and
 administrative
 expenses.......     220.6    241.2       34.9         197.7        232.6       258.0     326.0     239.1     272.5
Depreciation and       8.3      7.9        1.2           7.5          8.7         7.3      10.8       7.9       8.4
 amortization...  -------- --------     ------      --------     --------   --------- --------- --------- ---------
Income (loss)
 from
 operations.....      32.6    (11.0)      (3.6)         24.8         21.2        55.7      68.2      48.7      59.1
Other income and
 expense, net...       2.0      1.7        --            --           --          --        --        --        --
Interest
 expense, net         15.6     14.2        2.4          17.6         20.0        15.8      17.4      12.9      14.9
 (3)............  -------- --------     ------      --------     --------   --------- --------- --------- ---------
Income (loss)
 before income
 taxes..........      19.0    (23.5)      (6.0)          7.2          1.2        39.9      50.8      35.8      44.2
Income (loss)
 before
 cumulative
 effect and
 extraordinary
 charge.........      11.5    (13.8)      (4.1)          3.6         (0.5)       25.1      32.5      22.8      26.6
Cumulative
 effect of
 change in
 accounting, net
 of taxes (4)...       --       1.6        --            --           --          --        --        --        --
Extraordinary
 charge, net of        --       --         --            --           --          8.1       --        --        --
 taxes (5)......  -------- --------     ------      --------     --------   --------- --------- --------- ---------
Net income        $   11.5 $  (15.4)    $ (4.1)     $    3.6     $   (0.5)  $    17.0 $    32.5 $    22.8 $    26.6
 (loss) (6).....  ======== ========     ======      ========     ========   ========= ========= ========= =========
Earnings per
 common share
 before
 extraordinary
 charge, net of
 taxes..........       --       --         --       $   2.84          --    $   16.43 $   22.57 $   15.54 $    9.05
Net earnings per
 common share
 (7)............       --       --         --           2.84          --         8.85     22.57     15.54      9.05
Shares used in
 per share
 calculation....       --       --         --        980,402                1,064,803 1,122,332 1,121,393 1,162,118
PRO FORMA DATA
 (8):
Pro forma
 earnings per
 common share
 before effect
 of redeemable
 common stock
 and
 extraordinary
 charge, net of
 taxes..........       --       --         --       $   3.68          --    $   23.60 $   28.93 $   20.30 $   22.90
                    DECEMBER 31,     FEBRUARY 28, DECEMBER 31,                 DECEMBER 31,        SEPTEMBER 30,
                  -----------------  ------------ ------------              ------------------- -------------------
                    1992     1993        1994         1994                    1995      1996      1996      1997
                  -------- --------  ------------ ------------              --------- --------- --------- ---------
                                                                                                    (UNAUDITED)
BALANCE SHEET
 DATA:
Adjusted working
 capital (9)....  $  244.5 $  224.8     $228.7      $  196.5                $   222.5 $   291.6 $   276.2 $   335.9
Total assets....     545.7    521.0      504.5         533.7                    581.3     773.5     746.0     896.3
Total long-term
 debt...........       --       --         --          180.6                    172.0     260.6     260.1     314.7
Redeemable
 common stock
 (8)............       --       --         --            6.1                     16.2      24.5      18.6      40.3
Stockholders'
 equity.........       --       --         --          105.0                    107.9     133.2     128.5     143.6

-------
 (1) Presents consolidated financial data of the Predecessor for the periods prior to the Company's acquisition of substantially all of the assets and certain liabilities of the Predecessor, effective February 28, 1994. See "Certain Transactions and Relationships--Westinghouse." Consolidated financial data of the Predecessor have been derived from the Predecessor's consolidated financial statements, which have been audited by the Predecessor's accountants. The Commission, in Staff Accounting Bulletin Number 55 (SAB 55), requires that historical financial statements of a subsidiary, division or lesser business component of another entity include certain expenses incurred by the parent on its behalf. These expenses include officer and employee salaries; rent; depreciation; advertising; accounting and legal services; other selling, general and administrative expenses; and other such expenses. The financial statements of the Predecessor include such adjustments, estimates or allocations as the management of the Predecessor's parent company believed necessary to reflect these expenses. Because of such items, certain aspects of the consolidated results of operations for periods prior to the period beginning February 28, 1994 are not comparable with those for subsequent periods.

                                         (footnotes continued on following page)

 (2) Presents adjusted combined results of operations of the Predecessor for the two months ended February 28, 1994 and of the Company for the ten months ended December 31, 1994. The adjusted combined operations data does not purport to represent what the Company's consolidated results of operations would have been if the Acquisition had actually occurred on January 1, 1994.
 (3) The Predecessor received a charge from its parent company in the form of interest expense for the portion of the parent company investment that, for internal reporting purposes, represented debt. For the years ended 1992 and 1993 and the two months ended February 28, 1994, approximately 40% of the average parent company investment was considered to be debt for internal reporting purposes. The effective annual interest rates for all periods was approximately 10%. This method of reporting interest expense for internal reporting purposes is not necessarily indicative of interest expense that would have been incurred had the Predecessor operated as a separate stand-alone entity.
 (4) Represents a charge, net of deferred taxes, for the cumulative effect of a change in accounting for postemployment benefits at January 1, 1993.
 (5) Represents a charge, net of taxes, relating to the write-off of unamortized debt issuance and other costs associated with the early termination of debt.
 (6) The Predecessor's results of domestic operations were included in the consolidated U.S. federal income tax return of its parent. The Predecessor's results of operations in Puerto Rico and certain operations in Canada were also included with other operations of the Predecessor's parent in the tax returns in those jurisdictions. For operations that did not pay their own income tax, the Predecessor's parent internally allocated income tax expense at the statutory rate after adjustment for state income taxes and several other items. The income tax expense and other tax-related information in the Predecessor's consolidated financial statements were calculated as if the Predecessor had not been eligible to be included in the consolidated tax returns of its parent (i.e., on a "stand-alone" basis). The calculation of tax provisions and deferred taxes necessarily required certain assumptions, allocations and estimates that the Predecessor's management believed were reasonable to accurately reflect the tax reporting for the Predecessor as if a stand-alone taxpayer.
 (7) For a description of the calculations of net earnings per common share, see Note 2 of Notes to Consolidated Financial Statements included elsewhere in this Prospectus.
 (8) Pro forma data represent earnings per common share calculated before the effect of the extraordinary charge and the redeemable common stock as described in Note 9 of Notes to Consolidated Financial Statements. Under certain conditions, the holders thereof have the right to require the Company to repurchase all of the redeemable shares and the exercisable portion of options. As a result of this redemption feature, the Company has provided for a reduction in earnings available to common stockholders to record the potential future repurchase obligation based on the annual increase in the fair value of the shares and exercisable options. These repurchase rights terminate upon consummation of an initial public offering. The accumulated reclassifications ($40.3 million at September 30, 1997) will be reversed upon consummation of the Offerings to increase paid-in capital and retained earnings, and the appreciation on redeemable common stock will be added back to earnings available to common stockholders.
 (9) Defined as trade accounts receivable plus inventories less accounts payable.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

  WESCO is the second largest electrical wholesale distributor in North America with approximately 320 branches located in 48 states and nine Canadian provinces. The Company sells over 210,000 products, sourced from over 6,000 suppliers, to more than 130,000 active customers. WESCO complements its product offerings with a range of services and procurement solutions. Growth in revenue is dependent upon several factors, including industry trends, general economic conditions and the ability of the Company to grow market share and consummate acquisitions. From 1993 to 1996 the Company's sales rose by 13.1% on a compound annual basis, while industry sales grew at a compound annual rate of 10.4% during the same period. The Company's ability to outpace the growth in the industry has resulted primarily from the launching of an aggressive acquisition program, which has added over $500 million in annualized sales since August 1995. The majority of these acquisitions occurred in 1996 and, as such, have had a greater effect on periods beginning with 1996.

  The Company's sales can be categorized as stock sales, special orders or direct shipments. Stock sales are filled directly from branch inventory and usually represent 40% to 45% of total sales. Direct ship orders are shipped to the customer by the manufacturer since generally they involve large orders or products that are too bulky to be easily handled and also represent 40% to 45% of total sales. Special orders are for products that are not ordinarily stocked in branch inventories and are ordered from the manufacturer pursuant to a customer's request. Special orders represent the remainder of total sales. Gross profit margins on stock and special order sales are approximately 50% higher than those on direct ship sales. Although direct ship margins are lower, operating profits are comparable since the inventory and handling costs associated with direct shipments are lower.

  The Company pays its sales force commissions based on a standard percent of billing margin dollars. Since stock and special order sales are typically at higher gross profit margins than direct ship sales, the commissions paid are also higher as a percent of sales.

  Since CDW acquired WESCO in early 1994, the Company has experienced a significant improvement in its income from operations, which has more than doubled from 1.3% of sales in 1994 to 3.0% of sales in 1996. This margin improvement has resulted primarily from (1) better leveraging of the Company's existing infrastructure due to growth in sales, (2) focusing on higher margin products and services such as National Accounts and (3) acquisitions of companies with average operating margins in excess of that for WESCO's existing business.

  At September 30, 1997, the Company's net adjusted working capital investment was $335.9 million, composed of $361.1 million in accounts receivable and $307.1 million in inventory, offset by $332.3 million in accounts payable. The Company is implementing a number of initiatives designed to improve its working capital performance, primarily in the area of inventory management. Such initiatives include (1) coordinating purchasing and inventory investment activities among groups of branches or "districts," (2) upgrading the logic of the automated stock replenishment programs used to supply branches from the distribution centers, (3) negotiating improved inventory return and consignment arrangements with important suppliers, (4) increasing the use of preferred suppliers and (5) shortening and stabilizing lead times between order and delivery from suppliers.

  The Company has historically financed its acquisitions, new branch openings, working capital needs and capital expenditures through internally generated cash flow and borrowings under its credit facilities. During the initial phase of an acquisition or new branch opening, the Company typically incurs expenses related to installing or converting information systems, training employees and other initial operating activities. In some acquisitions, the Company may incur expenses in connection with the closure of any of its own redundant branches. Historically, the costs associated with opening new branches, and closing branches in connection with certain acquisitions, have not been material. The Company has accounted for its acquisitions under the purchase method of accounting.

RESULTS OF OPERATIONS

  Information for the year ended December 31, 1994 has been derived by combining data for the two months ended February 28, 1994 with the ten months ended December 31, 1994 (Adjusted Combined). This computation permits comparison between the results for 1994, 1995 and 1996. The financial data for the two months ended February 28, 1994 were prepared on a "carve-out" basis of accounting where certain items, historically incurred by the Predecessor's parent company, were allocated to the Predecessor as the management of the Predecessor's parent company believed appropriate to fairly reflect the financial results. On February 28, 1994 the Company began stand-alone operations and eliminated such allocated costs. As a result of these factors, operating data after such date are not, in certain respects, directly comparable to periods ending at or prior to February 28, 1994. The following table sets forth the percentage relationship to net sales of certain items in the Company's Statement of Income for the periods presented:

                                                                 NINE MONTHS
                                                                    ENDED
                                     YEAR ENDED DECEMBER 31,    SEPTEMBER 30,
                                     -------------------------  --------------
                                      1994     1995     1996     1996    1997
                                     -------  -------  -------  ------  ------
Sales, net..........................   100.0%   100.0%   100.0%  100.0%  100.0%
Gross profit........................    16.0     17.3     17.8    17.7    17.8
Selling, general and administrative
 expenses...........................    14.7     14.3     14.8    14.8    14.7
                                     -------  -------  -------  ------  ------
Income from operations..............     1.3      3.0      3.0     2.9     3.1
Interest expense....................     1.2      0.9      0.8     0.8     0.8
                                     -------  -------  -------  ------  ------
Income before income taxes..........     0.1      2.1      2.2     2.1     2.3
Income taxes........................     0.1      0.8      0.8     0.8     0.9
                                     -------  -------  -------  ------  ------
Income before extraordinary charge..     --       1.3      1.4     1.3     1.4
Extraordinary charge, net of taxes..     --       0.4      --      --      --
                                     -------  -------  -------  ------  ------
Net income..........................     --       0.9%     1.4%    1.3%    1.4%
                                     =======  =======  =======  ======  ======

 NINE MONTHS ENDED SEPTEMBER 30, 1997 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1996

  NET SALES. Sales for the nine months ended September 30, 1997 were $1,916.1 million, compared with $1,668.3 million for the nine months ended September 30, 1996. This represented an increase of $247.8 million, or 14.9%. Sales of comparable branches (those open throughout both periods) rose 6.8%, with branches in the United States and Canada increasing 7.0% and 4.9%, respectively. Within the United States, the branches with a high volume of sales to utility customers experienced a somewhat higher level of comparable branch sales. The remaining sales increase can be attributed primarily to the nine companies acquired since the beginning of 1996. Sales of product from stock rose 23%, as compared to the prior period, increasing the mix of stock sales three percentage points to 48% of total sales. This was a result of several ongoing initiatives designed to increase stock sales, such as the continued emphasis on growing National Account sales, and, to a lesser extent, the impact of acquired company sales, which have tended to have a higher mix of stock sales. Direct ship sales rose 4% over the prior period. This sales increase was below that experienced by the Company in other areas and was primarily due to the slower growth in the non-residential construction market for commercial and industrial projects, which constitutes the majority of direct ship sales.

  GROSS PROFIT. Gross profit for the 1997 period was $340.0 million, compared with $295.7 million for the 1996 period. The increase of $44.3 million, or 15.0%, was primarily due to the higher sales volume in the 1997 period from both acquisitions and comparable branch operations. Gross profit as a percentage of sales increased to 17.8% in the 1997 period from 17.7% in the comparable 1996 period. In the 1996 period, approximately $9.3 million of gross profit was recorded in connection with a one-time international construction project with a gross profit margin that was substantially higher than the Company's usual margins on large construction projects.

Without this international order, the Company's gross profit margin would have been 17.6% in the 1996 period, compared to 17.8% for the 1997 period. The increase in the gross profit margin was primarily due to the increase in the mix of higher margin stock sales.

  SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses for the 1997 period were $280.9 million, compared with $247.0 million in 1996. This increase of $33.9 million, or 13.7%, was primarily due to expenses associated with the companies acquired in 1997 and 1996. Selling, general and administrative expenses as a percentage of sales decreased to 14.7% in 1997 from 14.8% in 1996. The decrease was primarily due to better leveraging of the Company's existing infrastructure. Depreciation and amortization increased by $0.5 million as a result of recent acquisitions.

  INTEREST EXPENSE. Interest expense increased by $2.0 million primarily due to the higher levels of borrowings outstanding associated with the acquisitions made since the beginning of 1996, partially offset by lower interest rates during the 1997 period.

  INCOME TAXES AND NET INCOME. The effective tax rate was 39.7% for the nine months ended September 30, 1997 compared to 36.3% for the same period in 1996. The increase in the effective tax rate was primarily due to the reduction of a valuation allowance for deferred tax assets in 1995 and 1996, which had the effect of reducing the income tax rate during those periods. The Company began its operations as a stand-alone entity in early 1994 with no history of generating taxable income. Accordingly, a valuation allowance was established for the net deferred tax assets that were generated during 1994. In 1995 and 1996, as the Company subsequently demonstrated an ability to utilize such deferred tax assets, the valuation allowance was reduced and had the effect of reducing the effective tax rate for both 1995 and 1996. Since the valuation allowance was reduced to zero during 1996, there was no similar effect on the 1997 tax rate. Net income in the 1997 period increased $3.8 million, or 16.7%, to $26.6 million from $22.8 million in the 1996 period, primarily as a result of the increase in gross profit, partially offset by the increase in operating expenses and a higher effective tax rate.

 1996 COMPARED TO 1995

  NET SALES. Sales for the year ended December 31, 1996 were $2,274.6 million, an increase of $417.6 million, or 22.5%, from $1,857.0 million for the year ended December 31, 1995. Approximately 74% of the sales increase was attributable to the seven acquisitions made during 1996 as well as the full-year effect of the two acquisitions made in the second half of 1995. The balance of the sales increase was due to the continued growth in the base of the existing business, with no significant differences in the growth rates of the various markets. Comparable branch sales increased 3.8% during the period, with branches in the United States increasing at a 5.1% rate and Canada declining at a 3.0% rate, reflecting a decline in the Canadian market overall, particularly for the construction project business.

  GROSS PROFIT. Gross profit for 1996 of $405.0 million increased 26.2%, or $84.0 million, over the $321.0 million recorded in 1995. The increase in gross profit was primarily due to the increase in sales discussed above. As a percent of sales, gross profit increased to 17.8% in 1996 from 17.3% in 1995. The one-time international construction project discussed above increased the gross profit margin by 0.2 percentage points. Without this project, the Company's gross profit margin would have been 17.6% in 1996. The remainder of this increase in the gross profit margin was attributable to the higher mix of stock sales in the acquired companies, which sales typically have higher margins.

  SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased $71.5 million, or 27.0%, to $336.8 million in 1996 from $265.3 million in 1995. This increase was primarily due to the expenses associated with the acquisitions discussed above, including $1.7 million of additional amortization of goodwill. As a percent of sales, selling, general and administrative expenses increased to 14.8% in 1996 from 14.3%. This increase was primarily due to the higher expense rate of the acquired companies, typically associated with their higher stock sales mix.

  INTEREST EXPENSE. Interest expense increased $1.6 million in 1996 to $17.4 million from $15.8 million in 1995 primarily due to the increased level of borrowings outstanding as a result of the nine companies acquired in 1995 and 1996, partially offset by lower interest rates during 1996.

  INCOME TAXES AND INCOME BEFORE EXTRAORDINARY CHARGE. The effective tax rate was 36.1% for 1996, compared to 37.0% for 1995. Income before extraordinary charge increased $7.4 million, or 29.5%, to $32.5 million in 1996 from $25.1 million in 1995. This increase was due to the higher sales and gross profit partially offset by the higher selling, general and administrative expenses discussed above.

  EXTRAORDINARY CHARGE. During 1996, the Company refinanced its revolving credit facilities and, as a result, wrote off $8.1 million, representing unamortized debt issuance costs net of applicable taxes.

 1995 COMPARED TO ADJUSTED COMBINED 1994

  NET SALES. Sales of $1,857.0 million in 1995 increased $221.2 million, or 13.5%, over the $1,635.8 million recorded in 1994. This increase was primarily due to the strong growth experienced by the Company in its existing branch operations. The Company's comparable branch sales grew by 14.6% in 1995 compared to 1994, with sales in the United States and Canada increasing 15.3% and 10.2%, respectively. Two acquisitions, completed late in 1995, also contributed approximately $15.0 million to sales during 1995.

  GROSS PROFIT. Gross profit for 1995 of $321.0 million increased $58.5 million, or 22.3%, from the $262.5 million recorded in 1994. The gross profit margin increased to 17.3% in 1995 from 16.0% in 1994, an improvement of 1.3 percentage points. This increase was due to a successful program the Company initiated during 1995 to reduce inbound transportation costs as a percent of sales and to a significant increase in supplier volume rebates associated with the increased sales volumes and new preferred supplier arrangements. The remainder of the increase was due to the reversal of the inventory step-up recorded as a purchase accounting adjustment to the Company's opening balance sheet, made as a result of the acquisition by CDW of WESCO, that had the effect of reducing 1994 gross profit.

  SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased by $24.0 million, or 9.9%, to $265.3 million in 1995 from $241.3 million in 1994. The increase was primarily due to the expenses associated with the increase in sales and related activities including wages, commissions and other incentive compensation. To a lesser extent, the increase was also associated with the two acquisitions made in late 1995. As a percent of sales, these expenses decreased to 14.3% in 1995 from 14.7% in 1994. The expense rate decline was due to the expenses growing more slowly than the sales increase, discussed above, as the Company was able to leverage its existing expense infrastructure over a larger sales base.

  INTEREST EXPENSE. Interest expense in 1995 decreased $4.2 million to $15.8 million from $20.0 million in 1994. The decrease was primarily due to the Company reducing its average outstanding borrowings as a result of cash flow generated from earnings and reductions in net working capital.

  INCOME TAXES AND INCOME BEFORE EXTRAORDINARY CHARGE. The effective tax rate was 37.0% for the year ended December 31, 1995. During the ten months ended December 31, 1994, the Company's effective tax rate was 50.0%. The majority of this change resulted from non-deductible permanent differences on lower pre-tax income. In 1995, income before extraordinary charge rose to $25.1 million from a loss of $0.5 million, representing an improvement of $25.6 million. This change was a result of the significant increase in comparable branch sales and gross profit discussed above, offset by the increase in expenses.

LIQUIDITY AND CAPITAL RESOURCES

  The Company's liquidity needs arise from seasonal working capital requirements, capital expenditures, interest and principal payment obligations and acquisitions. The Company has historically met its liquidity and capital investment needs with internally generated funds and borrowings under its existing credit facilities.

  For the nine months ended September 30, 1997, cash used for operating activities was $6.4 million compared to cash provided by operating activities of $5.2 million for the nine months ended September 30, 1996. The decrease in cash flows from operating activities was primarily due to the $36.1 million increase in net working capital offset by the $26.6 million in net income. The $42.3 million increase in receivables was, for the most part, due to the increased level of sales. The $38.0 million increase in inventories was due, in part, to the increased sales. Also, the Company increased its inventory investment in its five regional distribution centers by approximately $13.6 million during 1997, primarily in connection with the addition of certain supplier lines historically purchased directly by the branches. This initial increased investment is typical and will be offset as the Company reduces its existing investment in those supplier lines at the branch locations.

  Net cash used in investing activities was $23.1 million for the nine months ended September 30, 1997, compared to $90.7 million for the nine months ended September 30, 1996. The primary reason for the cash used in investing activities for the periods presented was acquisitions. The Company used $16.2 million and $84.8 million for acquisitions in the periods ended September 30, 1997 and 1996, respectively. The decrease was due to the reduced number of completed acquisitions in the 1997 period versus 1996.

  The Company's capital expenditures, excluding acquisitions, for the nine months ended September 30, 1997 were $8.2 million as compared to $6.7 million for the nine months ended September 30, 1996. Such capital expenditures were primarily for branch and distribution center facility improvements, forklifts and delivery vehicles and computer equipment and software. The increase in such expenditures reflects the necessary investments in fixed assets to position the Company for its growth plans. Capital expenditures for fiscal 1998 are expected to total approximately $12.0 million.

  The Company is in the process of modifying, upgrading or replacing its computer software applications and systems to accommodate the "Year 2000" changes required for correct recording of dates in the year 2000 and beyond. The Company does not expect that the cost of its Year 2000 compliance program will be material to its financial condition or results of operations. The Company believes that it will be able to achieve compliance by early 1999, and does not currently anticipate any material disruption in its operations. The Company does not currently have any information concerning the compliance status of its suppliers and customers. In the event that any of the Company's significant suppliers or customers do not successfully achieve Year 2000 compliance, the Company's business or operations could be adversely affected.

  Cash provided by financing activities decreased $35.8 million to $50.2 million for the nine months ended September 30, 1997 compared to $86.0 million for the nine months ended September 30, 1996. The decrease was due to reduced borrowings as a result of fewer completed acquisitions, and repayments on existing borrowings.

  At September 30, 1997, the Company had total long-term debt of $314.7 million. This indebtedness consisted of $248.2 million under existing credit facilities, $64.2 million associated with two mortgage notes issued to Westinghouse in connection with the Acquisition, and $2.3 million of notes in connection with certain acquisitions. The weighted average interest rate on the credit facilities at September 30, 1997 was 6.1%. This rate fluctuates with the LIBOR, Bankers Acceptance and Prime based lending rates. The existing credit facilities expire in February 2000 and have no principal payment requirements prior to that date. The Company expects to fund the $60 million aggregate purchase price of two acquisitions anticipated to close in January 1998 through $45 million of borrowings under its credit facilities and the issuance of $15 million of its unsecured notes, maturing by mid-1999. The mortgage notes mature in February 2001 with interest at approximately 8% per annum, which is computed semi-annually and added to the principal amount of the mortgage notes.

  Management believes that, following the consummation of the Offerings, the Company will have adequate resources and liquidity to meet its borrowing obligations, fund all required capital expenditures and pursue its business strategy for existing operations for the foreseeable future. However, the Company may require additional funding in order to pursue significant acquisition opportunities. Such acquisitions may be financed by bank borrowings, public offerings or private placements of equity or debt securities or a combination of the foregoing and may require the consent of the Company's existing lenders. There can be no assurance that the Company will be able to obtain such funds to finance significant future acquisitions.

INFLATION

  The rate of inflation, as measured by changes in the consumer price index, did not have a material effect on the sales or operating results of the Company during the periods presented. However, inflation in the future could affect the Company's operating costs. Price changes from suppliers have historically been consistent with inflation and have had little impact on the Company's profitability.

SEASONALITY

  The Company's operating results are affected by certain seasonal factors. Sales are typically at their lowest during the first quarter due to a reduced level of construction activity during the winter months. Sales increase during the warmer months beginning in March and continuing through November. Sales drop again slightly in December as the weather cools and also as a result of reduced level of activity during the holiday season. As a result, the Company reports sales and earnings in the first quarter that are generally lower than that of the remaining quarters.

QUARTERLY INFORMATION

  The following table presents unaudited quarterly operating results for each of the Company's last seven quarters as well as the percentage of the Company's sales represented by each item. This information has been prepared by the Company on a basis consistent with the Company's audited financial statements and includes all adjustments (consisting only of normal recurring adjustments) that management considers necessary for a fair presentation of the data. These quarterly results are not necessarily indicative of future results of operations. This information should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus.

                                            QUARTER ENDED
                         ------------------------------------------------------
                           MARCH 31      JUNE 30     SEPTEMBER 30  DECEMBER 31
                         ------------  ------------  ------------  ------------
                                        (DOLLARS IN MILLIONS)
FISCAL 1996:
Sales, net.............. $477.1 100.0% $584.6 100.0% $606.6 100.0% $606.3 100.0%
Gross profit............   89.3  18.7   102.4  17.5   104.0  17.1   109.4  18.0
Income from operations..   15.2   3.2    16.9   2.9    16.6   2.7    19.5   3.2
Net income..............    7.4   1.6     7.7   1.3     7.7   1.3     9.7   1.6
FISCAL 1997:
Sales, net.............. $576.7 100.0% $659.4 100.0% $680.0 100.0%
Gross profit............  104.4  18.1   114.7  17.4   120.9  17.8
Income from operations..   14.9   2.6    20.8   3.2    23.4   3.4
Net income..............    6.1   1.1     9.5   1.4    11.0   1.6

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

  In February 1997, the Financing Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings per Share." This Statement, which is effective for financial statements issued for periods ending after December 15, 1997, establishes standards for computing and presenting earnings per share ("EPS") and requires restatement of all prior period EPS data presented. Management believes that the implementation of the standard will not have a material effect on the Company's consolidated financial statements.

  In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and displaying comprehensive income and its components in a full set of general-purpose financial statements. This Statement, which is effective for financial statements issued for fiscal years beginning after December 15, 1997, requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. Additionally, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports.

  These Statements, which are effective for financial statements for fiscal years beginning after December 15, 1997, also establishes standards for related disclosures about products and services, geographic areas and major customers. Management is currently evaluating the implications of these Statements.

                                   BUSINESS

THE COMPANY

  WESCO is a leading full-line provider of products and related services in the electrical wholesale distribution industry with sales of $2.3 billion in 1996, an increase of more than $700 million since 1993. With its blend of national capabilities and extensive local geographic coverage, WESCO specializes in developing combined product and service solutions tailored to meet the specific needs of each of its customers. The Company is the second largest electrical wholesale distributor in North America and a leading consolidator in this highly fragmented, $67 billion industry. Through a network of approximately 320 branches located in 48 states and nine Canadian provinces, supported by five regional distribution centers, WESCO is able to serve virtually the entire U.S. and Canadian market. WESCO is particularly well positioned to meet the complex procurement needs of multi-site customers seeking total supply chain cost reduction through preferred alliances with fewer suppliers.

  WESCO offers a broad range of electrical, industrial and data communications products and services to a large and diversified customer base including (1) industrial companies from numerous manufacturing and process industries and original equipment manufacturers ("OEMs"), including manufacturers of factory-built homes and other modular structures, (2) contractors for industrial, commercial and residential projects, (3) investor-owned utilities, municipal power authorities and rural electric cooperatives and (4) commercial, institutional and governmental customers. The Company maintains over 130,000 active customer accounts, and stocks and distributes over 210,000 products, sourced from over 6,000 suppliers, ranging from basic wire to advanced automation and control products. WESCO complements its product offerings with a range of services and procurement solutions, including integrated supply, where it manages all aspects of the customer's supply process, and electronic commerce, where it employs technology to streamline business transactions.

  Since CDW acquired WESCO in 1994, management has realigned operations to achieve substantial growth in sales and profitability. Under its new leadership, the Company (1) reconfigured its branch network to focus on key customer markets, (2) significantly expanded its National Accounts marketing program, (3) launched the industry's most active acquisition program and (4) implemented a new incentive system for branch managers and sales personnel. As a result of these actions, sales have increased to $2.3 billion in 1996 from $1.6 billion in 1993, a compound annual growth rate of 13.1%, and operating income has increased to $68.2 million in 1996 from a loss of $11.0 million in 1993. Since August 1995, the Company has completed 11 acquisitions adding over $500 million in annualized sales.

INDUSTRY OVERVIEW

  The electrical wholesale distribution industry serves customers in the industrial, commercial, construction and utility markets. Electrical wholesalers provide logistical and technical services for customers by bundling together a wide range of products typically required for the construction and maintenance of electrical supply networks, including wire, lighting, distribution and control equipment and a wide variety of electrical supplies. The wholesale channel enables customers to efficiently access a broad range of products and has the capacity to deliver value-added services. Customers now expect distributors to provide a broader and more complex package of services as they seek to outsource non-core functions and achieve measurable cost savings in purchasing, inventory and supply chain management. As a result, electrical wholesalers have approximately doubled their share of total electrical products sold in the United States during the period 1972 to 1997, and sales by electrical wholesalers now represent approximately 60% of the U.S. electrical market.

  The electrical wholesale distribution industry in the United States is large, growing and highly fragmented. Industry sources estimate total electrical wholesale distributor sales at $67 billion for 1997, which represents a 9.6% compound annual growth rate over 1994 sales of $51 billion. The four largest wholesale distributors in the United States, including WESCO, control only 14% of total industry sales. No single distributor accounts for more than 5% of industry sales, and 57% of such sales are generated by distributors with less than $21 million in annual sales. In contrast, the much smaller Canadian market has achieved a high degree of concentration, with the top four distributors, including WESCO's Canadian branches, representing 64% of the market. In the United States, electrical distribution is still in the early stages of consolidation, unlike many other wholesale distribution industries which have undergone substantial consolidation in the past two decades, including electronics, pharmaceuticals, laboratory and medical products, foodservice and grocery supply.

  WESCO, by virtue of its national and local capabilities, financial resources and focused acquisition strategy, has the opportunity to lead industry consolidation and capitalize on customer demand for value-added services and procurement outsourcing.

BUSINESS STRATEGY

  WESCO's mission is to become the preeminent wholesale distributor of electrical and other products in each of its chosen markets by tailoring its product and service offerings to meet the differing requirements of its targeted customers. WESCO's fundamental business goal is to achieve growth in sales and profitability that is consistently above the industry average, through marketing and acquisition initiatives, leveraging its fixed cost structure and purchasing power, and improving working capital management. To achieve that goal, WESCO's business strategy emphasizes six elements:

  .LEVERAGE NATIONAL COORDINATION AND SCALE

  WESCO, with its national branch network in both the United States and Canada and the scale such network affords, has several competitive advantages:

  NATIONAL ACCOUNTS. WESCO offers multi-site agreements with the scope required by National Accounts--major customers such as Fortune 500 industrials and large utilities, who seek to coordinate their maintenance, repair and operating ("MRO") supplies purchasing activity across multiple locations. National Accounts are estimated to generate over $350 million in sales in 1997, representing a compound annual growth rate of 20% since 1995.

  PREFERRED SUPPLIER AGREEMENTS. WESCO enters into favorable preferred supplier agreements which provide for improved payment terms, volume rebates, marketing programs and geographic franchises.

  SPECIALIZED SALES FORCES. WESCO has specialized and technical sales forces to meet specific customer needs in National Accounts, data communications, automation and control, energy management, integrated supply and major construction projects. These sales forces are deployed and coordinated nationally to support marketing initiatives, program management and value-added services at the local branch level.

  REGIONAL DISTRIBUTION CENTERS. WESCO provides same-day shipment of a broad range of products to branches and direct to customers from five regional distribution centers, offering opportunities for economies in logistics and inventory management.

  .ENCOURAGE LOCAL ENTREPRENEURSHIP AND FLEXIBILITY

  A distributor's reputation is often determined at the local level, where timely supply and customer service are critical. Accordingly, WESCO grants its branch managers substantial autonomy in directing the branch sales force, configuring inventories, selecting markets served and developing local service options. Branches operate as separate profit and loss centers. WESCO's incentive system strongly encourages growth and profitability at the branch level, with a significant portion of the branch manager's compensation incentive based.

  While WESCO grants its branches a high degree of independence, they directly support and participate in national initiatives such as National Account sales, expansion of data communications product sales and marketing promotions with select manufacturers. Branches also benefit from standardized computer systems, preferred supplier agreements negotiated at the national level and a Company-sponsored quality initiative that has led to ISO 9002 certification for 85 branches. The Company believes that it has more ISO 9002 certified locations than any other distributor in any industry.

  .DELIVER VALUE-ADDED SERVICES

  WESCO offers a comprehensive portfolio of supply management services designed to create measurable value for its customers, including (1) assignment of on-site support personnel, (2) outsourcing of the entire MRO purchasing process, (3) inventory optimization programs, (4) participation in joint cost savings teams, (5) energy-efficient product upgrades, (6) safety and product training for customer employees and (7) process improvements using automation solutions. Such services are in increasing demand from industrial and utility customers seeking to improve asset utilization and reduce operating costs.

  In addition, WESCO is able to add accuracy and efficiency to its customer transactions by incorporating technologies such as electronic data interchange ("EDI"), electronic cataloging (such as CD-ROM and Internet ordering), on-line order entry and barcoded inventory replenishment.

  .FOCUS ON MARKETS WHERE WESCO HAS DEVELOPED DISTINCTIVE COMPETENCIES

  WESCO has developed distinctive competencies in several markets by aligning its branch network by principal market served. Business strategies, specialized personnel and locally tailored inventories are designed to match each market's requirements. WESCO targets customers with large, complex service and supply requirements in all markets where sophisticated sourcing, project management and logistical support are needed. To serve such customers effectively, the Company leverages its national capabilities, extensive local penetration and breadth of products and services offered.

  In the industrial market, WESCO has created a large National Accounts organization and networks of branch managers who share best practices for automotive, pulp and paper, petrochemical, steel, mining and food processing customers. In the construction market, WESCO enjoys a strong reputation for supporting customers on larger commercial and industrial projects with design assistance, cost estimating, sourcing and project management.

  In the utility market, cost and competitive pressures caused by industry deregulation have created an opportunity for WESCO to provide both MRO supplies and specialized electrical transmission and distribution products to large utilities, who expect wholesalers to supply both outsourced services and the distinctive products needed for maintenance of the electrical network. Large investor-owned utilities, who have traditionally bought directly from manufacturers, are under pressure to reduce their asset base and are shifting purchases to distributors such as WESCO, who can help optimize inventory levels and reduce costs. WESCO is the leading electrical wholesaler in this market.

  In the manufactured structures market, WESCO has a dedicated 17-branch network that provides just-in-time supply of both electrical and non-electrical products. WESCO is the leading electrical wholesaler in this market and has received several customer awards for service excellence, including the Fleetwood Enterprises' Circle of Excellence Award in each of the past four years.

  .DRIVE CONTINUOUS IMPROVEMENT IN PRODUCTIVITY AND PROFITABILITY

  WESCO believes a successful business strategy must include a commitment to continuous improvement in productivity and profitability. The Company is emphasizing the widespread use of innovative and disciplined approaches to managing its business processes, employee productivity and capital efficiency. These continuous improvement initiatives include (1) regular "zero based" re-evaluations of all facets of its business infrastructure, (2) activity-based costing to more accurately measure and enhance profitability by customer, supplier and other categories, (3) enhanced coordination of inventory management among suppliers, branches and regional distribution centers, (4) benchmarking, using competitive analysis and world-class best practices to set appropriate standards for expense management, working capital and employee and overall productivity, (5) increased investment in targeted areas such as sales force management and company-wide training and development and (6) application of technology to enhance information and decision support systems.

  .LEAD INDUSTRY CONSOLIDATION

  WESCO actively pursues acquisitions that complement its existing business. The Company's acquisition strategy has been to (1) accelerate expansion into key growth markets, (2) add important new customers, (3) enhance sales of acquired branches by immediately broadening the product and service mix, (4) expand local presence to better serve existing customers, (5) increase scale and breadth of relationships with manufacturers and (6) leverage existing infrastructure. The Company considers strategic acquisitions on a continuous basis. Since August 1995, WESCO has completed 11 acquisitions with 78 branch locations and annualized sales of over $500 million. Furthermore, as a result of these acquisitions, the Company has added major supplier relationships with Allen-Bradley, General Electric and Square D. Two further acquisitions are pending subject to certain closing conditions, which would add 11 locations and $150 million in estimated annual sales.

STRATEGY FOR CONTINUED GROWTH

  WESCO has increased sales by more than $700 million since year-end 1993, a compound annual growth rate in excess of 13%. The Company's plans for continued growth are as follows:

  .EXPAND PRODUCT AND SERVICE OFFERINGS

  WESCO intends to build on its demonstrated ability to introduce new products and services to meet customer demands and market opportunities. For example, the Company plans to expand its presence in the data communications market. The premise wiring systems market, a product category of the total data communications market, is large and growing, with estimated 1997 U.S. sales of $2.6 billion, representing a compound annual growth rate since 1993 of approximately 14%. In the past two years, WESCO has significantly increased its focus on this market, generating estimated sales of $104 million in 1997, up from $54 million in 1995. Led by its dedicated data communications sales team of approximately 70 people, and leveraging its general sales force, the Company intends to expand sales to new and existing customers, as well as broaden its offerings into other data communications product lines, such as outdoor wiring systems, active components and processors.

  In addition, the Company plans to expand the number of integrated supply programs with new and existing accounts. Given the success of its integrated supply initiatives to date and the rapid growth in the demand for such services anticipated by industry sources, WESCO sees a major opportunity to develop additional customer relationships by leveraging its comprehensive service and supply expertise.

  .GROW NATIONAL PROGRAMS

  WESCO has well-established National Account relationships with approximately 300 companies. National Accounts provide ongoing revenue through strategic multi-year agreements. The Company believes that it can expand revenue generated by its National Accounts program by (1) increasing its penetration of existing National Accounts, (2) shortening ramp-up time to full implementation, (3) adding new products to existing MRO agreements, (4) expanding agreements to include capital projects and (5) extending the program to new customers.

  In addition, through its Major Projects Group, the Company plans to intensify its focus on large construction projects, such as new stadiums, industrial sites, wastewater treatment plants, airport expansions, healthcare facilities and prisons. The Company intends to secure new contracts through
(1) aggressive national marketing of WESCO's demonstrated project management capabilities, (2) further development of relationships with leading construction and engineering firms and (3) close coordination with National Account customers on their renovations and new construction projects.

  .GAIN SHARE IN KEY LOCAL MARKETS

  WESCO has identified key geographic markets with a substantial base of potential customers and will use a combination of acquisitions, new branch openings and heightened sales and marketing efforts to gain market share. WESCO's executive marketing team, together with local branch managers, will work to expand the Company's program of detailed market analysis and opportunity identification on a branch-by-branch and product line basis. In addition, the Company intends to leverage relationships with preferred suppliers to increase sales of their products in local markets through various initiatives including (1) sales promotions, (2) cooperative marketing efforts,
(3) direct participation in National Accounts implementation, (4) dedicated sales forces and (5) product exclusivity.

  .EXECUTE ACQUISITION STRATEGY

  WESCO intends to lead consolidation in the fragmented electrical wholesale distribution industry. Since adopting its acquisition strategy in August 1995, the Company has been successful in adding more than $500 million in annualized sales, and will continue to evaluate acquisition opportunities to achieve the strategic objectives outlined under "--Business Strategy." After the Offerings, the ability, where appropriate, to use its shares to finance acquisitions should give the Company access to an expanded range of possible acquisitions. The Company seeks acquisitions that will be accretive to earnings and will significantly complement the organic growth of the business. The 11 acquisitions completed by the Company to date have collectively been accretive to its earnings.

  . ACCESS INTERNATIONAL OPPORTUNITIES

  WESCO believes in a pragmatic and profitable expansion of sales outside the United States and Canada. The Company intends to limit risk and maximize profit opportunities, principally by following its National Account customers and key suppliers into their non-U.S. markets. For example, the Company has opened a branch in Mexico City, where many current customers have plant operations and where WESCO has been granted the highly regarded Allen-Bradley franchise. Other opportunities to grow international sales include expanding the network of independent export sales representatives outside of North America, increasing the number of North American-based export sales offices and building closer relationships with global engineering, procurement and constructions firms.

ACQUISITIONS

  In mid-1995 the Company launched its program to make acquisitions that complement its existing business. See "--Business Strategy." Since August 1995, the Company has completed 11 acquisitions, with 78 branch locations and annualized sales of over $500 million. Two further acquisitions are pending, subject to certain closing conditions, which would add 11 locations and $150 million in annualized sales. These acquisitions and the key rationale for each are summarized below.

                                                       NUMBER
                                                         OF      ANNUAL
  YEAR            COMPANY             HEADQUARTERS    BRANCHES SALES (1)                    KEY RATIONALE
  ----   ------------------------   ----------------- -------- ---------- --------------------------------------------------
                                                               (MILLIONS)
 1995    Fife Electric              Detroit, MI           1       $ 42    Capitalized on strong relationships with auto
                                                                           manufacturers and introduced Square D franchise.
         Manufactured Housing       Monroe, NC            1          5    Expanded product offering for
          Supply                                                           Manufactured Structures customers.
 1996    Murco, Inc.                Monroe, LA            3         14    Leveraged systems integration capabilities
                                                                           with paper and wastewater customers.
         Standard Electric          Bangor, ME            9         25    Improved coverage of pulp and paper
          Company, Inc.                                                    National Accounts.
         EESCO, Inc.                Chicago, IL          36        288    Increased Midwest industrial presence and
                                                                           introduced Allen-Bradley franchises.
         Hamby-Young                Aurora, OH            2         22    Introduced turnkey substation capabilities
                                                                           into WESCO's branch network.
         Nevada Electric Supply     Las Vegas, NV         1          5    Expanded into growing Las Vegas market.
         Power Supply, Inc.         Houston, TX           5         20    Enhanced utility market share in Texas.
         Ace Electric               Jacksonville, FL     11         44    Expanded Allen-Bradley franchise in the Southeast.
 1997    Diversified Electric       Little Rock, AR       2         28    Further consolidated utility leadership in
                                                                           Southeast.
         Maydwell & Hartzell        Brisbane, CA          7         24    Built utility leadership in West.
                                                        ---       ----
                                      TOTAL COMPLETED    78        517
 Pending Avon Electrical            Hauppauge, NY         2         80    Expand presence in metropolitan
          Supplies, Inc.                                                   New York.
         Brown Wholesale Electric   Sun Valley, CA        9         70    Expand industrial/construction market
          Company                                                          share in Southwest.
                                                        ---       ----
                                      TOTAL PENDING      11        150
                                                        ---       ----
                                      TOTAL              89       $667
                                                        ===       ====

--------
(1) Represents the Company's estimate of annual sales volume at the time of acquisition, based on the Company's review of internal and/or audited statements of the acquired business.

  The largest acquisition completed to date was EESCO, Inc. ("EESCO"), the eighth largest electrical wholesale distributor in the United States at the time it was acquired by WESCO in April 1996. As a result of the EESCO acquisition, WESCO increased coverage in the key Chicago and Minneapolis markets, acquired important new supplier relationships (Allen-Bradley and General Electric), increased scale and realized cost savings through the consolidation of branches and the reduction of selling, general and administrative expenses. WESCO has substantially increased the sales and profitability of EESCO by (1) increasing investment capital for new and existing EESCO branches, (2) expanding EESCO's technical support group and (3) including EESCO branches in National Account programs and preferred supplier agreements. Since its acquisition, EESCO's annual net sales have increased to an estimated $342 million for 1997 from $288 million for 1995.

  In December 1997, WESCO entered into definitive agreements to acquire the electrical distribution businesses of Avon Electrical Supplies, Inc., and its affiliates ("Avon Electrical") and Brown Wholesale Electric

Company ("Brown Wholesale"). Both transactions are scheduled to close in January 1998, subject to certain closing conditions. Avon Electrical, operating at two branch locations, is a leading distributor in the New York metropolitan area. Brown Wholesale operates from seven branch locations in California and Hawaii and two in Arizona, where it is the leader in the high-growth Phoenix market. These acquisitions will add approximately $150 million in annualized sales. WESCO intends to fund the aggregate purchase price of approximately $60 million, subject to post-closing adjustments, through $45 million in borrowings under its existing credit facilities, and issuing $15 million aggregate principal amount of its unsecured notes, maturing by mid-1999. Up to $5 million of such notes may be converted to shares of Class A Common Stock at the initial public offering price at the election of the holder, which election is required to be made prior to the Offerings. In connection with the Avon Electrical acquisition, two principals of the seller will have the right to purchase up to an aggregate 1,993 shares of Class A Common Stock at a purchase price of $250.97 per share.

PRODUCTS AND SERVICES

  WESCO's network of branches and distribution centers contains approximately 210,000 unique product stock keeping units ("SKUs"), and the average branch routinely maintains in its warehouse stock approximately 4,000 to 8,000 SKUs. The six major product groups currently distributed are (1) supplies, including fuses, terminals, connectors, boxes, fittings, tools, lugs and tapes, (2) distribution equipment, including circuit breakers, transformers, switchboards, panelboards and busway, (3) lighting, including lamps, fixtures and ballasts, (4) wire and conduit, including wire, cable, steel conduit and PVC conduit, (5) control, automation and motors, including motor control centers, drives, programmable logic controllers, pushbuttons and operator interfaces, and (6) data communications, including premise wiring, patch panels, terminals, connectors, hubs and routers. WESCO's sales mix by product group for 1996 was as follows:

      PRODUCT                                              PERCENT OF 1996 SALES
      -------                                              ---------------------
      Supplies............................................           29%
      Distribution Equipment..............................           22
      Lighting............................................           18
      Wire & Conduit......................................           17
      Control, Automation & Motors........................           11
      Data Communications.................................            3

  In conjunction with product sales, WESCO offers customers a menu of services and procurement solutions that draws on its product and supply management expertise and systems capabilities. These services range from multi-site National Account programs to on-site integrated supply.

  NATIONAL ACCOUNTS. WESCO's national platform, strong branch network and product breadth give it the capacity to offer multi-site agreements with the scope required by National Accounts--major customers such as Fortune 500 industrials and large utilities. The typical National Account customer seeks total supply chain cost reductions by coordinating purchasing activity for MRO supplies across multiple locations. Through rigorous selection processes, these customers dramatically reduce their electrical supply base--often from several hundred suppliers to just one--with expectations for measurable cost reductions, high levels of service and consistent product and pricing across all locations.

  As a result of its implementation processes, WESCO is able to consistently document double-digit savings within the first year of program launch. Comprehensive roll-out plans establish jointly-managed implementation teams at the local and national level to prioritize activities, track progress against objectives, and identify key performance measures. The Company is increasingly involving its preferred suppliers early in the implementation process, where they can contribute expertise and product knowledge to accelerate program ramp-up and the capture of savings. In the first year of its relationship with a 17-location National Account customer in the pulp and paper industry, for example, WESCO documented savings of more than 17% over 12 savings categories, including unit price reductions, inventory reductions, energy savings and application engineering.

  In another instance, WESCO's sales to a National Account customer in the petrochemical industry have grown steadily from $4.4 million in 1994 to $10.8 million in 1996. WESCO documented total cost savings of $1.4 million as a result of its initiatives at the customer's ten major refineries. During 1997, the Company delivered additional savings through a variety of continuous improvement initiatives, including remote electronic updates of contract pricing in the customer's computer system and product standardization for high-volume commodities. WESCO's performance has led to international supply opportunities with this customer.

  INTEGRATED SUPPLY PROGRAMS. The Company's integrated supply programs offer customers a variety of services to support their objectives for improved supply chain management. WESCO integrates its personnel, product and distribution expertise, electronic technologies and service capabilities with the customer's own internal resources to meet particular service requirements. Each integrated supply program is uniquely configured to deliver a significant reduction in the number of MRO suppliers, reduce total procurement costs, improve operating controls and lower administrative expenses.

  WESCO can act as the customer's "integrator," responsible for selecting and managing suppliers of a wide range of MRO and OEM products. WESCO may also develop a customer's integrated supply program in collaboration with one or more distributors of complementary product lines. Major national distributors have joined with WESCO in both formal and informal "alliances" to generate cross-sales opportunities, share market expertise and execute integrated supply agreements. In one case, a petrochemical customer directed WESCO, which was already furnishing electrical and related supplies to its West Coast refinery, to work with a safety distributor and a pipe, valve, and fitting distributor to jointly design and operate an "integrated supply warehouse." Three on-site specialists, one from each company, now manage the customer's inventory, make daily deliveries to over 100 use points, and replenish parts bins throughout the refinery.

  ELECTRONIC COMMERCE. WESCO enhances its ability to service customers accurately and efficiently by incorporating technologies such as EDI, electronic mail, electronic cataloging (such as CD-ROM and Internet ordering), direct order entry and barcoded bin labelling to streamline inventory replenishment. WESCO also employs technological and logistical innovations in its internal operating processes to improve customer service, including paperless warehousing, cross-docking, barcoding and automatic stock replenishment.

SUPPLIERS AND PURCHASING

  WESCO's supplier relationships are strategically important to the Company, providing access to a wide range of products, technical training and sales and marketing support. Manufacturers often take an active role in marketing products to the customer by deploying their own sales force and/or independent manufacturers' representatives to work together with wholesalers. WESCO's rapid growth, size, geographic scope and marketing initiatives with large, high profile customers make it an attractive partner for manufacturers. As a result, WESCO has been able to negotiate broad access to most product lines, including preferred arrangements with regard to volume discounts, payment terms, marketing support and logistics.

  The Company purchases products from a diverse group of over 6,000 suppliers. Through September 30, 1997, ten suppliers accounted for 44% of the Company's purchases, with 200 suppliers accounting for 85% of purchases. The largest of these was Eaton Corporation, through its Cutler-Hammer division, successor to the Distribution and Control Business Unit of Westinghouse, accounting for 18% of total purchases. No other supplier accounted for more than 6%. WESCO's ten largest suppliers, based on 1997 year-to-date purchases through September 30, 1997, and their principal product lines are as follows:

               SUPPLIER              PRODUCT LINE
               --------        ------------------------
            Cutler-Hammer      Distribution and Control
            Allen-Bradley      Control and Automation
            Asea Brown Boveri  Transformers
            Philips Lighting   Lamps
            Southwire Company  Wire and Cable
            Cooper Lighting    Lighting Fixtures
            Thomas & Betts     Supplies
            Lithonia Lighting  Lighting Fixtures
            Crouse Hinds       Fittings
            Okonite            Wire and Cable

  The Company has preferred supplier agreements with approximately 150 of its suppliers. The Company purchases approximately 60% of its stock inventories from suppliers pursuant to these agreements. Consistent with industry practice, most of the Company's agreements with suppliers, including both distribution agreements and preferred supplier agreements, are terminable by either party on no more than 60 days notice. See "Risk Factors--Key Suppliers; Maintenance of Supply; Interruption of Distribution Center Operations."

  In order to capitalize on its buying power as a national network, the Company has increasingly centralized buying by moving a larger proportion of branch stock through its five regional distribution centers. To preserve local flexibility in tailoring their inventories to meet local customer requirements, branches are offered the option of purchasing a choice of competing lines from the distribution centers.

  The Company has a product management group to manage key supplier relationships, including negotiating preferred supplier agreements, managing cooperative marketing funds, organizing product training, developing joint marketing plans with suppliers, evaluating supplier performance and driving continuous improvement programs.

MARKETS AND CUSTOMERS

  WESCO has a large customer base diversified across its principal markets. The Company maintains current credit files on approximately 130,000 accounts. With no customer accounting for more than 2% of sales, the Company is not dependent on any single customer. WESCO's broad customer base includes (1) industrial companies from numerous manufacturing and process industries, and OEMs, including manufacturers of factory-built homes and other modular structures, (2) contractors for industrial, commercial and residential projects, (3) investor-owned utilities, municipal power authorities and rural electric cooperatives and (4) commercial, institutional and governmental ("CIG") customers.

  INDUSTRIAL--MRO CUSTOMERS. Sales to industrial MRO customers accounted for approximately 16% of the electrical wholesale market and, together with original equipment manufacturers, 40% of the Company's sales in 1996. Electrical products are needed to maintain and upgrade the electrical network at all industrial sites. Expenditures are greatest in the heavy process industries, such as pulp and paper and petrochemical. Typically, electrical MRO is the first or second ranked product category by purchase value for MRO. Other MRO product categories might also include, among other things, lubricants; pipe, valves and fittings; fasteners; and power transmission products. MRO activity has been difficult for industrial users to manage, as it is characterized by a fragmented supply base, a high volume of low dollar transactions, poor usage and cost information and relatively high inventory levels. For example, it would not be unusual for a customer to inventory as many as 10,000 MRO SKUs. Furthermore, customers are sensitive to supply reliability, since a lack of critical spares could cause an entire manufacturing process to shut down.

  The Company is responding aggressively to the needs of this market, particularly for the high-use customers in heavy process industries. To more efficiently manage the MRO process on behalf of its customers, WESCO offers a menu of supply management services, including (1) inventory optimization programs, such as product standardization and substitution, (2) joint cost savings teams, (3) outsourcing of the entire MRO purchasing process, (4) energy-efficient product upgrades, (5) product and safety training for customer employees and (6) assignment of on-site support personnel. The Company's most distinctive service is its National Accounts program, with the ability to offer multi-site agreements to large industrial customers to ensure local supply with nationwide consistency in product and pricing.

  INDUSTRIAL--OEM CUSTOMERS. Sales to industrial OEM customers accounted for 9% of the electrical wholesale market in 1996. These customers incorporate electrical assemblies and components into their own products and typically require a reliable, high-volume supply of a narrow range of electrical items. The wholesale channel generally serves the smaller and medium-sized OEMs, while the larger OEMs typically purchase directly from manufacturers. Customers in this segment are price and service sensitive due to the volume and the critical nature of the product used. OEMs also expect value-added services such as design and technical support, just-in-time supply and electronic commerce. While prices tend to be lower in this market due to usage volume, long-term relationships are typical, which leads to an efficient supply process and stable, high volume.

  The Company addresses this market by (1) providing experienced, technically-oriented sales specialists who assist in product specification and selection, prototype development and supplier coordination, (2) offering supply management services similar to those provided to industrial MRO customers, (3) securing access to product lines that are commonly specified by OEMs, (4) working with suppliers on product application development and (5) offering specialized packaging or kitting services that bring efficiencies to the customer's manufacturing process.

  The Company is the leading electrical wholesaler in the manufactured structures market, a particular type of OEM. For the past several years the Company has been expanding its service to these customers by offering non-electrical products such as structural components, air conditioning units, plumbing fixtures, cabinets and kitchen ventilation equipment.

  ELECTRICAL CONTRACTORS. Sales to electrical contractors accounted for 40% of the electrical wholesale market and approximately 38% of the Company's sales in 1996. These customers range from large contractors for major industrial and commercial projects, the customer types which WESCO principally serves, to small residential contractors who represent a small portion of WESCO's sales. Electrical products purchased by contractors typically account for approximately 40% to 50% of the total installed cost, and therefore accurate cost estimates and competitive material costs are critical to a contractor's success in winning projects at a profit. Contractors choose wholesale suppliers on the basis of price, availability and various support services such as design assistance, bill of material development, credit policies and inventory management.

  The Company is one of the industry leaders in serving the complex needs of large commercial and industrial contractors, and has established a Major Projects Group to focus some of its most experienced personnel on serving the needs of the top 50 U.S. electrical contractors on a multi-regional basis. The Company also offers a comprehensive range of services to meet the needs of contractors, including commodity blanket purchase agreements, on-line ordering, CD-ROM catalogs, on-site trailers, lighting and distribution equipment lay-outs and access to low voltage products, especially data communications. The Company has also worked to strengthen its relationships with independent manufacturers' representatives who provide additional sales coverage, technical assistance and training on behalf of manufacturers.

  UTILITIES. Sales to utilities accounted for 4% of the electrical wholesale market and approximately 14% of the Company's sales in 1996. These customers include large investor-owned utilities, smaller rural electric cooperatives and municipal power authorities. Traditionally, investor-owned utilities have purchased product directly from manufacturers, while smaller rural electric cooperatives and municipal power authorities have been supplied by electrical wholesalers, including WESCO. Both large and small utility customers require relatively high dollar volumes of specialized product to maintain the electrical network. Access to these specialized utility products is limited by geographic franchises granted by manufacturers. These products are, therefore, not generally available to all electrical wholesalers at the pricing required by utility customers.

  Recent trends in the utility industry favor utility-oriented electrical wholesalers, particularly WESCO, which is the leading electrical wholesaler to this market, with approximately a 13% share. The most important trend is the deregulation of utility power generation, which has forced large utilities to seek better asset utilization and cost savings in all aspects of their operations, including purchasing and supply management. Investor-owned utilities, in focusing on their core business, have moved to outsource certain supply functions to wholesalers in order to reduce costs and enhance cash flow. For example, WESCO has been selected for supply management agreements with large utilities such as ComEd, PECO Energy and Wisconsin Electric Power Company.

  COMMERCIAL, INSTITUTIONAL AND GOVERNMENTAL CUSTOMERS. Sales to CIG customers accounted for 21% of the electrical wholesale market and approximately 8% of the Company's sales in 1996. This is a fragmented market which includes schools, hospitals, property management firms, retailers (not for resale) and government agencies of all types. These customers typically have less complex product and service needs than large contractors or industrial and utility customers. WESCO's locally oriented and entrepreneurial branch operations are well positioned to serve these customers. The Company's National Accounts strategy also extends to multi-site financial institutions, department stores and amusement parks. National retail or service chains tend to favor distributors such as WESCO who can meet their recurring needs at dozens or hundreds of store or office locations.

  OTHER ELECTRICAL CUSTOMERS. Sales to other electrical customers accounted for 10% of the electrical wholesale market and less than 1% of the Company's sales in 1996. These customers include the general public, retailers (for resale), farmers and other wholesalers.

  DATA COMMUNICATIONS CUSTOMERS. The growing market for data communications products includes (1) all aspects of facilities and premise wiring for data networks and (2) electronic devices and processors that transmit and manage the data flowing through a network. Because of the convergence of voice, data, and video applications, the data communications market consists of a wide range of new products and manufacturers that are not included in the estimates for the electrical industry. The premise wiring component of the data communications market is estimated by industry sources to grow to approximately $5 billion in total sales by the year 2001, with as much as $3 billion of this sales potential falling outside the usual projections for the electrical industry.

DISTRIBUTION NETWORK

 BRANCH NETWORK. The Company operates a system of approximately 320 branches, of which approximately 265 are located in the United States, approximately 50 are located in Canada and the remainder are located in Puerto Rico, Mexico and Guam. The Company also has sales offices in four other international locations and operates a network of branches under management contract in Saudi Arabia. Approximately 30% of branches are owned facilities, and the remainder leased facilities. WESCO's branches were initially opened in markets with a minimum population of 50,000 or in close proximity to major customers. Over the last two years the Company has opened approximately 15 branches per year, principally to service National Account customers.

  The size of individual branches within the Company's nationwide network varies broadly. In 1996, the Company's branches had annual sales as high as $40 million, with an average of approximately $8 million. A representative branch employs 10 to 15 people and typically stocks a product mix of 4,000 to 8,000 SKUs, tailored to its local customer base. Customers can place orders at the branches through facsimile, telephone, mail, EDI, on-line order entry or counter appearances.

  WESCO grants its branch managers substantial autonomy in directing the branch sales force, configuring inventories, selecting markets served and developing local service options. Branches operate as separate profit and loss centers. A key aspect of the Company's growth strategy is to encourage higher levels of productivity by creating appropriate economic incentives for branch managers through a mix of bonuses and stock options tied to the branch's growth and profit improvement. Since the Acquisition and the implementation of this incentive system, the Company's average compensation for branch managers has increased by approximately 60%. See "Management--Stock Option Plan for Branch Employees."

  DISTRIBUTION CENTERS. To support its branch network, the Company has a system of five regional distribution centers ("DCs") which supply approximately 20% of total purchases (45% of stock purchases). The following is a summary description of the DCs:

   LOCATION         SQUARE FEET         REGIONS SERVED           LEASED/OWNED
   --------         -----------   --------------------------   ----------------
   Warrendale, PA     252,699     Eastern United States        Owned and Leased
   Sparks, NV         195,800     Western United States        Leased
   Byhalia, MS        148,000     Southeastern United States   Owned
   Dorval, QE          97,000     Eastern and Central Canada   Leased
   Burnaby, BC         34,341     Western Canada               Owned

  The DCs add value to customers in the following ways: (1) shorter lead times for product supply; (2) better product availability due to the breadth and depth of stock; (3) same day shipments for orders received up to 8:30 p.m.; and (4) central order handling and fulfillment for certain multi-site customers. In addition to creating value for customers, the DCs improve the Company's supply chain management through: (1) automatic replenishment of branch stock; (2) on-line ordering for branches; (3) redeployment of slow-moving branch stock; (4) automation of branch purchasing administration; (5) bulk purchasing to achieve order discounts; and (6) advanced distribution techniques such as paperless picking, flow racking, barcoding, weight verification, electronic freight management and cross-docking. Suppliers also benefit from the DCs due to larger order sizes and lower transportation costs. DCs ship to branches every day, for same-day orders or orders previously generated through the Company's computerized automated stock replenishment system.

  TRANSPORTATION AND LOGISTICS. WESCO offers its customers a variety of delivery methods, including: (1) direct shipment from the manufacturer, which is employed for many large orders and engineered products; (2) branch shipment, which is used for the large majority of stock and special order sales; (3) branch pick-up, which is used by some customers, particularly contractors, for their day-to-day business; and (4) shipment from a DC on an exception or emergency basis, since DCs are primarily used to replenish branch stock.

  Typically, manufacturers pay freight charges for inbound shipments to DCs, branches or customers. In some instances, prepaid freight terms are contingent upon the Company meeting certain minimum order requirements. For some suppliers and where it results in lower overall transportation costs, the Company has negotiated pick-up allowances in lieu of prepaid freight.

SALES ORGANIZATION

  GENERAL SALES FORCE. The Company's general sales force is based at the local branches, and comprises approximately 2,000 sales personnel, split equally between outside sales representatives and inside sales personnel. Outside sales representatives, who have an average of more than eight years of experience at the Company, are paid under a compensation structure which is heavily weighted towards commissions. They are responsible for making direct customer calls, performing on-site technical support, generating new customer relations and developing existing territories. The inside sales force is the support organization for the outside sales force and is a key point of contact for responding to routine customer inquiries such as price and availability requests and for entering and tracking orders.

  NATIONAL ACCOUNTS. The Company has what management believes to be the largest National Account sales force in the industry, led by an experienced group of sales executives who negotiate and administer contracts, coordinate branch participation, identify sales and service opportunities. National Accounts managers' efforts are aligned by targeted customer industries, including automotive, pulp and paper, petrochemical, steel, mining and food processing.

  DATA COMMUNICATIONS. Data communications products are supported by a dedicated sales force of approximately 70 inside and outside representatives who focus primarily on the premise wiring systems market. This team is supported by additional resources in purchasing, inventory management, product training, product management and regional sales management. The Company also operates a training facility where customers and the general sales force can receive industry-recognized certification in product installation.

  INDUSTRIAL AUTOMATION SPECIALISTS. According to industry estimates, sales of automation and control products are growing faster than the overall industry average as technology advances and industrial firms of all types seek more productive processes. The service hallmark of the Company's EESCO Division is its specialization in automation and control products. Its general sales staff is highly trained in assisting customers with process control applications, and a separate staff of 58 technical support and automation specialists provides sales assistance for analysis, design, specification and implementation. In addition, other WESCO branches which primarily serve industrial MRO and OEM customers draw on a dedicated staff of technically trained industrial automation specialists, who are strategically located in selected high-potential market areas and provide support and assistance to multiple branches. Overall, a total of approximately 90 automation and control specialists are currently employed throughout WESCO.

  MAJOR PROJECTS GROUP. In 1995, WESCO established a group of highly experienced sales managers to target, on a national basis, the market for large construction projects with electrical material valued in excess of $1 million. WESCO's approach distinguishes it from almost all of its competitors, who typically handle even the largest construction projects on a local basis. Through the Major Projects organization, WESCO can meet the needs of contractors for complex construction projects such as new stadiums, industrial sites, wastewater treatment plants, airport expansions, healthcare facilities and prisons.

CANADA

  To serve the Canadian market, WESCO operates a network of approximately 50 branches in nine provinces. Branch operations are supported by two distribution centers located near Montreal and Vancouver. With sales of approximately US$257 million, Canada represented 11% of total Company sales in 1996. The Canadian market for electrical wholesale is considerably smaller than the U.S. market, with roughly US$2.4 billion in total sales according to industry sources. The Canadian market is also far more concentrated than the U.S. market, with Westburne (33% share), Guillevin, owned by Consolidated Electrical Distributors (12% share), WESCO's Canadian branches (11% share) and Sonepar (8% share) collectively representing 64% of the market, compared to 14% for the top four U.S. wholesalers.

  WESCO's Canadian operations have a strong reputation for serving the needs of medium and large contractors, which in 1996 represented 63% of WESCO's Canadian sales. More recently, the Company has been successful in growing sales with industrial customers, through marketing of control products and the development and expansion of instrumentation product sales. National Account programs are also being successfully applied to this market, building on the Company's U.S. experience with industrial customers. Data communications product sales have grown rapidly in Canada from a negligible amount in 1993 to an estimated 5% of total Canadian sales in 1997.

INTERNATIONAL

  WESCO is continuing to build its international presence outside of the United States and Canada, principally by following its National Account customers and key suppliers into their high-growth markets, thereby limiting start-up risk and maximizing profit opportunity. Other opportunities to grow international sales include expanding and improving the quality of the network of independent export sales representatives outside of North America, increasing the number of North American-based export sales offices and building closer relationships with global engineering, procurement and construction firms. With sales of approximately US$25 million, international sales (excluding Canada) represented 1% of total Company sales in 1996. The Company channels its international sales principally through 13 sales offices, six of which are located within North America (export offices) and seven of which are in international locations, and through sales representatives in 22 foreign countries.

  WESCO plans to open additional branches in the Mexico City area, where the Company has the highly regarded Allen-Bradley franchise for the Federal District and three surrounding states. The Company estimates that the Mexico City market area represents 40% of total purchases in the $1.5 to $2.0 billion Mexican market.

  A sales contact database of the foreign locations of WESCO's National Account customers is under development. It is estimated that over 1,000 plant sites outside of North America will eventually be covered by a direct sales and telemarketing program.

MANAGEMENT INFORMATION SYSTEMS

  WESCO's corporate information system, WESCOM, provides low-cost, highly functional processing of business transactions. WESCOM performs services necessary to support the full range of business operations, such as customer service, inventory and logistics management, accounting and administrative support. The system has been upgraded with decision support, executive information system analysis and retrieval capabilities to provide detailed income statement and balance sheet variance and trend reporting at the branch level. The system also provides activity based costing capabilities for analyzing profitability by customer, supplier, sales representative and shipment type. Sales and margin trends and variances can be easily analyzed by branch, customer, product category, supplier, or account representative.

  The WESCOM system is fully distributed, so every branch (other than EESCO branches, which are in the preliminary stages of being integrated) has its own computer system to support local business activities, on a real time basis, from sales quotation to delivery of products to customers. Telecommunication links through a central system in Pittsburgh give each branch access to information on inventory status in WESCO's distribution centers as well as other branches and an increasing number of on-line suppliers.

  WESCO conducts a portion of its business through EDI transactions, typically exchanging in excess of 65,000 EDI transactions per month with its trading partners. WESCO's electronic commerce strategy calls for tighter linkages to both customers and suppliers through greater use of technological advances, including Internet and CD-ROM catalogs, barcoding, enhanced EDI, electronic funds transfer and other innovative improvements.

  The Company is in the process of modifying, upgrading or replacing its computer software applications and systems to accommodate the "Year 2000" changes required for correct recording of dates for the year 2000 and beyond. The Company does not expect that the cost of its Year 2000 compliance program will be material to its financial condition or results of operations. The Company believes that it will be able to achieve compliance by the end of 1999, and does not currently anticipate any material disruption in its operations. The Company does not currently have any information concerning the compliance status of its suppliers and customers. In the event that any of the Company's significant suppliers or customers do not successfully achieve Year 2000 compliance, the Company's business or operations could be adversely affected.

BACKLOG

  The Company measures and monitors backlog for large construction project orders by reassessing the status of all direct shipment orders at the end of each month. The vast majority of backlog orders will ship within one year. At September 30, 1997, such backlog orders were approximately $326 million as compared to $297 million at September 30, 1996, representing an increase of $29 million, or 10%. Since backlog orders reflect varying ship dates based on customer needs or production schedules, the Company does not believe changes in the backlog necessarily correlate to the level of future monthly sales. In addition, backlog orders at September 30, 1996 do not reflect backlog orders of branches acquired since that date.

COMPETITION

  The electrical wholesale distribution market is highly fragmented and competitive. In the United States, there are currently an estimated 8,000 electrical wholesale distributors with over 16,000 outlets. The four largest distributors, including WESCO, control only 14% of total industry sales. No single distributor accounts for more than 5% of industry sales, and approximately 57% of such sales are generated by distributors with less than $21 million in annual sales. In contrast, the top four distributors in Canada account for 64% of the market. See "Risk Factors--Competition."

  The Company competes directly with national, regional and local distributors. Certain large competitors, distributors such as Graybar Electric Company, Inc., Consolidated Electrical Distributors and GE Supply Company, compete nationally, and offer a broad base of products. Large regional companies in the United States and Canada, such as Rexel, Inc., Crescent Electric Supply Company, Cameron & Barkley Company, Platt Electric Supply Inc., Sonepar and Westburne Inc., are strong competitors within their regions. Certain other competitors, such as W.W. Grainger Inc., which focuses primarily on industrial supplies distribution, overlap with electrical wholesale distributors in some product lines. Distinct from these full-line distributors are niche distributors that carry only certain products such as wire, lighting products, or data communications equipment.

  Competition among electrical wholesale distributors is primarily focused on the local service area, and is generally based on product line breadth, product availability and price. The Company believes that it has certain competitive advantages over certain of its local competitors, which are not able to carry the range of products stocked by the Company or achieve purchasing economies of scale. However, some of the Company's competitors are larger and have access to greater financial and marketing resources than the Company. Another source of competition is buying groups formed by smaller distributors to increase purchasing power and provide some limited cooperative marketing capability. The two largest of these are Affiliated Distributors, representing $5 billion of annual electrical wholesale distribution sales, and IMARK, representing $3 billion of annual sales. While increased buying power may improve the competitive position of buying groups locally, the Company does not believe these groups have been able to compete effectively with the Company for National Account customers due to the difficulty in coordinating a diverse ownership group.

  Outside of the wholesale distribution channel, manufacturers employ, and may increase the use of, direct sales and/or independent manufacturers representatives. Some manufacturers with sufficient size, geographic scope and financial and marketing resources may be in a position to offer customers National Account services. Consumer channels such as hardware stores, DIY retail outlets (such as Home Depot), mass merchants and grocery stores also compete for certain customers. Some retail chains, with nationwide purchasing advantages, can in certain product categories offer prices comparable to those of the wholesale distributors, although with a much narrower product offering overall. These channels attract smaller residential contractors who work on projects generally requiring basic electrical supplies. Such contractors represent a small portion of the Company's sales. The Company's customers typically require a broader range of products and services than those provided by these retail channels.

EMPLOYEES

  As of September 30, 1997, the Company had approximately 4,700 employees worldwide, of which approximately 4,000 are located in the United States and approximately 700 in Canada and the Company's other foreign locations. Less than 5% of the Company's employees are represented by unions. The Company believes its labor relations to be generally good.

PROPERTIES

  In addition to its five regional distribution centers, the Company leases its 60,389 square foot headquarters in Pittsburgh, Pennsylvania. For a description of the distribution centers, see "--Distribution Network-- Distribution Centers." The Company does not regard the real property associated with any single branch location as material to its operations. The Company believes its facilities are in good operating condition. The Company's owned real property, including its three owned distribution centers, serves as collateral for certain mortgage notes issued to Westinghouse in connection with the Acquisition. See "Description of Certain Indebtedness--Mortgage Notes."

INTELLECTUAL PROPERTY

  The Company's trade and service mark, composed of the words "WESCO the extra effort people(R)," together with the running man design, is registered in the United States Patent and Trademark Office, the Canadian Trademark Office and the Mexican Instituto de la Propriedad Industrial. The Company considers this mark to be material to its businesses.

ENVIRONMENTAL MATTERS

  The Company believes that it is in substantial compliance with applicable Environmental Laws. There are no significant capital expenditures for environmental control matters either estimated in the current year or expected in the near future. See "Risk Factors--Environmental Risks."

LEGAL PROCEEDINGS

  The Company is party to routine litigation incidental to the Company's business. The Company does not believe that any legal proceedings to which it is a party or to which any of its property is subject, including any such routine litigation, will have a material adverse effect on the Company's financial position or results of operations.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The directors and executive officers of WESCO and their respective ages, positions and years of service with WESCO (and the Predecessor) are set forth below.

                                                                                 YEARS WITH THE COMPANY
          NAME           AGE                      POSITION                      AND WITH THE PREDECESSOR
          ----           ---                      --------                      ------------------------
B. Charles Ames......... 72  Chairman of the Board                                          3
Roy W. Haley............ 51  President and Chief Executive Officer; Director                3
David F. McAnally....... 42  Executive Vice President, Chief Operating Officer,            *
                             Chief Financial Officer and Treasurer
Stanley C. Weiss........ 68  Executive Vice President, Industry Affairs                     1
Steven A. Burleson...... 38  Vice President, Corporate Controller                           2
John R. Burke........... 49  Vice President, Operations                                     1
William M. Goodwin...... 52  Vice President, Operations                                    20
Mark E. Keough.......... 43  Vice President, Product Management and Supply                  3
James H. Mehta.......... 42  Vice President, Business Development                           2
James V. Piraino........ 38  Vice President, Marketing                                      1
Patrick M. Swed......... 54  Vice President, Operations                                    19
Donald H. Thimjon....... 54  Vice President, Operations                                    31
Robert E. Vanderhoff.... 42  Vice President, Operations                                    13
Jeffrey B. Kramp........ 37  Corporate Secretary and General Counsel                        3
William A. Barbe........ 39  Director                                                       3
Wiley N. Caldwell....... 70  Director                                                       3
Alberto Cribiore........ 52  Director                                                       3
J. Trevor Eyton......... 63  Director                                                       3
Leon J. Hendrix, Jr..... 56  Director                                                       3
Benson P. Shapiro....... 56  Director                                                       3
Martin D. Walker........ 65  Director                                                       3

--------
*  Tenure with the Company is less than one year.

  Messrs. Ames, Barbe, Caldwell, Cribiore, Eyton, Haley, Hendrix, Kramp, Shapiro and Walker hold the same positions with both CDW and WESCO.

  Set forth below is biographical information for the executive officers, directors and significant employees of CDW and WESCO listed above.

  B. CHARLES AMES has been Chairman of CDW and WESCO since February 1994. Mr. Ames is a principal of CD&R and a general partner of Clayton & Dubilier Associates IV Limited Partnership ("Associates IV"), the general partner of Fund IV. From January 1988 to May 1990, Mr. Ames served as Chairman and Chief Executive Officer of The Uniroyal Goodrich Tire Company. From July 1983 to October 1987, Mr. Ames served as Chairman of the Board, President and Chief Executive Officer of Acme-Cleveland Corporation, a manufacturer of machine tools, telecommunication equipment and electrical and electronic controls. Mr. Ames is a director of M. A. Hanna Company, and the Progressive Corporation. Mr. Ames is also a Director of Lexmark International, Inc. and its parent Lexmark International Group, Inc., and Riverwood International Corporation and its parent, Riverwood Holding, Inc., companies in which investment funds managed by CD&R have investments.

  ROY W. HALEY has been President and Chief Executive Officer of CDW and WESCO since February 1994. Prior to joining the Company, from 1988 to 1993, Mr. Haley was an executive at American General Corporation, a diversified financial services company, where he served as Chief Operating Officer and as President and Director. Between 1989 and 1991, Mr. Haley was President and Chief Executive Officer of American General Finance, Inc., a consumer finance company. Previously Mr. Haley was a partner with Arthur Andersen & Co., working as a management consultant principally for manufacturing and distribution clients.

  DAVID F. MCANALLY has been Executive Vice President, Chief Operating Officer, Chief Financial Officer and Treasurer of CDW and WESCO since December 1997. Prior to joining the Company, from 1996 to November 1997, Mr. McAnally was Senior Vice President, Chief Financial Officer of Rykoff-Sexton, Inc., a foodservice distribution company. Between 1992 and 1996, Mr. McAnally was Senior Vice President and Chief Financial Officer of U.S. Foodservice, Inc., also a foodservice distribution company.

  STANLEY C. WEISS has been Executive Vice President Industry Affairs since April 1996. From 1956 to April 1996, Mr. Weiss held a number of senior executive positions at EESCO, most recently Chairman of the Board and Chief Executive Officer.

  STEVEN A. BURLESON joined WESCO in January 1995 as Corporate Controller and became Vice President and Corporate Controller in 1997. From 1990 to 1995, Mr. Burleson was Vice President and Treasurer of The Bon-Ton Stores, Inc. in York, Pennsylvania.

  JOHN R. BURKE has been Vice President, General Manager of the Company's EESCO Division since April 1996. Prior to joining the Company, Mr. Burke was a Vice President of EESCO, an electrical distributor acquired by the Company in April, 1996. Prior to joining EESCO in 1986, Mr. Burke occupied various positions with General Electric Corporation, where he began his career in 1973.

  WILLIAM M. GOODWIN has been Vice President, International Group of WESCO since March 1984. Since 1977, Mr. Goodwin has served as a branch, district and region manager for WESCO in various locations and also served as Managing Director of WESCOSA, a former Westinghouse manufacturing and distribution business in Saudi Arabia.

  MARK E. KEOUGH has been Vice President, Product Management and Supply of WESCO since March 1994. Prior to joining the Company, Mr. Keough was a partner at McKinsey & Company, where he led that firm's worldwide purchasing and supply management practice. He joined McKinsey & Company in Madrid, Spain in 1982.

  JAMES H. MEHTA has been Vice President, Business Development of WESCO since November 1995. Prior to joining the Company, from 1993 to 1995 Mr. Mehta was a principal with Schroder Ventures, a private equity investment firm based in London, England. From 1991 to 1993 he was managing private family investments. From 1988 to 1990 Mr. Mehta was Vice President, Corporate Development with the Uniroyal Goodrich Tire Company, and from 1990 to 1991 he was a consultant to CD&R.

  JAMES V. PIRAINO has been Vice President, Marketing since joining WESCO in August 1996. From 1995 to 1996, Mr. Piraino was a Vice President of AlliedSignal Corp. From 1989 to 1995, Mr. Piraino occupied marketing and sales management positions with W.W. Grainger, Inc. Prior to joining W.W. Grainger, Inc., Mr. Piraino worked in product and sales management with General Electric Corporation, where he began his career in 1981.

  PATRICK M. SWED has been Vice President, Industrial Group of WESCO since March 1994. Prior to joining the Company, Mr. Swed had been Vice President of Branch Operations for the Predecessor from 1991 to 1994. Mr. Swed joined Westinghouse as a sales engineer in 1966 and first moved to the Predecessor in 1978 as a division marketing manager.

  DONALD H. THIMJON has been Vice President, Utility Group of WESCO since March 1994. Prior to joining the Company, Mr. Thimjon served as Vice President, Utility Group for the Predecessor from 1991 to 1994 and as Regional Manager from 1980 to 1991.

  ROBERT E. VANDERHOFF has been Vice President, Manufactured Structures Group since March 1994. Prior to joining WESCO, Mr. Vanderhoff had been Vice President of the Predecessor since April 1993. Prior to 1993, Mr. Vanderhoff acted as District Manager from 1990 to 1993, Branch Manager from March to June 1990 and Account Executive from 1986 to 1990 of the Predecessor.

  JEFFREY B. KRAMP has been Corporate Secretary and General Counsel of CDW and WESCO since March 1994. From 1987 to February 1994 Mr. Kramp served as Assistant General Counsel at Westinghouse, with WESCO as his primary legal responsibility during this time period.

  WILLIAM A. BARBE has been a Director of CDW and WESCO since February 1994. Mr. Barbe is a principal of CD&R, which he joined in November 1992. Mr. Barbe is also a general partner of Associates IV, the general partner of Fund IV and a director of Kinko's, Inc., a company in which an investment fund managed by CD&R has investments. Mr. Barbe was a Vice President, Corporate Finance Department of Smith Barney, Harris Upham & Co., an investment banking firm from 1990 to 1992. Prior to 1990, Mr. Barbe was a Vice President, Corporate Finance Department, of Drexel Burnham Lambert, Incorporated.

  WILEY N. CALDWELL has been a Director of CDW and WESCO since December 1994. Mr. Caldwell is the retired former President of W.W. Grainger, Inc. Prior to his 15 year tenure with W.W. Grainger, Inc., Mr. Caldwell held senior U.S. and international marketing and operations positions with American Hospital Supply Corporation. He serves as a Director of APS Holdings, Inc., Consolidated Papers, Inc. and Kewaunee Scientific Corporation.

  ALBERTO CRIBIORE has been a Director of CDW and WESCO since March 1994. Mr. Cribiore was a principal of CD&R from 1985 to March 1997 and a co-President of CD&R from 1995 to March 1997. Mr. Cribiore recently formed Brera Capital Partners LLC, a private equity investment firm in New York, and serves as its Managing Principal. Mr. Cribiore is also the Chairman and a Director of MCM Group, Inc. and its wholly-owned subsidiary, McCarthy, Crisanti & Maffei, Inc., and also serves as a Director of Riverwood International Corporation and its parent Riverwood Holding, Inc., a company in which an investment fund managed by CD&R has investments.

  J. TREVOR EYTON, a member of the Canadian Senate, has been a Director of CDW and WESCO since July 1994. Senator Eyton has been a senior officer in the EdperBrascan Corporation and its predecessor corporations since September 1979, most recently as Chairman of Brascan Ltd. from May 1991 to September 1997, and since that time as Senior Chairman. Senator Eyton has also served as a member of the Canadian Senate since September 1990, and is a director of Brookfield Ltd. and M.A. Hanna Company.

  LEON J. HENDRIX, JR. has been a Director of WESCO since March 1994 and of CDW since May 1994. He is a general partner of Associates IV, the general partner of Fund IV and a principal of CD&R, which he joined in November 1993. Mr. Hendrix is the Chief Executive Officer and a Director of Remington Arms Company, Inc., and its parent RACI Holding, Inc., a company in which an investment fund managed by CD&R has an investment. Mr. Hendrix was Chief Operating Officer of Reliance Electric Company from 1992 to 1993, Executive Vice President of Reliance Electric Company from 1989 to 1992 and Vice President, Corporate Development of Reliance Electric Company from 1986 to 1989. Mr. Hendrix also serves as a Director of Keithley Instruments, Inc., National City Bank of Cleveland, NACCO Industries Inc., Cambrex Corporation and Riverwood International Corporation and its parent Riverwood Holding, Inc., a company in which an investment fund managed by CD&R has investments. Mr. Hendrix is a member of the Board of Trustees of Clemson University.

  BENSON P. SHAPIRO has been a Director of CDW and WESCO since July 1994. Mr. Shapiro has been an independent management consultant since July 1997. He previously served as the Malcolm P. McNair Professor of Marketing at the Harvard Business School where he was a professor from July 1970 to June 1997. Mr. Shapiro is an authority on marketing strategy and sales management with particular interests in marketing organization, product line planning, pricing, and national account sales strategies. He is the author, co-author or editor of 12 books and 19 Harvard Business Review articles. He performs research on product line planning, pricing, interfunctional coordination, and strategic account selection and management. Mr. Shapiro is also a member of the Board of Directors of United Stationers, Inc.

  MARTIN D. WALKER has been a Director of CDW and WESCO since March 1994. He retired in 1997 from M.A. Hanna Company, where he had been Chairman and Chief Executive Officer since 1986. Mr. Walker is also a Director of Comerica, Inc., The Goodyear Tire & Rubber Company, M.A. Hanna Company, LifeStyle Furnishings International Ltd., Meritor Automotive, Inc., The Reynolds & Reynolds Company, Textron Inc., The Timken Company, and Lexmark International, Inc., a company in which Fund IV has an investment.

COMPOSITION OF BOARD AND COMMITTEES

  The Board of Directors of CDW (the "Board") has three standing committees: an Executive Committee, an Audit Committee and a Compensation Committee.

  The Executive Committee consists of Messrs. Ames, Caldwell, Haley and Hendrix, with Mr. Ames serving as Chairman. It is responsible for overseeing the management of the affairs and business of the Company and has been delegated authority to exercise the powers of the Board during intervals between Board meetings.

  The Audit Committee consists of Messrs. Barbe, Caldwell, Hendrix and Walker, with Mr. Caldwell serving as Chairman. It is responsible for recommending the firm to be appointed as independent accountants to audit the Company's financial statements and to perform services related to the audit; reviewing the scope and results of the audit with the independent accountants; reviewing with the management and the independent accountants the Company's year-end operating results; considering the adequacy of the internal accounting and control procedures of the Company; reviewing the non-audit services to be performed by the independent accountants, if any, and considering the effect of such performance on the accountants' independence.

  The Compensation Committee consists of Messrs. Ames, Barbe, Hendrix and Walker, with Mr. Walker serving as Chairman. It is responsible for the review, recommendation and approval of compensation arrangements for directors and executive officers, for the approval of such arrangements for other senior level employees, and for the administration of certain benefit and compensation plans and arrangements of CDW and its subsidiaries.

COMPENSATION OF DIRECTORS

  CDW's policy is to not pay compensation to those directors who are also employees of CDW or any of its subsidiaries or affiliated with CD&R or any principal stockholder of CDW. All directors are, however, reimbursed for expenses incurred in attending Board and committee meetings.

  The non-employee directors of CDW who are not affiliated with CD&R or any principal stockholder of CDW receive an annual retainer of $20,000 and additional fees of $1,000 per meeting for attendance at Board meetings and $500 per meeting for attendance at committee meetings. Any such non-employee director who serves as a chairperson of a committee also receives an annual retainer of $2,500.

EXECUTIVE COMPENSATION

  The information set forth below describes the components of the total compensation of the Chief Executive Officer and the four other most highly compensated executive officers of the Company, based on 1996 salary and bonuses (the "Named Executives"). The principal components of such individuals' current cash compensation are the annual base salary and bonus included in the Summary Compensation Table. Also described below is other compensation such individuals can receive under the Company's stock and option programs.

  The following table sets forth the compensation earned by the Named Executives for all services rendered to CDW and its subsidiaries during the year ended December 31, 1996.

                          SUMMARY COMPENSATION TABLE

                                           ANNUAL COMPENSATION
                                          ----------------------
                                                                    ALL OTHER
       NAME AND PRINCIPAL POSITION        YEAR  SALARY   BONUS   COMPENSATION(1)
       ---------------------------        ---- -------- -------- ---------------
Roy W. Haley,............................ 1996 $442,864 $405,000    $ 35,948
 President and Chief Executive
 Officer
Mark E. Keough,.......................... 1996  212,502  129,000      23,013
 Vice President, Product
 Management and Supply
James H. Mehta,.......................... 1996  250,008   90,000      10,023
 Vice President, Business
 Development
Richard J. Marshuetz,.................... 1996  206,664  126,000      23,763
 Vice President, Finance and
 Administration
Stanley C. Weiss,........................ 1996  221,154  150,000      37,138(2)
 Executive Vice President,
 Industry Affairs

--------
(1) (A) Includes contributions by the Company under the WESCO Distribution, Inc. Retirement Savings Plan in the amounts of $9,000, $7,825, $6,543, $11,013 and $12,822 for Messrs. Haley, Keough, Mehta, Marshuetz and Weiss, respectively.
(B) Includes contributions by the Company under the WESCO Distribution, Inc. Deferred Compensation Plan in the amounts of $26,948, $15,188, $3,480, $12,750 and $7,906 for Messrs. Haley, Keough, Mehta, Marshuetz and Weiss, respectively.
(2) Includes life insurance premiums in the amount of $16,410.

EMPLOYMENT AGREEMENTS

  In connection with the Company's acquisition of EESCO, the Company entered into an employment agreement with Mr. Weiss (the "Weiss Agreement"), pursuant to which the Company agreed to employ Mr. Weiss during the period commencing on the date of the acquisition and ending on December 31, 1998, subject to the Company's right to terminate Mr. Weiss' employment prior to such date for "cause" (as defined in the Weiss Agreement) without any continuing liability. During the employment term under the Weiss Agreement, Mr. Weiss is entitled to an annual base salary of $300,000 and, provided the Company attains annual performance objectives established from year to year by the Company, an annual incentive bonus equal to a percentage of his annual base salary, not to exceed 75%. In the event of the termination of Mr. Weiss' employment with the Company by Mr. Weiss for "good reason" (as defined in the Weiss Agreement), Mr. Weiss will continue to receive payments of his annual base salary for the remainder of the employment term. The Weiss Agreement also contains customary covenants regarding nondisclosure of confidential information and non-competition and non-solicitation restrictions.

  The Company is also party to a consulting agreement with Mr. Marshuetz who terminated his employment with the Company effective April 30, 1997. This consulting agreement has a term expiring on June 30, 1998 or if earlier, death or termination for "cause" (as defined in the agreement) of Mr. Marshuetz.

  The Company intends to enter into an employment agreement with Mr. Haley (the "Haley Agreement") providing for a rolling employment term of three years. Pursuant to the proposed Haley Agreement, Mr. Haley will be entitled to an annual base salary of $500,000 and an annual incentive bonus equal to a percentage of his annual base salary ranging from 0% to 200%. The actual amount of Mr. Haley's annual incentive bonus will be determined based upon the financial performance of the Company as compared to the annual performance objectives established by the Company for the relevant fiscal year. Under the proposed terms of the Haley Agreement, if Mr. Haley's employment with the Company is terminated by the Company without "cause" (as defined in the Haley Agreement), by Mr. Haley for "good reason" (as so defined) or as a result of Mr. Haley's death or disability (any such termination, a "Qualifying Termination"), Mr. Haley (or, in the event of his death, Mr. Haley's spouse) is entitled to continued payments of his average annual base salary and his average annual incentive bonus (reduced by any disability payments, if applicable) for the three-year period following such termination and continued welfare benefit coverage for the two-year period following such termination. In addition, in the event of any such Qualifying Termination, all outstanding options held by Mr. Haley will become fully vested. The Haley Agreement further provides that, in the event of the termination of Mr. Haley's employment by the Company without cause or by Mr. Haley for good reason, in either such case, within the two-year period following a "change in control" of the Company (as defined in such agreement) (such termination, a "Qualifying CIC Termination"), in addition to the termination benefits described above, Mr. Haley will be entitled to receive continued retirement plan accruals and welfare benefit coverage for the three year period following such Qualifying CIC Termination, provided that if the aggregate payments to Mr. Haley would exceed the limits on the deductibility of certain "parachute" payments under the United States Internal Revenue Code of 1986, as amended, such payments will be reduced as necessary to ensure deductibility. In addition, following a change in control, Mr. Haley is entitled to a minimum annual bonus equal to 50% of his base salary and the definition of "good reason" is modified to include certain additional events. The proposed Haley Agreement also contains customary covenants regarding nondisclosure of confidential information and non-competition and non-solicitation restrictions.

  The Company also intends to enter in an employment agreement with David McAnally (the "McAnally Agreement"), the Company's Chief Financial Officer, providing for an employment term of two years, subject to automatic renewal at the end of each year for an additional year. Pursuant to the proposed terms of the McAnally Agreement, Mr. McAnally will be entitled to an annual base salary of $300,000 and, depending upon the extent, if any, to which the Company achieves the performance objectives established for an applicable fiscal year, an annual incentive bonus ranging from 0 to 100% of his annual base salary; provided that Mr. McAnally is entitled to a minimum annual bonus for 1998 of $150,000. In addition, under the proposed terms of the McAnally Agreement, Mr.
McAnally will purchase up to     shares of Class A Common Stock at the initial
public offering price and, pursuant to the contemplated WESCO Distribution,
Inc. Long-Term Incentive Plan, will be granted options to purchase     shares
of Class A Common Stock at an option exercise price per share equal to the initial public offering price. The options generally become vested in five equal annual installments on each of the first five anniversaries of the date of grant subject to Mr. McAnally's continued employment. See "--Long-Term Incentive Plan." The proposed terms of the McAnally Agreement provide that in the event of a Qualifying Termination of Mr. McAnally's employment, Mr. McAnally (or, in the event of his death, his spouse) will be entitled to continued payments of his average annual base salary and average annual incentive bonus (reduced by any disability payments, if applicable) and to continued welfare benefit coverage, in each such case, for a period ending on the later of (1) the date of the expiration of the then current employment term and (2) the first anniversary of the date of such Qualifying Termination, provided that if such Qualifying Termination occurs prior to the second anniversary of Mr. McAnally's commencement of employment with the Company, such payments and benefit coverage will be provided for a period of one year following such termination. In addition, in the event of a Qualifying Termination of Mr. McAnally's employment following the second anniversary of the commencement of his employment, 50% of any outstanding options granted to Mr. McAnally will become vested. It is expected that the McAnally Agreement will contain provisions similar to the provisions of the Haley Agreement concerning a "change in control" of the Company, except that in the event of a Qualifying CIC Termination, Mr. McAnally will be entitled to continued payments of his average annual base salary and average bonus and continued welfare benefit coverage for the two-year period following such termination and Mr. McAnally will be entitled to receive a cash-out payment in respect of his options if he does not resign from employment without "good reason" (as defined in the McAnally Agreement) prior to the first anniversary of the change in control. The McAnally Agreement also contains customary covenants regarding nondisclosure of confidential information and non-competition and non-solicitation restrictions.

STOCK PURCHASE PLAN AND ADDITIONAL MANAGEMENT SHARES

  Under the CDW Holding Corporation Stock Purchase Plan (the "Stock Purchase Plan"), the Compensation Committee, which is responsible for administering the Stock Purchase Plan, may offer to certain executives, officers, and other key employees (the "Purchase Plan Participants") the opportunity to purchase up to an aggregate of 55,000 shares of Class A Common Stock (the "Purchase Plan Shares"). Purchase Plan Participants are selected by reason of their expected contribution to the growth and success of the Company. The Board may at any time amend or terminate the Stock Purchase Plan, but may not adversely affect the rights of any Purchase Plan Participant with respect to Purchase Plan Shares purchased prior to such action, unless the Purchase Plan Participant consents. As of September 30, 1997, 29,214 shares were issued and outstanding, and 25,786 shares remained available for sale, under the Stock Purchase Plan. In addition, as of September 30, 1997, the Company has sold 54,150 shares of Class A Common Stock (the "Additional Management Shares") to key management employees (including Named Executives), non-employee directors and other investors otherwise than pursuant to the Stock Purchase Plan. The outstanding Purchase Plan Shares and the Additional Management Shares were sold at a price per share equal to the estimated fair market value (as defined in the related stock subscription agreements described below) per share on the date of sale as determined by the Board. In conjunction with the purchase of the Purchase Plan Shares and the Additional Management Shares, the Company has granted to the purchasers pursuant to the CDW Holding Corporation Stock Option Plan options to purchase shares of Class A Common Stock equal to approximately one and one-third times the number of Purchase Plan Shares or Additional Management Shares purchased. See "--Stock Option Plan." None of the Named Executives currently participate in the Stock Purchase Plan. No Additional Management Shares were sold to any of the Named Executives during 1996.

 STOCK SUBSCRIPTION AGREEMENTS

  Each Purchase Plan Participant is required to enter into a stock subscription agreement (a "Stock Subscription Agreement") specifying the purchase price for the Purchase Plan Shares being purchased and such other terms consistent with the Stock Purchase Plan as the Compensation Committee determines. Unless the Compensation Committee otherwise determines, each Stock Subscription Agreement provides that the Purchase Plan Participant is entitled to the benefits of, and bound by the obligations in, the Registration and Participation Agreement, including certain demand and "piggyback" registration rights thereunder. See "Shares Eligible for Future Sale--Registration and Participation Agreement." The Stock Subscription Agreements also contain certain transfer restrictions, take-along rights in favor of the Company and repurchase rights and obligations of the Company, all of which will terminate upon consummation of the Offerings. The Additional Management Shares have been issued pursuant to Stock Subscription Agreements containing substantially similar provisions.

STOCK OPTION PLAN

  Under the CDW Holding Corporation Stock Option Plan (the "Stock Option Plan"), the Compensation Committee, which is responsible for administering the Stock Option Plan, may grant to certain executives, officers, and other key employees (the "Option Plan Participants") up to an aggregate 181,000 options to purchase one share, subject to adjustment, of Class A Common Stock (the "Options"). Options that are canceled, terminated or forfeited without exercise will again be available for grant. Option Plan Participants are selected by reason of their expected contribution to the growth of the Company. The Board may at any time amend or terminate the Stock Option Plan, but may not adversely affect the rights of any Option Plan Participant with respect to Options granted prior to such action, unless the Option Plan Participant consents. As of September 30, 1997, 102,270 Options had been granted, of which (1) 3,428 Options had been exercised, (2) 3,424 Options had been canceled without exercise, (3) 95,418 Options with a weighted average exercise price of $104.42 per share remained outstanding, (4) 34,990 Options with a weighted average exercise price of $100.70 were exercisable. After giving effect to the foregoing, 82,154 Options remained available for grant under the Stock Option Plan. The outstanding Options were granted with an exercise price per share equal to the estimated fair market value (as defined in the related stock option agreements described below) per share on the date of grant as determined by the Board. The foregoing does not include (a) options to acquire 25,100 shares of Class A

Common Stock outstanding, and options to acquire 24,900 shares of Class A Common Stock available for grant, under the CDW Holding Corporation Stock Option Plan for Branch Employees, (b) options to acquire 100,000 shares of Class A Common Stock granted to Westinghouse in connection with the Acquisition or (c) options to acquire 120,000 shares of Class A Common Stock to be available for grant under the contemplated WESCO Distribution, Inc. Long-Term Incentive Plan ("LTIP"), approximately 60,000 of which will be awarded to executives and key management personnel at the time of the Offerings. Upon establishment of the LTIP, the Company intends to reduce the number of Options available for grant under the Stock Option Plan to approximately 25,000. See "--Stock Option Plan for Branch Employees," "Certain Transactions and Relationships--Westinghouse" and "--Long-Term Incentive Plan." In addition, in connection with the Avon Electrical acquisition, two principals of the seller will have the right to purchase up to an aggregate 1,993 shares of Class A Common Stock at a price per share of $250.97. See "Business--Acquisitions."

 CHANGE IN CONTROL PROVISIONS

  In the event of a "change in control" (as defined in the Stock Option Plan), outstanding Options, whether or not exercisable, will be canceled in exchange for a cash payment with respect to each share of Class A Common Stock subject to such Options equal to the excess of (1) the value per share of the Class A Common Stock in the transaction giving rise to the change in control over (2) the per share exercise price, unless the Compensation Committee determines in good faith, prior to the change in control, that the outstanding Options will be honored or assumed by the successor in a manner that provides the Option Participants with rights at least as favorable as those prevailing immediately prior to the change in control. The Offerings will not result in a "change in control."

 STOCK OPTION AGREEMENTS

  Each Option Plan Participant is required to enter into a stock option agreement (a "Plan Option Agreement") specifying the exercise price and duration of the Options being granted and such other terms consistent with the Stock Option Plan as the Compensation Committee determines. Certain other terms of the Plan Option Agreement are summarized below.

  EXERCISE OF OPTIONS. Unless the Compensation Committee otherwise determines, Options become exercisable in one-third installments on each of the third, fourth and fifth anniversary of the date of grant. The Compensation Committee has granted Options to certain Named Executives and other senior executives that become exercisable in one-fifth installments on each of the first five anniversaries of the date of grant. Upon exercise of an Option, the Option Plan Participant is required to enter into a stock subscription agreement in substantially the form required under the Stock Purchase Plan. See "--Stock Purchase Plan." The exercise price of any Option may not be less than the fair market value (as defined in the Stock Option Plan) per share of Class A Common Stock as of the date of grant.

  TERMINATION OF OPTIONS. All Options terminate on the tenth anniversary of the date of grant, unless terminated earlier as described below. Upon termination of an Option Plan Participant's employment with the Company, unless otherwise determined by the Compensation Committee, (1) any unexercisable Options held by such Option Plan Participant will terminate and will not be exercisable, (2) in the case of termination other than for Cause (as defined in the Stock Option Plan), then exercisable Options will terminate within certain specified periods depending upon the circumstances of the termination of employment, and (3) in the case of termination for Cause (as defined in Stock Option Plan), all Options held by such Option Plan Participant, whether or not then exercisable, will terminate immediately.

  TRANSFERABILITY OF OPTIONS; REPURCHASE OF OPTIONS. The Options will not be transferable or assignable other than by will or by the laws of descent, and an Option can be exercised only by the Option Plan Participant to whom it is granted or by the Option Plan Participant's estate or designated beneficiary upon such Option Plan

Participant's death. Unless the Compensation Committee otherwise determines, each Plan Option Agreement provides that the Option Plan Participant, in respect of shares purchased upon the exercise of any Option, is entitled to the benefits of, and bound by the obligations in, the Registration and Participation Agreement, including certain demand and "piggyback" registration rights thereunder. See "Shares Eligible for Future Sale--Registration and Participation Agreement." The Plan Option Agreements also contain certain repurchase rights and obligations of the Company, which will terminate upon the consummation of the Offerings.

STOCK OPTION PLAN FOR BRANCH EMPLOYEES

  Under the CDW Holding Corporation Stock Option Plan for Branch Employees (the "Branch Option Plan"), the Compensation Committee, which is responsible for administering the Branch Option Plan, may grant to branch managers and other key employees of the Company employed at a branch or contributing significantly to growth and profitability of a branch (the "Branch Participants") up to 50,000 options, each to purchase one share, subject to adjustment, of Class A Common Stock (the "Branch Options"). Options that are canceled, terminated or forfeited without exercise will again be available for grant. The Board may at any time amend or terminate the Branch Option Plan, but may not adversely affect the rights of any Branch Participant with respect to Branch Options granted prior to such action, unless the Branch Participant consents. As of September 30, 1997, 25,250 Branch Options had been granted, of which (1) 150 Branch Options had been cancelled without exercise, (2) 25,100 Branch Options with a weighted average exercise price of $195.40 per share were outstanding, and (3) none were exercisable. After giving effect to the foregoing, 24,900 Branch Options remained available for grant under the Branch Option Plan. The outstanding Branch Options were granted with an exercise price per share determined by the Board to represent the estimated fair market value (as defined in the related stock option agreements described below) per share on the date of grant. None of the Named Executives currently participate in the Branch Option Plan.

  Options are granted to Branch Participants as soon as practicable following the end of each performance period under the Branch Option Plan. The first such performance period commenced on February 28, 1994 and ended on December 31, 1996, and the second such performance period commenced on January 1, 1997 and is scheduled to end on December 31, 1999. Branch Options are allocated to branch or division employees by the Compensation Committee based primarily on the attainment by such branch or division of performance objectives during each performance period.

 CHANGE IN CONTROL PROVISIONS

  In the event of a "change in control" (as defined in the Branch Option
Plan), outstanding Branch Options, whether or not exercisable, will be canceled in exchange for a cash payment with respect to each share of Class A Common Stock subject to such Branch Options equal to the excess of (1) the value per share of the Class A Common Stock in the transaction giving rise to the change in control over (2) the per share exercise price, unless the Compensation Committee determines in good faith, prior to the change in control, that the outstanding Branch Options will be honored or assumed by the successor in a manner that provides the Branch Participants with rights at least as favorable as those prevailing immediately prior to the change in control. The Offerings will not result in a "change in control."

 BRANCH OPTION AGREEMENTS

  Each Branch Participant is required to enter into a stock option agreement (a "Branch Option Agreement") specifying the exercise price and duration of the Branch Options being granted and such other terms consistent with the Branch Option Plan as the Compensation Committee determines. Certain other terms of the Branch Option Agreement are summarized below.

  EXERCISE OF BRANCH OPTIONS; EXERCISE PRICE. Except as otherwise determined by the Compensation Committee or in connection with a change in control, Branch Options become exercisable in one-third installments on each of the first, third and fifth anniversaries of the date of grant. Upon exercise of a Branch Option, the Branch Plan Participant is required to enter into a stock subscription agreement in substantially the form required under the Stock Purchase Plan. See "--Stock Purchase Plan." The per share exercise price of any Branch Option may not be less than the greatest of (1) the fair market value (as defined in the Branch Option Plan) per share of Class A Common Stock as of the end of the related performance period, (2) such fair market value as of the date of grant and (3) $100.

  TERMINATION OF BRANCH OPTIONS. All Branch Options terminate on the tenth anniversary of the date of grant, unless terminated earlier as described below. Upon termination of a Branch Participant's employment with the Company, unless otherwise determined by the Compensation Committee, (1) any unexercisable Branch Options held by such Branch Participant will terminate and will not be exercisable, (2) in the case of termination other than for Cause (as defined in the Branch Option Plan), then exercisable Branch Options will terminate within certain specified periods depending upon the circumstances of the termination of employment, and (3) in the case of termination for Cause (as defined in Branch Option Plan), all Branch Options held by such Branch Participant, whether or not then exercisable, will terminate immediately.

  TRANSFERABILITY OF BRANCH OPTIONS; REPURCHASE OF BRANCH OPTIONS. The Branch Options will not be transferable or assignable other than by will or by the laws of descent, and a Branch Option can be exercised only by the Branch Participant to whom it is granted or by the Branch Participant's estate or designated beneficiary upon such Branch Participant's death. Unless the Compensation Committee otherwise determines, each Branch Option Agreement provides that the Branch Plan Participant, in respect of shares purchased upon the exercise of any Branch Option, is entitled to the benefits of, and bound by the obligations in, the Registration and Participation Agreement, including certain demand and "piggyback" registration rights thereunder. See "Shares Eligible for Future Sale--Registration and Participation Agreement." The Branch Option Agreements also contain certain repurchase rights and obligations of the Company, which will terminate upon the consummation of the Offerings.

LONG-TERM INCENTIVE PLAN

  In connection with the Offerings, the Company intends to establish the WESCO Distribution, Inc. Long-Term Incentive Plan (the "LTIP") under which selected management employees of the Company will be eligible to receive grants of equity awards with respect to the Class A Common Stock. Under the terms of the LTIP, an aggregate of 120,000 shares of Class A Common Stock will be authorized for award. Pursuant to the terms of the LTIP, the Compensation Committee will be authorized to grant awards in the form of stock options, stock appreciation rights, restricted stock, performance shares and deferred stock units. In connection with the Offerings, options to purchase approximately 60,000 shares of Class A Common Stock (the "Initial Options") will be awarded to executives and other key management employees selected by the Board. The Initial Options will have a ten year term and an exercise price equal to the Offering price. Subject to the option holder's continued employment, one-half of the Initial Options will generally become vested if the average market value of the Class A Common Stock over a two month period equals or exceeds 150% of the Offering price and the remaining one-half of the Initial Options will generally become vested if the average market value of the Class A Common Stock over a two month period equals or exceeds 200% of the Offering price, provided that all of the Initial Options will become vested as of the eighth anniversary of the date of grant without regard to the then market value of the Class A Common Stock. The LTIP will provide that in the event of a change in control of the Company (as defined in the LTIP), all then outstanding awards will become fully vested and all restrictions on transfer applicable to any such award will lapse, unless the individual award agreement evidencing any such award provides otherwise.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

  The following table sets forth information for each Named Executive with regard to the aggregate stock options held at December 31, 1996. No stock options were granted to any of the Named Executives during fiscal 1996.

                                                                                   VALUE OF UNEXERCISED
                            SHARES             NUMBER OF SECURITIES UNEXERCISED    IN-THE-MONEY OPTIONS
                         ACQUIRED ON   VALUE        OPTIONS AT FY-END (#)            AT FY-END ($)(1)
          NAME           EXERCISE (#) REALIZED   (EXERCISABLE/UNEXERCISABLE)    (EXERCISABLE/UNEXERCISABLE)
          ----           ------------ -------- -------------------------------- ---------------------------
Roy W. Haley............      --           --           8,912 / 13,368             $1,345,445/$2,018,167
Mark E. Keough..........    3,428     $188,026             -- /  5,142                    -- /   776,288
James H. Mehta..........      --           --           1,714 /  6,856                234,252/   937,010
Richard J. Marshuetz....      --           --           3,428 /  5,142                577,525/   776,288
Stanley C. Weiss........      --           --              --      --                 --             --

--------
(1) Based on a price per share of Class A Common Stock of $250.97. This price reflects the estimated fair market value as of December 31, 1996, as determined by the Board.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  During 1996 and 1997, Messrs. Ames, Barbe, Hendrix and Walker served on the Compensation Committee.

  Messrs. Ames, Barbe and Hendrix are each principals of CD&R. The Company paid CD&R fees of $400,000 for advisory, management consulting and monitoring services rendered during fiscal 1996. The Company has agreed to indemnify certain members of the Board and CD&R against liabilities incurred under securities laws, including in connection with the Offerings, or with respect to their services for the Company. See "Certain Transactions and Relationships--CD&R and Fund IV."

                    CERTAIN TRANSACTIONS AND RELATIONSHIPS

CD&R AND FUND IV

  Fund IV, which is CDW's largest stockholder, is a private investment fund managed by CD&R. Amounts contributed to Fund IV by its limited partners are invested at the discretion of the general partner, in equity or equity-related securities of entities formed to effect leveraged buy-out transactions, and in the equity of corporations where the infusion of capital coupled with the provision of managerial assistance by CD&R can be expected to generate returns on investments comparable to returns historically achieved in leveraged buy-out transactions. The general partner of Fund IV is Associates IV. Each of B. Charles Ames, William A. Barbe and Leon J. Hendrix, Jr. is a principal of CD&R, a general partner of Associates IV and a director of the Company. See "Management--Directors and Executive Officers." CDW was formed by CD&R to effect the Acquisition. In connection with the Acquisition, Fund IV acquired 833,280 shares of Class A Common Stock at a purchase price of $100.00 per
share, of which    shares are being offered hereby. See "Security Ownership by
Management and Principal Stockholders" and "Selling Stockholders."

  Beginning in March 1994, the Company has paid CD&R monthly fees of $33,333 plus related out-of-pocket expenses, for advisory, management consulting and monitoring services, and it is expected that such fees will continue in the future. Under the terms of the Company's lending arrangements, such fees must be determined by arms length negotiation and must be reasonable. Under the Registration and Participation Agreement, such fees may not exceed $1 million during any fiscal year. In connection with the Acquisition and arranging the financing thereof, the Company paid CD&R a fee of approximately $4.2 million and reimbursed CD&R for its out-of-pocket expenses of approximately $47,227. None of the principals of CD&R who serve as directors of the Company receive directors' fees.

  The Company has entered into an indemnification agreement with CD&R and Fund IV pursuant to which the Company has agreed, subject to certain exceptions, to indemnify the members of its boards of directors, as well as CD&R, Fund IV and certain of their associates and affiliates (the "Indemnitees"), to the fullest extent allowable under applicable Delaware law and to indemnify the Indemnitees against any suits, claims, damages or expenses which may be made against or incurred by them under applicable securities laws in connection with offerings of securities of the Company, including the Offerings, liabilities to third parties arising out of any action or failure to act by the Company, and, except in cases of gross negligence or intentional misconduct, the provision by CD&R of advisory, management consulting and monitoring services.

MANAGEMENT LOANS

  From time to time following the Acquisition, executive officers have purchased shares of Class A Common Stock from the Company. A portion of the purchase price paid for the Class A Common Stock purchased by such executive officers has been financed by full-recourse bank loans guaranteed by the Company. Since February 28, 1994, Messrs. Burke, Burleson, Goodwin, Haley, Keough, Kramp, Marshuetz, Mehta, Piraino, Swed, Thimjon and Vanderhoff have had outstanding loans guaranteed by the Company. The largest aggregate amount of guaranteed indebtedness outstanding on such loans at any time since February 28, 1994 for Messrs. Burke, Burleson, Goodwin, Haley, Keough, Kramp, Marshuetz, Mehta, Piraino, Swed, Thimjon and Vanderhoff was $167,262, $68,800, $161,200, $1,377,956, $514,400, $68,700, $510,000, $587,959, $167,262,
$343,200, $155,000 and $34,400, respectively. As of September 30, 1997,
Messrs. Burke, Burleson, Goodwin, Haley, Keough, Kramp, Marshuetz, Mehta, Piraino, Swed, Thimjon and Vanderhoff owed $167,262, $68,800, $161,200, $1,377,956, $39,604, $68,700, $510,000, $587,959, $167,262, $343,200, $155,000
and $34,400, respectively, on such loans.

WESTINGHOUSE

  On February 28, 1994, CDW completed the acquisition of all of the assets and certain liabilities of the Westinghouse Electric Supply Company division of Westinghouse, the Company's Predecessor. In connection with the Acquisition, Westinghouse acquired certain securities of, and entered into certain agreements with, the

Company as described below. Since the Acquisition, WESCO has continued to purchase products and services from, and sell products and provide services to, Westinghouse. See Note 12 of Notes to Consolidated Financial Statements.

  SHARES, OPTIONS AND MORTGAGE NOTES. In connection with the Acquisition, Westinghouse acquired 100,000 shares of Class A Common Stock (the "Westinghouse Shares") and an option to purchase an additional 100,000 shares of Class A Common Stock, subject to adjustment, at an exercise price of $100 per share (the "Westinghouse Option"). The Westinghouse Option is exercisable any time prior to termination on February 28, 1999. The Westinghouse Shares, the Westinghouse Option and any shares issuable on exercise of the Westinghouse Option are subject to a right of first refusal in favor of CDW and Fund IV, which first refusal right will terminate upon the consummation of the Offerings. Westinghouse is a party to the Registration and Participation Agreement, pursuant to which it has, among other rights, certain demand and "piggy-back" registration rights. See "Shares Eligible for Future Sales-- Registration and Participation Agreement." After giving effect to the Offerings, Westinghouse will hold shares of Class A Common Stock and options
to purchase an additional    shares, representing in the aggregate   % of the
Class A Common Stock on a fully diluted basis. Westinghouse also acquired in connection with the Acquisition, the Mortgage Notes, which are secured by liens on all of the Company's owned real property. See "Description of Certain Indebtedness--Mortgage Notes."

  OTHER AGREEMENTS. Also in connection with the Acquisition, Westinghouse entered into various agreements with the Company including a five-year non-competition agreement which remains in effect through February 28, 1999; a transitional services agreement which is no longer in effect; and an agreement (the "Letter Agreement") pursuant to which, among other things, Fund IV and CDW agreed to vote for, or cause to be voted for, one Westinghouse nominee to the Boards of Directors of CDW and each of its subsidiaries. Westinghouse has not exercised its rights to nominate such directors. The Letter Agreement, and Westinghouse's rights thereunder, will terminate upon consummation of the Offerings. In addition, Westinghouse agreed to indemnify the Company with respect to certain matters in connection with the Acquisition, including certain liabilities arising under Environmental Laws. The Company has made a claim under this indemnity for certain environmental liabilities in the amount of $1.5 million, which Westinghouse is disputing.

                       SECURITY OWNERSHIP BY MANAGEMENT
                          AND PRINCIPAL STOCKHOLDERS

  The following table furnishes certain information, to the best knowledge of the Company, as of December 24, 1997 and as adjusted to reflect the sale of the Class A Common Stock offered hereby, as to the shares of Class A Common Stock beneficially owned by (1) each director of the Company, (2) each Named Executive, (3) by all directors and executive officers of the Company as a group and (4) by each person owning beneficially more than 5% of the outstanding shares of such class. See "Description of Capital Stock."

                               PRIOR TO THE OFFERINGS          AFTER THE OFFERINGS
                          -------------------------------- ----------------------------
                                                              AMOUNT AND
                               AMOUNT AND                      NATURE OF
                          NATURE OF BENEFICIAL PERCENTAGE  BENEFICIAL OWNER- PERCENTAGE
    BENEFICIAL OWNER          OWNERSHIP(2)     OF CLASS(3)       SHIP         OF CLASS
    ----------------      -------------------- ----------- ----------------- ----------
NAME AND ADDRESS
The Clayton & Dubilier
 Private
 Equity Fund IV Limited
 Partnership
 270 Greenwich Avenue
 Greenwich, CT 06830
  (1)(4)................        833,280              %                             %
B. Charles Ames (1)(5)..        833,280
William A. Barbe (1)(5).        833,280
Donald J. Gogel (1)(5)..        833,280
Leon J. Hendrix, Jr.
 (1)(5).................        833,280
Hubbard C. Howe (1)(5)..        833,280
Andrall E. Pearson
 (1)(5).................        833,280
Joseph L. Rice, III
 (1)(5).................        833,280
CBS Corporation, for-
 merly known as Westing-
 house Electric Corpora-
 tion (6)
 51 West 52nd Street
 New York, NY 10019.....        200,000
Roy W. Haley (6)........         30,088
Mark E. Keough..........         11,572
James H. Mehta (6)......          9,858
Richard J. Marshuetz
 (6)....................         11,572
Stanley C. Weiss........            --
Wiley N. Caldwell.......          1,000
Alberto Cribiore........            --
J. Trevor Eyton.........            500
Benson P. Shapiro.......          1,000
Martin D. Walker........          1,000
All directors and execu-
 tive officers as a
 group
 (21 persons) (6) (7)...        913,652

--------
(1) Assumes the Underwriters' over-allotment options are not exercised. If such options are exercised, each such person would have shares, representing % of the outstanding shares of Class A Common Stock.

(2) Does not reflect the stock split to be effected prior to the consummation of the Offerings.

(3) For the purposes of this table, the percent of the issued and outstanding shares of Class A Common Stock of the Company held by each individual or
    group has been calculated on the basis of   shares which includes (i)
    shares of Class A Common Stock issued and outstanding on December 24,
    1997, (ii)    shares of Class A Common Stock subject to stock options
    exercisable within 60 days of December 24, 1997 only with respect to
    respective named stockholders and (iii)   shares of Class A Common Stock
    which will be issued in exchange for the Acquisition Notes upon consummation of the Offerings. See "Management--Stock Option Plan," "Description of Capital Stock" and "Description of Certain Indebtedness-- Acquisition Notes."
                                        (footnotes continued on following page)

(4) Fund IV is an investment partnership, the general partner of which is Associates IV. The general partners of Associates IV are Messrs. Ames, Barbe, Gogel, Hendrix, Howe, Pearson and Rice, who share investment discretion with respect to the securities held by Fund IV. Messrs. Gogel and Rice own all of the outstanding stock of CD&R.

(5) Consists solely of shares owned by Fund IV. Messrs. Ames, Barbe, Gogel, Hendrix, Howe, Pearson and Rice may be deemed to share beneficial ownership of the shares owned of record by Fund IV by virtue of their status as general partners of Associates IV, but each expressly disclaims such beneficial ownership of the shares owned by Fund IV. Messrs. Ames, Barbe, Gogel, Hendrix, Howe, Pearson and Rice share investment and voting power with respect to securities owned by Fund IV. The business address for each of them is c/o Clayton, Dubilier & Rice, Inc., 375 Park Avenue, 18th Floor, New York, New York 10152.

(6) Includes shares issuable upon the exercise of currently exercisable options or options exercisable within 60 days of the date of this Prospectus.

(7) Includes 833,280 shares owned of record by Fund IV with respect to which Messrs. Ames, Barbe and Hendrix may be deemed to share beneficial ownership by virtue of their status as general partners of Associates IV. Each of Messrs. Ames, Barbe and Hendrix expressly disclaims beneficial ownership of such shares.

                             SELLING STOCKHOLDERS

  The Selling Stockholders acquired their shares of Class A Common Stock in connection with the Acquisition. The transferability of the shares held by the Selling Stockholders is restricted by federal and state securities laws and by the Registration and Participation Agreement, and by the stock subscription agreement pursuant to which such shares were issued. Under the Registration and Participation Agreement, the Selling Stockholders have certain rights to require the Company to register shares of Class A Common Stock under the federal securities laws, and to register or qualify such shares for resale under state securities laws. All the shares of Class A Common Stock offered by the Selling Stockholders hereby are being registered pursuant to such registration rights. The Registration and Participation Agreement requires the Company to pay all expenses incurred by the Selling Stockholders with respect to the Offerings, other than underwriting discounts and commissions, transfer taxes applicable to the Class A Common Stock to be sold by the Selling Stockholders and certain legal fees. As required under the Registration and Participation Agreement, the Company has agreed to pay the fees and expenses of one law firm to represent certain Selling Stockholders in connection with the Offerings. The Company has agreed to indemnify the Selling Stockholders and the Underwriters, and the Selling Stockholders have agreed to indemnify the Company, its directors, controlling persons and officers who have signed the Registration Statement of which this Prospectus is a part and the Underwriters as to certain matters relating to the Class A Common Stock to be sold by the Selling Stockholders. Upon registration and sale, such shares of Class A Common Stock will be free of the restrictions noted above other than restrictions under the Securities Act with respect to persons who may be deemed to be affiliates of the Company for purposes of the Securities Act.

  The following table sets forth certain information with respect to the Selling Stockholders and their beneficial ownership of the Class A Common Stock as of September 30, 1997 and as adjusted to reflect the sale of the Class A Common Stock offered by the Selling Stockholders hereby. For information with respect to positions, offices or other material relationships of the Selling Stockholders with the Company or any predecessor or affiliate thereof, other than as a stockholder thereof, during the past three years between the Company, Fund IV and Westinghouse, see "Certain Transactions and Relationships." Each Selling Stockholder named has sole voting and dispositive power with respect to its shares.

  All information with respect to beneficial ownership has been furnished by the respective Selling Stockholders.

  The information presented in the preceding discussion and in the following table assumes that the Underwriters' over-allotment options are not exercised in full.

                                   SHARES
                               BENEFICIALLY                       SHARES
                                   OWNED                    BENEFICIALLY OWNED
                             PRIOR TO OFFERINGS   NUMBER OF  AFTER OFFERINGS
     NAME AND ADDRESS        --------------------- SHARES   ------------------
    OF BENEFICIAL OWNER       NUMBER     PERCENT   OFFERED   NUMBER   PERCENT
    -------------------      ----------- ------------------ ------------------
The Clayton & Dubilier Pri-
 vate
 Equity Fund IV Limited
 Partnership...............   833,280
270 Greenwich Avenue
Greenwich, CT 06830

                         DESCRIPTION OF CAPITAL STOCK

  The following description of the Company's capital stock does not purport to be complete and is qualified in its entirety by reference to applicable Delaware law and to the provisions of the Company's Certificate of Incorporation and By-laws. Copies of the forms of Certificate of Incorporation and By-laws have been filed as exhibits to the Registration Statement of which this Prospectus forms a part.

  The Company's authorized capital stock consists of 2,000,000 shares of Class A Common Stock, par value $.01 per share, and 2,000,000 shares of Class B Common Stock, par value $.01 per share. As of September 30, 1997, the Company had outstanding 1,020,072 shares of Class A Common Stock, no shares of Class B Common Stock, 220,518 options to purchase shares of Class A Common Stock, of which options for 134,990 shares were exercisable and options for 85,528 shares became exercisable over the next five years. As of September 30, 1997 there were 55 holders of record of Class A Common Stock.

CLASS A COMMON STOCK

  VOTING RIGHTS. Each holder of shares of Class A Common Stock is entitled to one vote per share on all matters to be voted on by stockholders. Holders of Class A Common Stock are not entitled to cumulative votes in the election of directors.

  DIVIDEND RIGHTS. The holders of Class A Common Stock are entitled to dividends and other distributions if, as and when declared by the Board out of assets legally available therefor, subject to the rights of any holder of preferred stock, restrictions set forth in the Company's credit facilities and restrictions, if any, imposed by other indebtedness outstanding from time to time. See "Dividend Policy" and "Management's Discussion and Analysis of Financial Conditions and Results of Operations--Liquidity and Capital Resources." The holders of Class A Common Stock and Class B Common Stock are entitled to equivalent per share dividends and distributions.

  OTHER RIGHTS. Upon the liquidation, dissolution or winding up of the Company, the holders of shares of Class A Common Stock would be entitled to share pro rata (on an equal basis with the holders of the Class B Common Stock) in the distribution of all of the Company's assets remaining available for distribution after satisfaction of all its liabilities and the payment of the liquidation preference of any outstanding preferred stock. The holders of Class A Common Stock have no preemptive or other subscription rights to purchase shares of the Company, nor are they entitled to the benefits of any sinking fund provisions. No share of Class A Common Stock issued in connection with or outstanding prior to the Offerings is subject to any further call or assessment.

  EXCHANGE RIGHTS. In the event that Fund IV makes a distribution of shares of Class A Common Stock to its limited partners and, following such distribution, one of its limited partners would then be subject to limitations under the Bank Holding Company Act of 1956 (the "Bank Holding Act") on its ability to hold more than 5% of the voting stock of the Company, Fund IV is entitled to exchange a certain number of shares of its Class A Common Stock into the same number of shares of Class B Common Stock so as to permit it to distribute shares of Class B Common Stock to such limited partners without exceeding the limitations under the Bank Holding Act.

CLASS B COMMON STOCK

  The Class B Common Stock is identical to the Class A Common Stock in all respects except that the holders of Class B Common Stock will have no right to vote, except as required by law. Shares of Class B Common Stock automatically convert into the same number of shares of Class A Common Stock upon the sale or transfer by the holder thereof to a non-affiliate. To the extent permitted by law, each holder of Class B Common Stock is entitled to convert any or all shares of Class B Common Stock held into the same number of shares of Class A Common Stock. The Class B Common Stock was intended to meet the needs of several limited partners in Fund IV which may be subject to limitations under the Bank Holding Act on their ability to hold more than 5% of the voting stock of the Company in the event Fund IV were to distribute its shares of Class A Common Stock to such limited partners. It is not anticipated that additional shares of Class B Common Stock will be issued except in the event that Fund IV distributes shares of Common Stock to such limited partners. See "--Class A Common Stock--Exchange Rights."

  Following the Offerings, Fund IV will hold shares of Class A Common Stock. Fund IV has no present plans to make a distribution of shares of Class A Common Stock held by it to any of its investors. Because shares of Class B Common Stock are issuable only upon the exchange of shares of Class A Common Stock, the issuance of shares of Class B Common Stock would not increase the total number of shares of Common Stock outstanding on such date.

TRANSFER AGENT AND REGISTRAR

       has been appointed as the transfer agent and registrar for the shares of Common Stock.

CERTAIN EFFECTS OF AUTHORIZED BUT UNISSUED STOCK

  After consummation of the Offerings, the Company will have   unissued and
unreserved shares of Class A Common Stock. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital and for facilitating corporate acquisitions. Except pursuant to the stock option plans described herein, the Company does not currently have any plans to issue additional shares of Common Stock. One of the effects of unissued and unreserved shares of capital stock may be to enable the Board to render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby to protect the continuity of the Company's management. If, for example, the Board were to determine that a takeover proposal was not in the Company's best interests, such shares could be issued by the Board without stockholder approval in one or more private transactions or other transactions that might prevent or render more difficult or costly the completion of the takeover transactions by diluting the voting or other rights of the proposed acquiror or insurgent stockholder group, by creating a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent Board, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

CREDIT FACILITIES

  GENERAL. WESCO and WESCO Distribution-Canada, Inc. ("WESCO Canada") have entered into credit agreements with separate bank groups providing for an aggregate $360 million of revolving credit facilities (the "Credit Facilities"). Under the agreement with the U.S. lenders and Barclays Bank Plc. ("Barclays"), as administrative agent and collateral agent, WESCO may borrow up to $315 million including a swing line subfacility of $10 million and a letter of credit subfacility of $35 million (the "U.S. Credit Facility"). Under the agreement with the Canadian lenders, the Bank of Nova Scotia, as administrative agent, and Barclays, as collateral agent, WESCO Canada may borrow up to Cdn$62.7 million, including a swing line subfacility of Cdn$5 million, a letter of credit subfacility of Cdn$5 million and an acceptance facility (the "Canadian Credit Facility"). Borrowings may be used for general corporate purposes including acquisitions. Borrowings are subject to certain conditions, including, if WESCO fails to meet certain financial tests, a borrowing base requirement based on eligible accounts and inventory. The Credit Facilities will terminate on February 28, 2000. The Company is engaged in discussions with its lenders regarding, among other things, appropriate amendments to the Credit Facilities in connection with the Offerings.

  GUARANTY AND SECURITY. Borrowings under the U.S. Credit Facility are guaranteed by CDW; while borrowings under the Canadian Credit Facility are guaranteed by WESCO and (indirectly) by CDW. Borrowings under the U.S. Credit Facility and WESCO's obligations under the guarantee of borrowings under the Canadian Credit Facility are secured by a pledge by WESCO of (1) 100% of the issued and outstanding capital stock of CDW Realco, Inc. ("Realco") and 65% of issued and outstanding capital stock of WESCO Canada and (2) all present and future tangible and intangible assets of WESCO (other than real property and improvements thereon), together with all proceeds thereof. Borrowings under the Canadian Credit Facility are secured by a pledge by WESCO Canada of all present and future tangible and intangible assets of WESCO Canada (other than real property and improvements thereon), together with the proceeds thereof. The guarantee by CDW of borrowings under the U.S. Credit Facility and of WESCO's obligation under its guarantee of the Canadian Credit Facility is secured by a pledge by CDW of 100% of issued and outstanding capital stock of WESCO.

  INTEREST AND FEES. Interest on outstanding borrowings under the U.S. Credit Facility accrues at a floating rate based, at WESCO's option, upon (1) LIBOR for one, two, three or six months plus 1.00% or (2) the greater of (a) the federal funds rate plus 0.50% or (b) the prime rate plus 0.25%. The applicable margins over LIBOR and the prime rate are subject to reduction if WESCO meets certain financial tests. At September 30, 1997, the applicable margins were 0.28% and 0.0%, respectively. Borrowings under the Canadian Credit Facility bear interest at the higher of (1) the rate offered by certain Canadian banks for acceptances plus 0.50% and (2) the Canadian prime rate. The margin over the Canadian prime rate is subject to reduction if WESCO Canada meets certain financial tests. At September 30, 1997 the applicable margin was 0.50%. In addition, the Company pays a facility fee on both the U.S. and Canadian Credit Facilities of 0.23% and 0.50%, respectively, at September 30, 1997. WESCO is also required to pay a letter of credit commission equal to 1% per annum (subject to reduction if certain financial tests are met) on the daily amount stated to be available from time to time under each outstanding letter of credit.

  CERTAIN COVENANTS. The Credit Facilities contain various restrictive covenants that, among other things, impose (1) limitations on the incurrence of additional indebtedness or guarantees; (2) limitations on the issuance of additional stock of subsidiaries; (3) limitations on liens or negative pledges; (4) limitations on investments, loans, acquisitions or advances; (5) limitations on dividends; (6) limitations on the sale, lease or other disposal of assets; (7) limitations on transactions among affiliates which are not arms-length; (8) limitations on entering into new lines of business; and (9) limitations on capital expenditures. In addition, the U.S. Credit Facility requires the Company to meet certain financial tests based on net worth, a Funded Indebtedness to Consolidated EBITDA ratio and Fixed Charge coverage ratio (as such terms are defined in the Credit Facilities).

  EVENTS OF DEFAULT. The Credit Facilities contain various events of default, including (1) the failure of Fund IV and its affiliates to own, directly or indirectly, at least 51% of the outstanding voting stock of CDW, (2) an acquisition by a third party or group of a percentage of the outstanding voting stock of CDW greater than 30% or of the power to elect a majority of CDW's Board of Directors and (3) CDW ceasing to own all of the outstanding stock of WESCO or WESCO ceasing to own all of the outstanding stock of WESCO Canada and Realco.

MORTGAGE NOTES

  A portion of the purchase price for the Acquisition was financed through the issuance by CDW to Westinghouse of a guaranteed first mortgage note in the initial amount of $45 million, due February 28, 2001 (the "Buyer Note") and the issuance by WESCO Canada of a guaranteed first mortgage note to Westinghouse Canada in the original principal amount of Cdn$6.8 million, due February 28, 2001 (the "Canadian Note" and, collectively with the Buyer Note, the "Mortgage Notes"). At the closing of the Acquisition, CDW caused Realco to assume all of its obligations under the Buyer Note. The Buyer Note is guaranteed by CDW and WESCO. The Canadian Note is guaranteed by CDW, WESCO and Realco. The Buyer Note and the Canadian Note are secured by a first mortgage lien on all of the real property owned by Realco and WESCO Canada, respectively.

  The Buyer Note is a zero coupon note with a yield to maturity of 8% and the Canadian Note bears interest at 8% per annum, accruing semi-annually. Accrued interest payments accrete to the principal amount and are not payable in cash. The entire aggregate principal amount of the Mortgage Notes (including accretion for interest accruals) will mature and become payable on February 28, 2001.

  The Mortgage Notes contain various covenants, including, among other things,
(1) limitations on the incurrence of additional indebtedness, (2) limitations on making certain restricted payments, (3) limitations on transactions with affiliates, (4) limitations on sale of assets or the consolidation with or merger with or into another entity and (5) a restriction on the sale of the mortgaged properties. In addition, the Mortgage Notes contain customary events of default, including for failure to make payments on the Mortgage Notes, failure to perform covenants, defaulting on the payment of other indebtedness in an aggregate principal amount exceeding $35 million, and the insolvency or bankruptcy of the Company. Finally, the Mortgage Notes provide that CDW shall offer to prepay them upon a Change of Control, which is defined to include (1) prior to the consummation of an initial public offering after which the public owns more of the outstanding common stock of CDW than does Westinghouse (a "Specified Public Offering"), Fund IV and its affiliates ceasing to have the power to elect a majority of the members of the Board of Directors; (2) after the consummation of a Specified Public Offering, any person or group (other than Fund IV and its affiliates or Westinghouse) owning more than 30% of the total voting stock of CDW and more than the total voting stock of CDW owned by Fund IV and its affiliates; (3) CDW owning less than all of the outstanding equity securities of WESCO or Realco; (4) WESCO owning less than all the outstanding equity securities of Realco or WESCO Canada; or (5) during any two-year period, individuals who at the beginning of such period constituted the Board of Directors together with any new directors elected by the directors then still in office who were directors at the beginning of such period ceasing for any reason to constitute a majority of the Board of Directors.

ACQUISITION NOTES

  In connection with certain acquisitions, WESCO has issued $2.3 million principal amount of senior convertible notes (the "Acquisition Notes"). By their terms, concurrent with the consummation of the Offerings each of the Acquisition Notes will be mandatorily converted into shares of Class A Common Stock at a price per share equal to the offering price in the Offerings.
Assuming a closing date for the Offerings of   , 1998 and an offering price of
$ per share (the midpoint of the range), an aggregate shares of Class A Common Stock would be issued upon conversion of the Acquisition Notes. WESCO intends to fund a portion of the purchase price of the two acquisitions anticipated to close in January 1997, subject to certain closing conditions, with $15 million aggregate principal amount of its unsecured notes, maturing by mid-1999, up to $5 million of which may be converted to shares of Class A Common Stock at the Offering price at the election of the holder, which election is required to be made prior to the Offerings. See "Business-- Acquisitions."

                        SHARES ELIGIBLE FOR FUTURE SALE

  After completion of the Offerings, the Company will have   shares of Class A
Common Stock outstanding, and    shares of Class A Common Stock subject to
outstanding stock options and no shares of Class B Common Stock outstanding.
Of these shares, the     shares of Class A Common Stock sold in the Offerings
(and the shares of Class B Common Stock for which such shares of Class A Common Stock will be convertible) will be freely tradeable without restriction under the Securities Act, except by persons who may be deemed to be "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act. All the remaining shares of Class A Common Stock (including any shares issued upon exercise of such stock options) and any shares of Class B Common Stock for which any such shares of Class A Common Stock are exchanged ("Restricted Shares") may not be sold unless they are registered under the Securities Act or are sold pursuant to an exemption from registration, including an exemption contained in Rule 144 under the Securities Act.

  In general, under Rule 144, if one year has elapsed since the Restricted Shares have been acquired from the issuer or from an affiliate of the issuer (whichever is later), the holder of such Restricted Shares, including for this purpose persons who may be deemed "affiliates" of the Company whether or not they hold Restricted Shares, would be entitled to sell, within any three-month period, up to a number of Restricted Shares that does not exceed the greater of (1) 1% of the then outstanding shares of Class A Common Stock
(approximately    shares immediately after the Offerings assuming that the
Underwriters' over-allotment options are exercised in full) and (2) the average weekly trading volume of the Class A Common Stock on the New York Stock Exchange during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission. Sales under Rule 144 are subject to certain restrictions relating to manner of sale, notice and the availability of current public information about the Company and may be effected only through unsolicited brokers' transactions. A person who is not deemed an "affiliate" of the Company at any time during the 90 days preceding a sale would (but for the "lock-up" arrangements described below) be entitled to sell such Restricted Shares immediately after the Offerings under Rule 144 without regard to the volume or other limitations described above, provided that two years have elapsed since such Restricted Shares were acquired from the Company or an affiliate of the Company. Substantially all of the Restricted Shares have been held for more than two years by the holders
thereof, of which   shares are held by persons who may be deemed to be
"affiliates" of the Company. Accordingly, all of the   remaining Restricted
Shares may be sold publicly following the expiration of the 180-day "lock-up" arrangements described below.

"LOCK-UP" ARRANGEMENTS

  The Company, the Selling Stockholders and the directors and substantially all of the employees of the Company who own Class A Common Stock have each agreed not to enter into any agreement providing for, or to effect, any public sale, distribution or other disposition of any shares of Common Stock, including sales pursuant to Rule 144 or Rule 144A under the Securities Act, or grant any public option for any such sale, or otherwise cause the Company to register any securities of the Company, for a period of 180 days after the date of the Offerings without the prior written consent of Merrill Lynch & Co. on behalf of the Underwriters, except for the shares of Class A Common Stock offered in connection with the Offerings. After the expiration of such 180-day period, such stockholders (other than "affiliates" of the Company) will, in general, be entitled to dispose of their shares without regard to volume or other restrictions of Rule 144 under the Securities Act.

REGISTRATION AND PARTICIPATION AGREEMENT

  Pursuant to the terms of the Registration and Participation Agreement,
existing stockholders of the Company who will collectively own     shares of
Class A Common Stock (including shares issuable upon the exercise of outstanding stock options) after the Offerings have certain registration rights with respect to their shares of Common Stock (subject to the "lock-up" arrangements described above). After the completion of the

Offerings and the expiration of the 180-day "lock-up" period described above, the holders (other than Westinghouse) of at least 20% of the Company's Registrable Securities (as defined in the Registration and Participation Agreement), may request that the Company register some or all of their Registrable Securities. Any time after February 28, 1999 Westinghouse shall have the right upon two occasions to request that the Company register some or all of the Registrable Securities it holds. In addition, if the Company decides to register additional shares of Common Stock (other than, among other limitations, shares of Common Stock to be issued pursuant to employee benefit or option plans), all holders of the Company's Registrable Securities (including Westinghouse) are entitled to participate in such registration, subject to certain cutback provisions.

  Prior to the Offerings, there has been no public market for the Class A Common Stock and no prediction can be made as to the effect, if any, that market sales of Restricted Shares, the availability of such Restricted Shares for such sales, or the existing stockholders' registration rights will have on the market price of the Class A Common Stock prevailing from time to time. Nevertheless, sales of substantial amounts of Class A Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices for the Class A Common Stock and could impair the Company's future ability to raise capital through an offering of its equity securities. See "Risk Factors--Shares Eligible for Future Sale."

                   UNITED STATES FEDERAL TAX CONSIDERATIONS
                             FOR NON-U.S. HOLDERS

  The following is a summary of certain United States federal income and estate tax consequences of the ownership and disposition of Class A Common Stock by non-U.S. holders. As used herein, "non-U.S. holder" means any person or entity that is a beneficial owner of Class A Common Stock, other than (1) a citizen or resident of the United States, (2) a corporation, partnership or other entity created or organized in the United States or under the laws of the United States or of any state of the United States, (3) an estate whose income is includable in gross income for U.S. federal income tax purposes regardless of its source or (4) a trust if (x) a court within the United States is able to exercise primary supervision over the administration of the trust and (y) at least one U.S. person has authority to control all substantial decisions of the trust. Recently enacted legislation authorizes the issuance of Treasury Regulations that, under certain circumstances, could reclassify as a non-U.S. partnership a partnership that would otherwise be treated as a U.S. partnership, or could reclassify as a U.S. partnership a partnership that would otherwise be treated as a non-U.S. partnership. Such regulations would apply only to partnerships created or organized after the date that proposed Treasury Regulations are filed with the Federal Register (or, if earlier, the date of issuance of a notice substantially describing the expected contents of the regulations).

  This summary is based on provisions of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury regulations promulgated thereunder (the "Treasury Regulations") and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis.

  This summary is for general information only. It does not address aspects of United States taxation other than federal income and estate taxation and does not address all aspects of income and estate taxation or any aspects of state, local or non-United States taxation. In addition, this summary does not consider any specific facts or circumstances that may apply to a particular non-U.S. Holder (including U.S. expatriates, and the fact that in the case of a non-U.S. Holder that is a partnership, the U.S. tax consequences of holding and disposing of shares of Class A Common Stock may be affected by certain determinations made at the partner level), nor does it consider the tax consequences to any person who is a shareholder, partner or beneficiary of a holder of Class A Common Stock.

  PROSPECTIVE PURCHASERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE PARTICULAR U.S. FEDERAL INCOME AND ESTATE TAX CONSEQUENCES TO THEM OF THE OWNERSHIP AND DISPOSITION OF CLASS A COMMON STOCK, AS WELL AS THE TAX CONSEQUENCES UNDER STATE, LOCAL, NON-U.S. AND OTHER U.S. FEDERAL TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN TAX LAWS.

INCOME TAX

  DIVIDENDS. Generally, dividends paid on Class A Common Stock to a non-U.S. holder will be subject to U.S. federal income tax. Except for dividends that are effectively connected with a non-U.S. holder's conduct of a trade or business within the United States, this tax is imposed and collected by withholding at the rate of 30% of the amount of the dividend, unless reduced by an applicable income tax treaty. Under current regulations, dividends paid to an address in a country other than the United States are presumed, absent knowledge to the contrary, to be paid to a resident of such country in determining the applicability of a treaty for such purposes.

  However, under recently finalized Treasury Regulations relating to withholding of tax on payments to non-U.S. persons, which by their terms apply to dividend and other payments made after December 31, 1998 (the "Final Withholding Regulations"), a non-U.S. holder who is the beneficial owner (within the meaning of the Final Withholding Regulations) of dividends paid on Class A Common Stock and who wishes to claim the benefit of an applicable treaty is generally required to satisfy certain certification and documentation requirements. Certain special rules apply to claims for treaty benefits made by non-U.S. persons that are entities rather than individuals and to beneficial owners (within the meaning of the Final Withholding Regulations) of dividends paid to entities in which such beneficial owners are interest holders.

  Except as may be otherwise provided in an applicable income tax treaty, dividends paid on Class A Common Stock to a non-U.S. holder that are effectively connected with the holder's conduct of a trade or business within the United States are subject to tax at ordinary U.S. federal income tax rates, which tax is not collected by withholding (except as described below under "--Backup Withholding and Information Reporting"). All or part of any effectively connected dividends received by a non-U.S. corporation may also, under certain circumstances, be subject to an additional "branch profits" tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty. A non-U.S. holder who wishes to claim an exemption from withholding for effectively connected dividends is generally required to satisfy certain certification and documentation requirements.

  A non-U.S. holder that is eligible for a reduced rate of U.S. withholding tax pursuant to a tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the U.S. Internal Revenue Service (the "I.R.S.").

  DISPOSITION OF CLASS A COMMON STOCK. Generally, non-U.S. holders will not be subject to U.S. federal income tax (or withholding thereof) in respect of gain recognized on a disposition of Class A Common Stock unless (1) the gain is effectively connected with the holder's conduct of a trade or business within the United States (in which case the "branch profits" tax described above may also apply if the holder is a non-U.S. corporation); (2) in the case of a holder who is a nonresident alien individual and holds Class A Common Stock as a capital asset, such holder is present in the United States for 183 or more days in the taxable year of the sale and certain other conditions are met; or
(3) the Company is or has been a "United States real property holding corporation" for U.S. federal income tax purposes (which the Company does not believe it has been or is currently, and does not anticipate becoming) and the holder has held directly or constructively more than 5% of the outstanding Class A Common Stock within the five-year period ending on the date of the disposition.

ESTATE TAX

  If an individual non-U.S. holder owns, or is treated as owning, Class A Common Stock at the time of his or her death, such stock would be subject to U.S. federal estate tax imposed on the estates of nonresident aliens, in the absence of a contrary provision contained in an applicable tax treaty.

BACKUP WITHHOLDING AND INFORMATION REPORTING

  Under certain circumstances, the I.R.S. requires certain information reporting and "backup withholding" at a rate of 31% with respect to certain payments on Class A Common Stock.

  DIVIDENDS. Under current law, dividends paid on Class A Common Stock to a non-U.S. holder at an address outside the United States are generally exempt from backup withholding tax and U.S. information reporting requirements (but not from regular withholding tax, as discussed above). Under the Final Withholding Regulations, for dividends paid after December 31, 1998, a non-U.S. person must generally provide proper documentation indicating non-U.S. status to a withholding agent in order to avoid backup withholding tax; however, dividends paid to certain exempt recipients (not including individuals) will not be subject to backup withholding even if such documentation is not provided if the withholding agent is allowed to rely on certain regulatory presumptions concerning the recipient's non-U.S. status (including payment to an address outside the United States).

  BROKER SALES. Payments of proceeds from the sale of Class A Common Stock by a non-U.S. holder made to or through a U.S. office of a broker are generally subject to both information reporting and backup withholding unless the holder certifies its non-U.S. status under penalties of perjury or otherwise establishes entitlement to an exemption. Payments of proceeds from the sale of Class A Common Stock by a non-U.S. holder made to or through a non-U.S. office of a broker generally will not be subject to information reporting or backup withholding. However, payments made to or through certain non-U.S. offices, including the non-U.S. offices of a U.S. broker, are generally subject to information reporting (but not backup withholding) unless the holder certifies its non-U.S. status under penalties of perjury or otherwise establishes entitlement to an exemption.

  A non-U.S. holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing an appropriate claim for refund with the I.R.S.

                                 UNDERWRITING

  Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), Goldman, Sachs & Co., Bear, Stearns & Co. Inc. and Smith Barney Inc. are acting as representatives (the "U.S. Representatives") of each of the Underwriters named below (the "U.S. Underwriters"). Subject to the terms and conditions set forth in a U.S. purchase agreement (the "U.S. Purchase Agreement") among the Selling Stockholders, the Company and the U.S.
Underwriters, and concurrently with the sale of    shares of Class A Common
Stock to the International Managers (as defined below), the Selling Stockholders have agreed to sell to the U.S. Underwriters, and each of the U.S. Underwriters severally and not jointly has agreed to purchase from the Selling Stockholders, the number of shares of Class A Common Stock set forth opposite its name below.

                                                                       NUMBER OF
            U.S. UNDERWRITER                                            SHARES
            ----------------                                           ---------
       Merrill Lynch, Pierce, Fenner & Smith
            Incorporated.............................................
       Goldman, Sachs & Co. .........................................
       Bear, Stearns & Co. Inc.......................................
       Smith Barney Inc..............................................
                                                                          ---
            Total....................................................
                                                                          ===

  The Company and the Selling Stockholders have also entered into an international purchase agreement (the "International Purchase Agreement") with certain underwriters outside the United States and Canada (the "International Managers" and, together with the U.S. Underwriters, the "Underwriters") for whom Merrill Lynch International, Goldman Sachs International, Bear, Stearns International Limited and Smith Barney Inc. are acting as lead managers (the "Lead Managers"). Subject to the terms and conditions set forth in the
International Purchase Agreement, and concurrently with the sale of    shares
of Class A Common Stock to the U.S. Underwriters pursuant to the U.S. Purchase Agreement, the Selling Stockholders have agreed to sell to the International Managers, and the International Managers severally and not jointly have agreed
to purchase from the Selling Stockholders, an aggregate of    shares of Class
A Common Stock. The initial public offering price per share and the underwriting discount per share of Class A Common Stock will be identical under the U.S. Purchase Agreement and the International Purchase Agreement.

  In the U.S. Purchase Agreement and the International Purchase Agreement, the several U.S. Underwriters and the several International Managers, respectively, have agreed, subject to the terms and conditions set forth therein, to purchase all of the shares of Class A Common Stock being sold pursuant to each such agreement if any of the shares of Class A Common Stock being sold pursuant to such agreement are purchased. Under certain circumstances, under the U.S. Purchase Agreement and the International Purchase Agreement, the commitments of non-defaulting Underwriters may be increased. The closings with respect to the sale of shares of Class A Common Stock to be purchased by the U.S. Underwriters and the International Managers are conditioned upon one another.

  The U.S. Representatives have advised the Selling Stockholders and the Company that the U.S. Underwriters propose initially to offer the shares of Class A Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus, and to certain dealers at such
price less a concession not in excess of $   per share of Class A Common
Stock. The U.S. Underwriters may allow, and such dealers may reallow, a
discount not in excess of $    per share of Class A Common Stock on sales to
certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

  The Selling Stockholders have granted an option to the U.S. Underwriters, exercisable for 30 days after the date of this Prospectus, to purchase up to
an aggregate of    additional shares of Class A Common Stock at the initial
public offering price set forth on the cover page of this Prospectus, less the underwriting discount. The U.S. Underwriters may exercise these options solely to cover over-allotments, if any, made on the sale of the

Class A Common Stock offered hereby. To the extent that the U.S. Underwriters exercise these options, each U.S. Underwriter will be obligated, subject to certain conditions, to purchase a number of additional shares of Class A Common Stock proportionate to such U.S. Underwriter's initial amount reflected in the foregoing table. The Selling Stockholders have also granted an option to the International Managers, exercisable for 30 days after the date of this
Prospectus, to purchase up to an aggregate of    additional shares of Class A
Common Stock to cover over-allotments, if any, on terms similar to those granted to the U.S. Underwriters.

  At the request of the Company, the Underwriters have reserved for sale, at
the initial public offering price up to    of the shares of Class A Common
Stock offered hereby to be sold to certain employees of the Company and certain other persons. The number of shares of Class A Common Stock available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares which are not orally confirmed for purchase within one day of the pricing of the Offerings will be offered by the Underwriters to the general public on the same terms as the other shares offered hereby.

  The Selling Stockholders, the Company's executive officers and directors, and certain other stockholders have agreed, subject to certain exceptions, not to directly or indirectly (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of or otherwise dispose of or transfer any shares of Class A Common Stock or securities convertible into or exchangeable or exercisable for Class A Common Stock, whether now owned or thereafter acquired by the person or entity executing the agreement or with respect to which the person or entity executing the agreement thereafter acquires the power of disposition, or file a registration statement under the Securities Act with respect to the foregoing or (ii) enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of the Class A Common Stock whether any such swap or transaction is to be settled by delivery of Class A Common Stock or other securities, in cash or otherwise, without the prior written consent of Merrill Lynch on behalf of the Underwriters for a period of 180 days after the date of this Prospectus. See "Shares Eligible for Future Sale."

  The U.S. Underwriters and the International Managers have entered into an intersyndicate agreement (the "Intersyndicate Agreement") that provides for the coordination of their activities. Pursuant to the Intersyndicate Agreement, the U.S. Underwriters and the International Managers are permitted to sell shares of Class A Common Stock to each other for purposes of resale at the initial public offering price, less an amount not greater than the selling concession. Under the terms of the Intersyndicate Agreement, the U.S. Underwriters and any dealer to whom they sell shares of Class A Common Stock will not offer to sell or sell shares of Class A Common Stock to persons who are non-U.S. or non-Canadian persons or to persons they believe intend to resell to persons who are non-U.S. or non-Canadian persons, and the International Managers and any dealer to whom they sell shares of Class A Common Stock will not offer to sell or sell shares of Class A Common Stock to U.S. persons or to Canadian persons or to persons they believe intend to resell to U.S. or Canadian persons, except in the case of transactions pursuant to the Intersyndicate Agreement.

  Prior to the Offerings, there has been no public market for the Class A Common Stock of the Company. The initial public offering price will be determined through negotiations among the Company, the Selling Stockholders, the U.S. Representatives and the Lead Managers. The factors to be considered in determining the initial public offering price, in addition to prevailing market conditions, are price-earnings ratios of publicly traded companies that the U.S. Representatives and Lead Managers believe to be comparable to the Company, certain financial information of the Company, the history of, and the prospects for, the Company and the industry in which it competes, and an assessment of the Company's management, its past and present operations, the prospects for, and timing of, future revenues of the Company, the present state of the Company's development and the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to the Company. There can be no assurance given that an active trading market will develop for the Class A Common Stock or that the Class A Common Stock will trade in the public market subsequent to the Offerings at or above the initial public offering price.

  Application will be made to list the Class A Common Stock on the New York
Stock Exchange under the symbol "    ." In order to meet the requirements for
listing of the Class A Common Stock on the New York Stock Exchange, the U.S. Underwriters and International Managers have undertaken to sell lots of 100 or more shares to a minimum of 2,000 beneficial owners.

  The Underwriters and International Managers do not intend to confirm sales of the Class A Common Stock offered hereby to any accounts over which they exercise discretionary authority.

  The Company and the Selling Stockholders have agreed to indemnify the U.S. Underwriters and the International Managers against certain liabilities, including certain liabilities under the Securities Act, or to contribute to payments which the U.S. Underwriters and International Managers may be required to make in respect thereof.

  Until the distribution of the Class A Common Stock is completed, rules of the Commission may limit the ability of the Underwriters and certain selling group members to bid for and purchase the Class A Common Stock. As an exception to these rules, the U.S. Representatives are permitted to engage in certain transactions that stabilize the price of the Class A Common Stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Class A Common Stock.

  If the Underwriters create a short position in the Class A Common Stock in connection with the Offerings, i.e., if they sell more shares of Class A Common Stock than are set forth on the cover page of this Prospectus, the U.S. Representatives may reduce that short position by purchasing Class A Common Stock in the open market. The U.S. Representatives may also elect to reduce any short position by exercising all or part of the over-allotment option described above.

  The U.S. Representatives may also impose a penalty bid on certain Underwriters and selling group members. This means that if the U.S. Representatives purchase shares of Class A Common Stock in the open market to reduce the Underwriters' short position or to stabilize the price of the Class A Common Stock, they may reclaim the amount of the selling concession from the Underwriters and selling group members who sold those shares as part of the Offerings.

  In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might have been in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of the Class A Common Stock to the extent that it discourages resales of the Class A Common Stock.

  None of the Company, the Selling Stockholders or any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Class A Common Stock. In addition, none of the Company, the Selling Stockholders or any of the Underwriters makes any representation that the U.S. Representatives will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

                                 LEGAL MATTERS

  The validity of the shares of Class A Common Stock offered hereby will be passed upon for the Company and the Selling Stockholders by Debevoise & Plimpton, New York, New York. Certain legal matters will be passed upon for the Underwriters by Fried, Frank, Harris, Shriver & Jacobson (a partnership including professional corporations), New York, New York. Debevoise & Plimpton also acts and may hereafter act as counsel to CD&R and its affiliates and to the Company and its affiliates. Franci J. Blassberg, Esq., a member of Debevoise & Plimpton, is married to Joseph L. Rice, III, a general partner of Associates IV, the general partner of Fund IV.

                                    EXPERTS

  The consolidated balance sheets of the Company as of December 31, 1995 and 1996 and the consolidated statements of income, stockholders' equity and cash flows of the Company for the ten months ended December 31, 1994 and for each of the two years in the period ended December 31, 1996 included in this Prospectus have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

  A registration statement (the "Registration Statement") on Form S-1 under the Securities Act has been filed with the Commission with respect to the shares of Class A Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and exhibits and schedules thereto, certain portions having been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the shares of Class A Common Stock offered hereby, reference is hereby made to the Registration Statement and such exhibits thereto and the financial statements, notes and schedules filed as part thereof, which may be inspected, without charge, at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 75 Park Place, New York, New York 10007 and Northwestern Atrium Center, 500 W. Madison Street, 14th Floor, Chicago, Illinois 60611. Copies of all or any portion of the Registration Statement may be obtained from the Public Reference Section of the Commission upon payment of prescribed fees. The Commission also maintains a worldwide web site at http://www.sec.gov which contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

  Statements made in this Prospectus concerning the provisions of any document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of the document included as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by this reference.

  The Company intends to furnish its stockholders with annual reports containing audited consolidated financial statements and with quarterly reports for the first three quarters of each fiscal year containing unaudited consolidated summary financial information.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Accountants.........................................  F-2
Consolidated Balance Sheets as of December 31, 1995 and 1996 and September
 30, 1997 (unaudited).....................................................  F-3
Consolidated Statements of Income for the period from February 28, 1994
 (date of acquisition) through December 31, 1994, the years ended December
 31, 1995 and 1996 and for the nine month periods ending September 30,
 1996 and 1997 (unaudited)................................................  F-4
Consolidated Statements of Stockholders' Equity for the period from
 February 28, 1994 (date of acquisition) through December 31, 1994, the years ended December 31, 1995 and 1996 and for the nine month period ended September 30, 1997 (unaudited).....................................  F-5
Consolidated Statements of Cash Flows for the period from February 28,
 1994 (date of acquisition) through December 31, 1994, the years ended
 December 31, 1995 and 1996 and for the nine month periods ending
 September 30, 1996 and 1997 (unaudited)..................................  F-6
Notes to Consolidated Financial Statements................................  F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and Board of Directors of CDW Holding Corporation:

  We have audited the accompanying consolidated balance sheets of CDW Holding Corporation and subsidiaries as of December 31, 1995 and 1996, and the related consolidated statements of income, stockholders' equity, and cash flows for the period from February 28, 1994 (date of acquisition) through December 31,1994 and for the two years in the period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of CDW Holding Corporation and subsidiaries as of December 31, 1995 and 1996, and the results of their operations and their cash flows for the period from February 28, 1994 (date of acquisition) through December 31, 1994 and for the two years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          /s/ Coopers & Lybrand L.L.P.

600 Grant Street
Pittsburgh, Pennsylvania
February 28, 1997, except for Note 17,
as to which the date is December 24, 1997

                    CDW HOLDING CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                                DECEMBER 31,       SEPTEMBER 30,
                                             --------------------  -------------
                                               1995       1996         1997
                                             ---------  ---------  -------------
                                                                    (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents................  $   8,590  $     --     $  20,654
  Trade accounts receivable, net of
   allowance for doubtful accounts of
   $8,589, $10,075 and $10,790 in 1995,
   1996, and 1997, respectively............    247,900    311,896      361,065
  Other accounts receivable................     13,950     19,040       14,902
  Inventories..............................    192,909    263,107      307,130
  Prepaid expenses and other current
   assets..................................      1,718      1,998        4,533
  Deferred income taxes (Note 7)...........     11,041     12,731       16,166
                                             ---------  ---------    ---------
    Total current assets...................    476,108    608,772      724,450
Property, buildings and equipment, net
 (Note 4)..................................     84,373     93,951       96,905
Trademarks, net of accumulated amortization
 of $1,586, $453 and $1,087 in 1995, 1996,
 and 1997, respectively....................      7,097      3,541        3,287
Goodwill, net of accumulated amortization
 of $72, $1,887 and $3,861 in 1995, 1996,
 and 1997, respectively (Note 15)..........      6,074     62,553       64,863
Other assets (Note 5)......................      7,684      4,670        6,746
                                             ---------  ---------    ---------
    Total assets...........................  $ 581,336  $ 773,487    $ 896,251
                                             =========  =========    =========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable.........................  $ 218,322  $ 283,434    $ 332,320
  Accrued payroll and benefit costs........     27,561     25,597       19,562
  Restructuring reserve....................      5,090      4,541        4,326
  Income taxes payable.....................        --       4,972        3,227
  Other current liabilities (Note 6).......     19,422     17,160       19,377
                                             ---------  ---------    ---------
    Total current liabilities..............    270,395    335,704      378,812
Long-term debt (Note 8)....................    172,004    260,635      314,695
Other noncurrent liabilities...............      3,057      6,311        5,723
Deferred income taxes (Note 7).............     11,781     13,161       13,147
                                             ---------  ---------    ---------
    Total liabilities......................    457,237    615,811      712,377
Commitments and contingencies (Note 13)
Redeemable common stock, $.01 par value,
 79,904, 88,082 and 86,792 shares issued
 and outstanding in 1995, 1996, and 1997,
 respectively (Note 9).....................     16,187     24,514       40,278
Stockholders' equity:
  Class A common stock, $.01 par value,
   2,000,000 authorized, 933,280, shares
   issued and outstanding in 1995, 1996,
   and 1997................................          9          9            9
  Class B nonvoting convertible common
   stock, $.01 par value, 2,000,000 shares
   authorized..............................        --         --           --
  Additional paid-in capital...............     93,319     93,319       93,319
  Retained earnings........................     12,210     37,545       48,064
  Common stock to be issued under option...      2,500      2,500        2,500
  Foreign currency translation adjustment..       (126)      (211)        (296)
                                             ---------  ---------    ---------
    Total stockholders' equity.............    107,912    133,162      143,596
                                             ---------  ---------    ---------
    Total liabilities and stockholders'
     equity................................  $ 581,336  $ 773,487    $ 896,251
                                             =========  =========    =========

   The accompanying notes are an integral part of the consolidated financial statements.

                    CDW HOLDING CORPORATION AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                                                    FOR THE NINE MONTH PERIOD
                                                 DECEMBER 31,         ENDING SEPTEMBER 30,
                                            ----------------------- -------------------------
                           FOR THE PERIOD
                          FEBRUARY 28, 1994
                               THROUGH
                          DECEMBER 31, 1994    1995        1996         1996         1997
                          ----------------- ----------- ----------- ------------ ------------
                                                                           (UNAUDITED)
Sales, net..............     $ 1,398,536    $ 1,857,042 $ 2,274,622 $  1,668,298 $  1,916,144
Cost of goods sold......       1,168,473      1,535,998   1,869,565    1,372,625    1,576,193
                             -----------    ----------- ----------- ------------ ------------
  Gross profit..........         230,063        321,044     405,057      295,673      339,951
Selling, general and
 administrative
 expenses...............         197,738        257,972     326,003      239,112      272,493
Depreciation and
 amortization...........           7,455          7,339      10,846        7,864        8,381
                             -----------    ----------- ----------- ------------ ------------
  Income from
   operations...........          24,870         55,733      68,208       48,697       59,077
Interest expense, net...          17,654         15,813      17,382       12,931       14,945
                             -----------    ----------- ----------- ------------ ------------
  Income before income
   taxes and
   extraordinary charge.           7,216         39,920      50,826       35,766       44,132
Provision for income
 taxes
 (Note 7)...............           3,611         14,790      18,364       13,000       17,525
                             -----------    ----------- ----------- ------------ ------------
  Income before
   extraordinary charge.           3,605         25,130      32,462       22,766       26,607
Extraordinary charge,
 net of applicable taxes
 (Note 8)...............             --           8,068         --           --           --
                             -----------    ----------- ----------- ------------ ------------
  Net income............           3,605         17,062      32,462       22,766       26,607
Appreciation on
 redeemable common stock
 (Note 9)...............             817          7,640       7,127        5,345       16,088
                             -----------    ----------- ----------- ------------ ------------
Earnings applicable to
 common stock...........     $     2,788    $     9,422 $    25,335 $     17,421 $     10,519
                             ===========    =========== =========== ============ ============
Primary earnings per
 share:
  Income before
   extraordinary charge.     $      2.84    $     16.43 $     22.57 $      15.54 $       9.05
  Extraordinary charge,
   net of applicable
   taxes................             --            7.58         --           --           --
                             -----------    ----------- ----------- ------------ ------------
  Earnings applicable to
   common stockholders..     $      2.84    $      8.85 $     22.57 $      15.54 $       9.05
                             ===========    =========== =========== ============ ============
  Weighted-average
   shares outstanding
   used in computing
   primary earnings per
   share................         980,402      1,064,803   1,122,332    1,121,393    1,162,118
                             ===========    =========== =========== ============ ============

   The accompanying notes are an integral part of the consolidated financial statements.

                    CDW HOLDING CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                           COMMON STOCK
                             CLASS A
                          --------------
                                                                 COMMON      FOREIGN
                                         ADDITIONAL             STOCK TO    CURRENCY
                                          PAID-IN   RETAINED   BE ISSUED   TRANSLATION
                          SHARES  AMOUNT  CAPITAL   EARNINGS  UNDER OPTION ADJUSTMENT
                          ------- ------ ---------- --------  ------------ -----------
Balances at February 28,
 1994 (date of
 acquisition)...........  833,280  $ 8    $ 83,320  $    --     $   --       $  --
  Shares and option
   issued at acquisition
   (Note 12)............  100,000    1       9,999       --       2,500         --
  Net income............      --   --          --      3,605        --          --
  Appreciation of
   redeemable common
   stock................      --   --          --       (817)       --          --
  Translation
   adjustment...........      --   --          --        --         --           42
                          -------  ---    --------  --------    -------      ------
Balances at December
 31,1994................  933,280    9      93,319     2,788      2,500          42
  Net income............      --   --          --     17,062        --          --
  Appreciation of
   redeemable common
   stock................      --   --          --     (7,640)       --          --
  Translation
   adjustment...........      --   --          --        --         --         (168)
                          -------  ---    --------  --------    -------      ------
Balances at December
 31,1995................  933,280    9      93,319    12,210      2,500        (126)
  Net income............      --   --          --     32,462        --          --
  Appreciation of
   redeemable common
   stock................      --   --          --     (7,127)       --          --
  Translation
   adjustment...........      --   --          --        --         --          (85)
                          -------  ---    --------  --------    -------      ------
Balances at December 31,
 1996...................  933,280    9      93,319    37,545      2,500        (211)
  Net income............      --   --          --     26,607        --          --
  Appreciation of
   redeemable common
   stock................      --   --          --    (16,088)       --          --
  Translation
   adjustment...........      --   --          --        --         --          (85)
                          -------  ---    --------  --------    -------      ------
Balances at September
 30, 1997 (unaudited)...  933,280  $ 9    $ 93,319  $ 48,064    $ 2,500      $ (296)
                          =======  ===    ========  ========    =======      ======


   The accompanying notes are an integral part of the consolidated financial statements.

                    CDW HOLDING CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                                                FOR THE NINE MONTH
                           FOR THE PERIOD                          PERIOD ENDING
                          FEBRUARY 28, 1994   DECEMBER 31,         SEPTEMBER 30,
                               THROUGH      ------------------  --------------------
                          DECEMBER 31, 1994   1995      1996      1996       1997
                          ----------------- --------  --------  ---------  ---------
                                                                    (UNAUDITED)
Cash flows from
 operating activities:
 Net income.............      $  3,605      $ 17,062  $ 32,462  $  22,766  $  26,607
 Adjustments to
  reconcile net income
  to net cash provided
  by operating
  activities:
   Depreciation and
    amortization........         7,455         7,339    10,846      7,864      8,381
   Amortization of debt
    issuance costs and
    interest rate caps..         3,155         1,213       531        361        204
   Extraordinary charge,
    net of applicable
    taxes...............           --          8,068       --         --         --
   Charge in lieu of and
    deferred income
    taxes...............         3,611        14,222       (78)       --         --
   Changes in assets and
    liabilities,
    excluding the
    effects of
    acquisitions:
     Trade and other
      receivables.......       (20,042)      (26,844)  (21,058)   (29,303)   (42,280)
     Inventories........        22,454       (26,874)  (24,389)    (8,832)   (38,034)
     Prepaid and other
      current assets....         2,545           254     5,930      3,634     (1,853)
     Other assets.......        (3,996)       (1,202)      700        892     (2,633)
     Accounts payable...        27,571        27,118    20,323     32,009     44,211
     Accrued payroll and
      benefit costs.....        13,776         6,287    (1,942)    (8,484)    (6,006)
     Restructuring
      reserve...........        (1,372)       (2,909)   (1,636)    (3,484)      (230)
     Other current and
      noncurrent
      liabilities.......         4,913         1,995    (6,472)   (12,223)     5,277
                              --------      --------  --------  ---------  ---------
      Net cash provided
       by (used for)
       operating
       activities.......        63,675        25,729    15,217      5,200     (6,356)
                              --------      --------  --------  ---------  ---------
Cash flows from
 investing activities:
 Capital expenditures...        (1,698)       (6,456)   (9,411)    (6,738)    (8,202)
 Proceeds from the sale
  of property, buildings
  and equipment.........         2,931           668     2,338        852      1,299
 Acquisitions, net of
  cash acquired (Note
  14)...................      (257,793)       (6,181) (103,918)   (84,767)   (16,240)
                              --------      --------  --------  ---------  ---------
     Net cash used for
      investing
      activities........      (256,560)      (11,969) (110,991)   (90,653)   (23,143)
                              --------      --------  --------  ---------  ---------
Cash flows from
 financing activities:
 Proceeds from long-term
  debt..................       192,493       878,930   544,907    438,317    417,820
 Repayments of long-term
  debt..................       (66,851)     (893,038) (459,730)  (352,034)  (367,023)
 Outstanding checks in
  excess of cash
  available.............           --          2,292     1,489        --         --
 Debt issuance costs....       (16,951)         (218)     (682)      (534)      (319)
 Proceeds from original
  capitalization........        85,000           --        --         --         --
 Proceeds from issuance
  and redemption of
  common stock and
  exercise of stock
  options, net..........         3,834         2,224     1,200        267       (325)
                              --------      --------  --------  ---------  ---------
     Net cash provided
      by (used for)
      financing
      activities........       197,525        (9,810)   87,184     86,016     50,153
                              --------      --------  --------  ---------  ---------
Net change in cash and
 cash equivalents.......         4,640         3,950    (8,590)       563     20,654
Cash and cash
 equivalents at the
 beginning of the
 period.................           --          4,640     8,590      8,590        --
                              --------      --------  --------  ---------  ---------
Cash and cash
 equivalents at the end
 of the period..........      $  4,640      $  8,590  $    --   $   9,153  $  20,654
                              ========      ========  ========  =========  =========

   The accompanying notes are an integral part of the consolidated financial statements.

                   CDW HOLDING CORPORATION AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

1.ORGANIZATION:

  On February 28, 1994, CDW Holding Corporation and subsidiaries (the Company) completed the acquisition of substantially all of the assets and certain liabilities of Westinghouse Electric Supply Company from Westinghouse Electric Corporation (Westinghouse). The Company was formed by the Clayton & Dubilier Private Equity Fund IV Limited Partnership, managed by Clayton Dubilier & Rice, Inc. for the purpose of the acquisition. All of the Company's commercial activities, which commenced February 28, 1994, are carried out by WESCO Distribution, Inc. and its subsidiaries (WESCO). WESCO is a wholly-owned subsidiary of the Company. WESCO, headquartered in Pittsburgh, Pennsylvania, is a full-line distributor of electrical supplies and equipment and currently operates approximately 320 branch locations in the United States, Canada, Puerto Rico and Guam.

  The purchase price of $502,547 included: (i) a cash payment of $257,873;
(ii) the issuance of First Mortgage Notes to Westinghouse of $50,000; (iii) the assumption of certain liabilities of $166,186; and (iv) the issuance of 100,000 shares of Class A Common Stock of the Company to Westinghouse. In addition, Westinghouse received an option to acquire 100,000 additional shares of Class A Common Stock of the Company. The cash payment included $192,493 which was financed through borrowings in connection with the Company's revolving credit agreements.

  The acquisition was accounted for as a purchase and, accordingly, the assets and liabilities acquired have been recorded at their estimated fair value at the date of acquisition, less $42,952 which represents the excess of the fair value of the assets and liabilities acquired over the purchase price. The excess was allocated to reduce the fair value of the noncurrent assets of the Company.

  Intangibles, principally trademarks, of $29,171 were recorded at acquisition. In addition, a reserve of $15,988 was recorded at the date of acquisition to reflect the Company's plans to close certain branch and distribution center locations, to consolidate corporate headquarters and to reduce the number of employees. During 1995 and 1996, WESCO modified its closing plans and reduced the number of branch and distribution centers to be closed. As a result, the original reserve was reduced by $7,450 with a corresponding reduction in the value of the acquired intangibles.

2.SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES:

 Principles of Consolidation:

  The consolidated financial statements include the accounts of the Company and all of its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

  The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions. These may affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements. They may also affect the reported amounts of revenues and expenses during the reported period. Actual results could differ from these estimates upon subsequent resolution of some matters.

 Revenue Recognition:

  Revenues of the Company are recognized at the time of product shipment.

 Cash Equivalents:

  Cash equivalents are defined as highly liquid investments with original maturities of 90 days or less when purchased.

                   CDW HOLDING CORPORATION AND SUBSIDIARIES

                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

2. SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES--CONTINUED:

 Inventories:

  Inventories primarily consist of merchandise purchased for resale and are stated at the lower of cost or market. Cost is determined principally under the average cost method.

 Property, Buildings and Equipment:

  Property, buildings and equipment are recorded at cost. Depreciation expense is determined over the estimated useful lives of the assets using the straight-line method. Leasehold improvements are amortized over either their respective lease terms or their estimated lives, whichever is shorter.

  Expenditures for new facilities and improvements that extend the useful life of an asset are capitalized. Ordinary repairs and maintenance are expensed as incurred. When property is retired or otherwise disposed of, the cost and the related accumulated depreciation are removed from the accounts and any related gains or losses are recorded.

 Intangibles:

  Goodwill and other intangibles arising from acquisitions are being amortized on a straight-line basis over periods not exceeding 25 years. The Company regularly reviews the individual components of the balance by evaluating the estimated future undiscounted cash flows to determine the recoverability of the assets and recognizes, on a current basis, any decrease in value.

  Trademarks acquired are recorded at cost and are amortized on a straight-line basis over periods not exceeding 25 years.

 Income Taxes:

  Deferred income taxes result primarily from temporary differences between financial and tax reporting. A valuation allowance is provided when a portion or all of a deferred tax asset may not be realized.

  For interim periods, income taxes are provided for based on management's best estimate of the effective tax rate expected to be applicable for the full calendar year.

 Foreign Currency Translation:

  For the Canadian operations, the Canadian dollar is the functional currency. Assets and liabilities of these operations are translated to U.S. dollars at the exchange rate in effect at each year-end. Income statement accounts are translated at the average exchange rate prevailing during the year. Translation adjustments arising from the use of differing exchange rates from period to period are included as a component of stockholders' equity. Gains and losses from foreign currency transactions are included in net income for the period.

 Earnings Per Share:

  Primary earnings per share are computed by dividing net income applicable to common stock by the common and common equivalent shares outstanding during the respective periods. The dilutive effect of common share equivalents is considered in the primary earnings per share computation utilizing the treasury stock method. Net income applicable to common stockholders is adjusted for the appreciation of redeemable common stock (see Note 9). Fully diluted earnings per share are not presented since the dilution was not material.

                   CDW HOLDING CORPORATION AND SUBSIDIARIES

                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

2.SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES--CONTINUED:

 Reclassifications:

  Certain prior year amounts have been reclassified in order to conform with the current presentations.

 Interim Consolidated Financial Statements (unaudited):

  The unaudited consolidated balance sheet and statement of stockholders' equity as of September 30, 1997 and the unaudited consolidated statements of income and cash flows for the nine months ended September 30, 1996 and 1997, in the opinion of management, have been prepared on the same basis as the audited consolidated financial statements and include all adjustments necessary for the fair presentation of the results of the interim periods. All adjustments reflected in the consolidated financial statements are of a normal recurring nature. The data disclosed in the notes to the consolidated financial statements for these periods are also unaudited. Results for the nine month periods ended September 30, 1996 and 1997 are not necessarily indicative of the results to be expected for the full year.

3.CONCENTRATIONS OF CREDIT RISK AND SIGNIFICANT SUPPLIERS:

  The Company distributes its products and extends credit to a large number of customers in the industrial, construction, utility and manufactured structures markets throughout the United States and Canada. In addition, one supplier accounted for approximately 20%, 20%, and 18% of the Company's purchases for the ten month period ended December 31, 1994, and the years ended December 31, 1995 and 1996, respectively.

4.PROPERTY, BUILDINGS AND EQUIPMENT:

                                                               DECEMBER 31,
                                                             ------------------
                                                               1995      1996
                                                             --------  --------
      Land.................................................. $ 18,487  $ 18,543
      Buildings and leasehold improvements..................   52,090    59,174
      Furniture, fixtures and equipment.....................   22,894    30,500
                                                             --------  --------
                                                               93,471   108,217
      Less: accumulated depreciation and amortization.......   (9,098)  (14,266)
                                                             --------  --------
                                                             $ 84,373  $ 93,951
                                                             ========  ========

5.OTHER ASSETS:

                                                                DECEMBER 31,
                                                               ----------------
                                                                1995     1996
                                                               -------  -------
      Debt issuance costs..................................... $   597  $ 1,098
      Software costs..........................................   4,693    5,162
      Favorable lease commitments.............................   1,054    1,054
      Other...................................................   1,533      879
                                                               -------  -------
                                                                 7,877    8,193
      Less: accumulated amortization..........................  (3,950)  (6,036)
                                                               -------  -------
                                                                 3,927    2,157
      Restricted cash.........................................   3,757    2,513
                                                               -------  -------
                                                               $ 7,684  $ 4,670
                                                               =======  =======

                   CDW HOLDING CORPORATION AND SUBSIDIARIES

                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

5.OTHER ASSETS--CONTINUED:

  Debt issuance costs are being amortized on a straight-line basis, which does not differ significantly from the effective interest rate method, over the term of the related debt (see Note 8).

  Restricted cash represents the proceeds received from the sale of properties which collateralize the First Mortgage Notes. Such proceeds are restricted for either the repayment of the First Mortgage Notes or the acquisition of additional properties which would be issued as collateral under the First Mortgage Notes (see Note 8).

6.OTHER CURRENT LIABILITIES:

                                                                DECEMBER 31,
                                                              -----------------
                                                                1995     1996
                                                              -------- --------
      Accrued taxes other than income........................ $  8,719 $  9,782
      Accrued interest.......................................    1,382    1,912
      Notes payable..........................................    5,900    1,597
      Other current liabilities..............................    3,421    3,869
                                                              -------- --------
                                                              $ 19,422 $ 17,160
                                                              ======== ========

  The notes payable relate to a portion of the purchase price for certain acquisitions.

7.INCOME TAXES:

  At the acquisition date, February 28, 1994, the Company had approximately $45 million of future tax deductions ($18 million of tax benefits) that were not recognized in the opening balance sheet since the realization of these future benefits was not considered likely at that time. However, at December 31, 1996, all of these deductions had been recognized. The recognition of these benefits resulted in a reduction in the noncurrent intangible assets, principally trademarks.

  The charge in lieu of taxes recognized in 1994, 1995 and 1996 represents the amount of tax expense that would have been recognized had the benefits described above been recorded at the time of the acquisition.

  The provision for income taxes is as follows:

                                                      1994    1995      1996
                                                     ------- -------  --------
Current:
  U.S. federal...................................... $   --  $   468  $ 15,360
  State.............................................     --      100     2,872
  Foreign...........................................     --      --        210
Deferred:
  U.S. federal......................................     --    7,218    (1,588)
  State.............................................     --    1,314      (267)
  Foreign...........................................     --      740       523
  Charge in lieu of taxes...........................   3,611   4,950     1,254
                                                     ------- -------  --------
Provision for income taxes before extraordinary
 charge.............................................   3,611  14,790    18,364
Tax benefit of extraordinary charge.................     --   (5,244)      --
                                                     ------- -------  --------
                                                     $ 3,611 $ 9,546  $ 18,364
                                                     ======= =======  ========

                   CDW HOLDING CORPORATION AND SUBSIDIARIES

                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

7.INCOME TAXES--CONTINUED:

  The components of income (loss) before income taxes and extraordinary charge by jurisdiction are as follows:

                                                       1994      1995     1996
                                                      -------  -------- --------
     United States................................... $ 8,794  $ 35,815 $ 49,072
     Canada..........................................  (1,578)    4,105    1,754
                                                      -------  -------- --------
                                                      $ 7,216  $ 39,920 $ 50,826
                                                      =======  ======== ========

  A reconciliation between the federal statutory income tax rate and the effective rate is as follows:

                                                           1994   1995   1996
                                                           ----   ----   ----
      Federal income taxes at the statutory rate.......... 34.0 % 34.0 % 35.0 %
      State income taxes, net of federal income tax
       benefit............................................  8.7    5.2    4.2
      Nondeductible expenses..............................  9.0    1.8    2.5
      Tax on income of foreign subsidiary.................  --     1.0   (0.1)
      Net adjustment to valuation allowance...............  --    (5.0)  (5.8)
      Other............................................... (1.7)   --     0.3
                                                           ----   ----   ----
                                                           50.0 % 37.0 % 36.1 %
                                                           ====   ====   ====

  The deferred taxes are as follows:

                                                               1995     1996
                                                              -------  -------
      Accounts receivable.................................... $ 2,698  $ 3,327
      Inventory..............................................   5,374    4,412
      Restructuring reserve..................................   2,169       90
      Other..................................................   4,982    4,902
                                                              -------  -------
                                                               15,223   12,731
                                                              -------  -------
      Intangibles............................................  (1,180)    (320)
      Property, buildings and equipment......................  (3,901)  (4,429)
      Other..................................................  (6,700)  (8,412)
                                                              -------  -------
                                                              (11,781) (13,161)
                                                              -------  -------
      Valuation allowance....................................  (4,182)     --
                                                              -------  -------
                                                              $  (740) $  (430)
                                                              =======  =======

  Approximately $1,254 of the valuation allowance at December 31, 1995 related to the tax benefits acquired at acquisition. The remaining amount represented the valuation allowance related to the net deferred tax assets originating subsequent to the acquisition. The realization of the deferred tax assets originating subsequent to the acquisition will result in a reduction in income tax expense in the year such amounts are recognized.

  In 1995 and 1996, the Company determined that it was more likely than not that it would realize the benefits of the remaining deferred tax assets. As a result, the Company recognized benefits of approximately $1,980 and $2,928 in 1995 and 1996, respectively, associated with the realization of the post acquisition deferred tax assets through the reversal of the associated valuation allowance.

                   CDW HOLDING CORPORATION AND SUBSIDIARIES

                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

8.LONG-TERM DEBT:

                                                         DECEMBER 31,
                                                      ----------------------
                                                        1995         1996
                                                      ---------    ---------
United States debt agreements:
  Revolving Credit Loans............................. $  92,600(A) $ 177,400(B)
  Zero Coupon First Mortgage Note, due February 2001,
   net of unamortized debt discount of $25,956 in
   1995 and $21,046 in 1996 (C)......................    51,969       54,473
Canadian debt agreements (U.S. dollar equivalents):
  Revolving Credit Loans.............................    21,704(A)    21,900(B)
  8% First Mortgage Note, due February 2001 (D)......     5,731        6,162
  Other..............................................       --           700
                                                      ---------    ---------
                                                      $ 172,004    $ 260,635
                                                      =========    =========

--------
(A) On February 24, 1995, the Company terminated the revolving credit loans and refinanced the outstanding indebtedness by entering into a new revolving credit agreement (the New Agreement). The New Agreement is with a group of banks from which the Company may borrow up to a maximum of $240,000 through February 28, 1999. The New Agreement provides for floating rates, based on either Prime or LIBOR in the United States and Prime or Bankers' Acceptance rates in Canada plus a fixed margin. The interest rates for 1995 for the revolving credit loans ranged from 6.8% to 9.8% in the United States and 7.8% to 10.5% in Canada.

   As a result of the refinancing in 1995, the Company recorded an extraordinary charge of $13,312 ($8,068 after-tax) relating to the write-off of unamortized debt issuance and other costs associated with the early termination of the debt. Debt issuance costs related to the refinancing of approximately $219 were incurred.

(B) On March 29, 1996, the Company amended the aforementioned revolving credit loans (The First Amendment). The First Amendment allows the Company to borrow up to a maximum of $300,000 through February 28, 1999. The First Amendment continues to provide for floating rates, based on either prime or LIBOR in the United States and Prime or Bankers' Acceptance rates in Canada plus a fixed margin. The interest rates for 1996 for the revolving credit loans ranged from 6.3% to 8.3% in the United States and was 3.2% in Canada.

   As a result of the First Amendment, the Company incurred debt issuance costs approximating $300.


(C) The Company issued a Zero Coupon First Mortgage Note to Westinghouse for the purchase of the real estate acquired in the United States. This note has a yield to maturity of 8% and a maturity value of $75,519.

(D) The Company issued a First Mortgage Note to Westinghouse for the purchase of the real estate acquired in Canada. All interest and principal will be due February 2001.

  In March 1994, the Company entered into three interest rate cap agreements with an aggregate notional amount of $90,000 to protect against the impact of rising interests rates on borrowings under the revolving credit loans through March 1996. The cost of the interest rate caps of $846 was amortized to interest expense over their lives on a straight-line basis. These agreements effectively provided a ceiling for interest at a rate of 8.4%. The market value of the interest rate caps was estimated to be $60 at December 31, 1995.

  In March 1996, the Company entered into a new interest rate cap agreement with an aggregate notional amount of $80,000 that expires in March 1998. The cost of the interest rate cap of $148 is being amortized to interest expense over its life on a straight-line basis. The agreement effectively provides a ceiling for interest at a rate of 6.8%. The market value of the interest rate cap is estimated to be $29 at December 31, 1996.

                   CDW HOLDING CORPORATION AND SUBSIDIARIES

                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

8.LONG-TERM DEBT--CONTINUED:

  The agreements contain various restrictive covenants that, among other things, impose (i) limitations on the incurrence of additional indebtedness or guaranties; (ii) limitations on the issuance of additional stock of subsidiaries; (iii) limitations on liens or negative pledges; (iv) limitations on investments, loans, acquisitions or advances; (v) limitations on dividends;
(vi) limitations on the sale, lease or other disposal of assets; (vii) limitations on transactions among affiliates which are not arms-length; (viii) limitations on entering into new lines of business; and (ix) limitations on capital expenditures.

  In addition, the agreements require the Company to meet certain financial tests based on net worth, a funded indebtedness to consolidated EBITDA ratio and fixed charge coverage.

  The Company had outstanding letters of credit in the amount $10,769 and $3,250 at December 31, 1995 and 1996, respectively. These letters of credit are used as collateral for performance and bid bonds. The value of these letters of credit approximates contract value.

  The value of assets collateralized under the aforementioned debt agreements was approximately $508,000 and $651,348 at December 31, 1995 and 1996, respectively.

  The fair value of the Company's long-term debt is estimated to be approximately $167,000 and $255,620 at December 31, 1995 and 1996, respectively, based on current market interest rates and discounted cash flows.

  Future payments of long-term debt in excess of one year as of December 31, 1996 are as follows:

            1999............................... $ 200,000
            2001...............................    60,635

9.CAPITAL STOCK:

 Common Stock:

  There are 2,000,000 shares each of Class A and Class B common stock authorized at a par value of $.01 per share. The Class B common stock is identical to the Class A common stock, except for voting and conversion rights. The holders of Class B common stock have no voting rights. With certain exceptions, the Class B common stock may be converted, at the option of the holder, into the same number of shares of Class A common stock. No Class B common stock was outstanding at December 31, 1995 and 1996.

  At December 31, 1996 shares of common stock reserved for future issuance were as follows:

                                         NUMBER OF SHARES
                                         ----------------
            Stock purchase plan.........       4,496
            Stock option plan...........      53,730

 Redeemable Common Stock:

  Certain employees and key management of the Company who hold Class A common stock and options may require the Company to repurchase, under certain conditions, all of the shares held and the exercisable portion of the options held. These repurchase rights terminate upon the consummation of an initial public offering of the Company's stock. The accreted value of the redeemable common stock has been deducted from retained earnings.

                   CDW HOLDING CORPORATION AND SUBSIDIARIES

                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

10.STOCK INCENTIVE PLANS:

 Stock Purchase Plan:

  Under the Company's stock purchase plan, certain employees of the Company may be granted an opportunity to purchase the Company's Class A common stock. The maximum number of shares available for purchase may not exceed 35,000. The purchase price per share is determined by the Board of Directors of the Company to represent fair market value, as defined by the Stock Subscription Agreement. Should the purchase price of the stock be less than the fair market value of the stock at the grant date, such excess will be recorded as compensation expense in the consolidated statement of income. The plan will continue in effect until either the earlier of June 15, 1999 or the date on which all shares of common stock to be offered have been issued. At December 31, 1995 and 1996, a total of 27,894 and 30,504 shares, respectively, have been purchased under the plan. During 1994, there were 13,270 shares purchased for a weighted average price share of $100 under the plan. During 1995, 14,624 shares were purchased for a weighted average share price of $103 under the plan. During 1996, 2,610 shares were purchased for a weighted average share price of $169 under the plan. In conjunction with the purchase of shares pursuant to the plan, the Company has granted options to purchase shares of common stock equal to approximately one and one-third of the number of shares purchased. See the Stock Option Plan described below for further information.

 Other Stock Purchases:

  In addition to the stock purchase plan, certain key management employees of the Company, nonemployee directors and other investors were granted an opportunity to purchase the Company's Class A common stock. The purchase price per share was determined by the Board of Directors to represent the fair market value, as defined by the Stock Subscription Agreement, at the date of grant. At December 31, 1995 and 1996, 52,010 and 54,150 shares, respectively, had been purchased. During 1994, 43,870 shares were purchased at $100 per share under these additional offerings. During 1995, 8,140 shares were purchased at a weighted average share price of $111 under these additional offerings. During 1996, 2,140 shares were purchased under an additional offering at a share price of $195.

 Stock Option Plan:

  Participation in the Company's stock option plan is limited to officers and key employees of the Company. The maximum number of Class A common stock options (and the maximum shares of common stock subject to options) granted under the plan may not exceed 156,000. The exercise price per share is determined by the Board of Directors of the Company, but will not be less than the estimated fair market value, as defined by the Stock Option Agreements, on the grant date. Options granted to a participant will vest and will become exercisable over five years, except in the event of a change in control. Each option terminates on the tenth anniversary of its grant date unless terminated sooner under certain conditions.

  In February 1997, the Compensation Committee of the Board of Directors of the Company approved the issuance of 25,000 stock options to certain branch managers and other key branch personnel. These options will be granted pursuant to a new plan that will be established by the Company.

                   CDW HOLDING CORPORATION AND SUBSIDIARIES

                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

10.STOCK INCENTIVE PLANS--CONTINUED:

  In connection with the implementation of Statement of Financial Accounting Standard (SFAS) No. 123, WESCO has elected to continue to account for stock-based compensation arrangements under the provisions of Accounting Principles Board (APB) Opinion No. 25, which resulted in no compensation costs being recorded. Compensation costs are not required under SFAS No. 123. If compensation costs had been determined based on the fair value at the grant dates according to SFAS No.123, the Company's net income and earnings per share, would have been as follows:

                                                                1995     1996
                                                               ------- --------
      Earnings applicable to common stock, as reported........ $ 9,422 $ 25,335
      Earnings applicable to common stock, pro forma..........   9,081   25,178
      EPS, as reported........................................    8.85    22.57
      EPS, pro forma..........................................    8.53    22.43

  The weighted-average fair value of options granted was $104 per share in 1995 and $154 per share in 1996. The fair value of each option grant is estimated on the date of grant using Black-Sholes based pricing model with the following assumptions:

                                                                1995     1996
                                                               -------  -------
      Risk free interest rate.................................     6.4%     6.5%
      Option term............................................. 7 years  7 years

  The transactions for shares under options are as follows:

                                                            1994   1995   1996
                                                           ------ ------ ------
Outstanding, beginning of year
  Number.................................................. 22,280 68,860 95,970
  Weighted-average exercise price......................... $  100 $  100 $  102
Granted
  Number.................................................. 46,580 27,110  6,300
  Weighted-average exercise price......................... $  100 $  106 $  181
Exercised
  Number..................................................    --     --   3,428
  Weighted-average exercise price......................... $  --  $  --  $  100
Outstanding, end of year
  Number.................................................. 68,860 95,970 98,842
  Weighted-average exercise price......................... $  100 $  102 $  107
Exercisable, end of year
  Number..................................................    --  10,226 18,796
  Weighted-average exercise price......................... $  --  $  100 $  101

                   CDW HOLDING CORPORATION AND SUBSIDIARIES

                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

10.STOCK INCENTIVE PLANS--CONTINUED:

  The following summarizes certain stock options information at December 31, 1996:

 Options outstanding:

                                                  WEIGHTED-                  WEIGHTED-
         RANGE OF                                  AVERAGE                    AVERAGE
      EXERCISE PRICE         NUMBER             REMAINING LIFE             EXERCISE PRICE
      --------------         ------             --------------             --------------
      $100--$195             98,842               8.4 years                    $ 107

  Options exercisable:

                                                                             WEIGHTED-
         RANGE OF                                                             AVERAGE
      EXERCISE PRICE         NUMBER                                        EXERCISE PRICE
      --------------         ------                                        --------------
      $100--$114             18,796                                            $ 101

  The Westinghouse option, discussed in Note 12, has not been included in the above data.

11.EMPLOYEE BENEFITS:

  A majority of the Company's employees are covered by defined contribution retirement savings plans for their service rendered subsequent to the acquisition date. Westinghouse retains certain retiree pension and health benefits for service rendered prior to formation. U.S. employee contributions of not more than 6% of eligible compensation are matched 50% by the Company.

  Company contributions for Canadian employees range from 1%--6% of eligible compensation based on years of service. In addition, employer contributions may be made at the discretion of the Board of Directors and can be based on the Company's current year performance. Employees are credited for service with Westinghouse in determining the vesting of Company contributions. For the ten-month period ended December 31, 1994 and for the years ended December 31, 1995 and 1996, the Company contributed $4,703, $7,096 and $9,256, respectively, which was charged to expense.

12.RELATED PARTIES:

  Pursuant to an agreement, Clayton, Dubilier & Rice, Inc. provides financial advisory and management consulting services to the Company for an annual fee of $400. The Company also had a transitional service agreement with Westinghouse to provide: (i) certain accounting and finance related information system support; (ii) employee benefits administration; (iii) data communications equipment and support; and (iv) support for negotiating, contracting and monitoring transportation and freight services. The cost of these services for the ten-month period ended December 31, 1994 and for the years ended December 31, 1995 and 1996 was $810, $271 and $32, respectively. The agreement with Westinghouse terminated on February 28, 1996.

  WESCO purchases products and services from and sells products to Westinghouse. For the ten-month period ended December 31, 1994 purchases and sales to Westinghouse amounted to $19,100 and $17,600, respectively. For the year ended December 31, 1995 purchases and sales amounted to approximately $27,481 and $27,311, respectively, and for the year ended December 31, 1996 purchases and sales amounted to approximately $19,115 and $21,192, respectively. The amount due from Westinghouse at December 31, 1995 and 1996, net of amounts owed, was approximately $4,425 and $4,664, respectively.

                   CDW HOLDING CORPORATION AND SUBSIDIARIES

                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

12.RELATED PARTIES--CONTINUED:

  In connection with the acquisition, the Company granted Westinghouse an option to purchase 100,000 shares of Class A common stock at a price of $100 per share. The option is exercisable until it terminates on February 28, 1999. The Company has a right of first refusal if Westinghouse decides to sell its option to a third party prior to its termination. The fair value of this option at acquisition was $2,500 and is included in the consolidated balance sheets as Common Stock to Be Issued Under Option.

13.COMMITMENTS AND CONTINGENCIES:

  Future minimum rental payments required under operating leases, primarily for real property that have noncancelable lease terms in excess of one year as of December 31, 1996, are as follows:

            1997................................ $ 14,258
            1998................................   11,509
            1999................................    9,287
            2000................................    7,713
            2001................................    5,799
            Thereafter..........................    7,644

  Rental expense for the ten-month period ended December 31, 1994 and for the years ended December 31, 1995 and 1996 was $13,254, $16,326 and $22,032,
respectively.

  The Company has litigation arising from time to time in the normal course of business. In management's opinion, any present litigation the Company is aware of will not materially affect the Company's consolidated financial position or the consolidated results of operations.

  The Company has guaranteed $5,584 in loans to certain stockholders at December 31, 1996.

14. SUPPLEMENTAL CASH FLOW INFORMATION:

 Supplemental cash flow information is as follows:

                                                    1994      1995      1996
                                                  ---------  -------  ---------
Cash paid during the year for:
  Interest....................................... $   8,711  $12,433    $11,600
  Income taxes                                          --     1,062     13,756
Details of acquisitions:
  Fair value of assets acquired..................   502,547   18,455    170,583
  Value of liabilities assumed...................  (166,186)  (6,242)   (54,884)
  Restructuring reserve..........................   (15,988)     --      (5,102)
  Notes issued to seller.........................   (50,000)  (5,900)    (2,950)
  Common stock and options issued to seller......   (12,500)     --         --
                                                  ---------  -------  ---------
  Cash paid for acquisitions.....................   257,873    6,313    107,647
  Less: cash acquired............................        80      132      3,729
                                                  ---------  -------  ---------
                                                  $ 257,793  $ 6,181  $ 103,918
                                                  =========  =======  =========

                   CDW HOLDING CORPORATION AND SUBSIDIARIES

                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)
15.ACQUISITIONS:

  During 1995 and 1996, the Company acquired nine distributors with branches located across the United States for an aggregate purchase price of $12,213 and $110,597, respectively. The largest acquisition, in April 1996, was EESCO, Inc. with headquarters in Chicago, Illinois. The nine acquisitions resulted in goodwill of approximately $6,146 and $59,766 for the years ending 1995 and 1996, respectively.

  The acquisitions have been accounted for under the purchase method of accounting for business combinations. The results of operations of these companies are included in the consolidated statements of income from the acquisition dates forward. Pro forma results of these acquisitions, assuming they had been made at the beginning of each year presented, would not be materially different from the results reported.

16.GEOGRAPHIC INFORMATION:

  The Company is engaged principally in one line of business--distribution of electrical supplies--which represents more than 90% of consolidated sales. The following table presents information about the Company by geographic area. There were no material amounts of sales or transfers among geographic areas and no material amounts of United States export sales:

                                            UNITED STATES  CANADA      TOTAL
                                            ------------- --------- -----------
As of and for the period from February 28,
 1994
 through December 31, 1994
Sales, net................................   $ 1,194,521  $ 204,015 $ 1,398,536
Income from operations....................        22,383      2,487      24,870
Identifiable assets.......................       454,188     79,552     533,740
As of and for the year ended December 31,
 1995
Sales, net................................     1,598,618    258,424   1,857,042
Income from operations....................        47,910      7,823      55,733
Identifiable assets.......................       500,905     80,431     581,336
As of and for the year ended December 31,
 1996
Sales, net................................     2,014,107    260,515   2,274,622
Income from operations....................        63,562      4,646      68,208
Identifiable assets.......................       688,791     84,696     773,487

17.SUBSEQUENT EVENTS:

  During 1997, the Company acquired two distributors with branches located across the United States for an aggregate purchase price of $21,580, resulting in goodwill of $5,913.

  The acquisitions have been accounted for under the purchase method of accounting for business combinations. The results of operations of these companies are included in the consolidated statements of income from the acquisition dates forward. Pro forma results of these acquisitions, assuming they had been made at the beginning of each year presented, would not be materially different from the results reported.

  In December 1997, the Company entered into definitive agreements to acquire two distribution businesses for approximately $60,000 financed principally through borrowings under the Company's credit agreement and unsecured notes. Both transactions are scheduled to close in January 1998, subject to certain closing conditions. In connection with one of these acquisitions, the Company will issue up to $5,000 of unsecured notes. Such notes may be converted to shares of Class A Common Stock at the initial public offering price at the election of the holder, which election is required to be made prior to the initial public offering.

                   CDW HOLDING CORPORATION AND SUBSIDIARIES

                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

17.SUBSEQUENT EVENTS--CONTINUED:

  In March 1997, the Company amended the Revolving Credit Loans (see Note 8). The amendment allows the Company to borrow up to a maximum of $360,000 through February 2000. The amendment continues to adjust for floating rates, based on either prime or LIBOR in the United States and prime or Bankers' Acceptance rates in Canada plus a fixed margin.

 New Accounting Pronouncements:

  In February 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 128, "Earnings per Share." This Statement, which is effective for financial statements issued for periods ending after December 15, 1997, establishes standards for computing and presenting Earnings Per Share and requires restatement of all prior period EPS data presented. Management believes that the implementation of the standard will not have a material affect on the Company's consolidated financial statements.

  In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and displaying comprehensive income and its components in a full set of general-purpose financial statements. This Statement, which is effective for financial statements issued for fiscal years beginning after December 15, 1997, requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. Additionally, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports.

  These Statements, which are effective for financial statements for fiscal years beginning after December 15, 1997, also establish standards for related disclosures about products and services, geographic areas and major customers. Management is currently evaluating the implication of these Statements.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

 NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY IN-FORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHO-RIZED BY THE COMPANY, THE SELLING STOCKHOLDERS OR THE UNDERWRITERS. THIS PRO-SPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE CLASS A COMMON STOCK TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY CLASS A COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN ANY CHANGE IN THE FACTS SET FORTH IN THE PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                               ----------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................   11
Use of Proceeds...........................................................   15
Dividend Policy...........................................................   15
Capitalization............................................................   16
Dilution..................................................................   17
Selected Financial Data...................................................   18
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   21
Business..................................................................   28
Management................................................................   43
Certain Transactions and Relationships....................................   54
Security Ownership by Management and Principal Stockholders...............   56
Selling Stockholders......................................................   58
Description of Capital Stock..............................................   59
Description of Certain Indebtedness.......................................   61
Shares Eligible for Future Sale...........................................   63
United States Federal Tax Considerations For Non-U.S. Holders.............   65
Underwriting..............................................................   67
Legal Matters.............................................................   70
Experts...................................................................   70
Additional Information....................................................   70
Index to Consolidated Financial Statements................................  F-1

                               ----------------

  UNTIL    , 1998 (THE 25TH DAY AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE CLASS A COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                      SHARES

                                     [LOGO]

                            CDW HOLDING CORPORATION

                              CLASS A COMMON STOCK

                               ----------------

                              P R O S P E C T U S

                               ----------------

                              MERRILL LYNCH & CO.

                              GOLDMAN, SACHS & CO.

                            BEAR, STEARNS & CO. INC.

                              SALOMON SMITH BARNEY

                                         , 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT.  A        +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]
                             SUBJECT TO COMPLETION
                 PRELIMINARY PROSPECTUS DATED DECEMBER 24, 1997

PROSPECTUS
                                      SHARES
                            CDW HOLDING CORPORATION
                              CLASS A COMMON STOCK

                                  -----------

  All of the    shares of Class A Common Stock of CDW Holding Corporation
offered hereby are being sold by certain stockholders (the "Selling
Stockholders") of the Company. Of the    shares of Class A Common Stock offered
hereby,   shares are being offered for sale initially outside the United States
and Canada by the International Managers and    shares are being offered for
sale initially in a concurrent offering in the United States and Canada by the U.S. Underwriters. The initial public offering price and the underwriting discount per share will be identical for both Offerings. See "Underwriting."

  Prior to the Offerings, there has been no public market for the Class A Common Stock. It is currently estimated that the initial public offering price
will be between $     and $    per share. For a discussion relating to factors
to be considered in determining the initial public offering price, see "Underwriting."

  Application will be made to list the Class A Common Stock on the New York
Stock Exchange under the symbol "    ."

  SEE "RISK FACTORS" BEGINNING ON PAGE 11 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE CLASS A COMMON STOCK OFFERED HEREBY.

                                  -----------

THESE  SECURITIES HAVE  NOT  BEEN  APPROVED OR  DISAPPROVED  BY THE  SECURITIES
 AND  EXCHANGE  COMMISSION  OR  ANY   STATE  SECURITIES  COMMISSION,  NOR   HAS
 THE   SECURITIES   AND   EXCHANGE   COMMISSION  OR   ANY   STATE   SECURITIES
  COMMISSION  PASSED  UPON  THE  ACCURACY  OR  ADEQUACY  OF  THIS  PROSPECTUS.
   ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                        PRICE TO          UNDERWRITING             PROCEEDS TO
                                         PUBLIC           DISCOUNT (1)       SELLING STOCKHOLDERS (2)
-----------------------------------------------------------------------------------------------------
Per Share.......................           $                   $                     $
-----------------------------------------------------------------------------------------------------
Total (3).......................         $                   $                      $

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) The Company and the Selling Stockholders have agreed to indemnify the several Underwriters against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) The Company has agreed to pay the expenses of the Offerings (other than the
    Underwriting Discount) estimated at $    .
(3) The Selling Stockholders have granted to the International Managers and the
    U.S. Underwriters options to purchase up to an additional    and    shares
    of Class A Common Stock, respectively, solely to cover over-allotments, if any. If such options are exercised in full, the total Price to Public,
    Underwriting Discount and Proceeds to Selling Stockholders will be $    , $
        and $    , respectively. See "Underwriting."
                                  -----------
  The shares of Class A Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the shares of Class A Common Stock will be made in
New York, New York on or about     , 1998.

                                  -----------
MERRILL LYNCH INTERNATIONAL                         GOLDMAN SACHS INTERNATIONAL
       BEAR, STEARNS INTERNATIONAL LIMITED
                SALOMON SMITH BARNEY INTERNATIONAL

                                  -----------

                   The date of this Prospectus is     , 1998.

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]
                                 UNDERWRITING

  Merrill Lynch International ("Merrill Lynch"), Goldman Sachs International, Bear, Stearns International Limited and Smith Barney Inc. are acting as lead managers (the "Lead Managers") of each of the International Managers named below (the "International Managers"). Subject to the terms and conditions set forth in an international purchase agreement (the "International Purchase Agreement") among the Selling Stockholders, the Company and the International Managers, and concurrently with the sale of shares of Class A Common Stock to the U.S. Underwriters (as defined below), the Selling Stockholders have agreed to sell to the International Managers, and each of the International Managers severally and not jointly has agreed to purchase from the Selling Stockholders, the number of shares of Class A Common Stock set forth opposite its name below.

                                                                      NUMBER OF
          INTERNATIONAL MANAGER                                        SHARES
          ---------------------                                       ---------
       Merrill Lynch International...................................
       Goldman Sachs International...................................
       Bear, Stearns International Limited...........................
       Smith Barney Inc..............................................
                                                                         ---
           Total.....................................................
                                                                         ===

  The Company and the Selling Stockholders have also entered into a U.S. purchase agreement (the "U.S. Purchase Agreement") with certain underwriters in the United States and Canada (the "U.S. Underwriters" and, together with the International Managers, the "Underwriters") for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman, Sachs & Co., Bear, Stearns & Co. Inc. and Smith Barney Inc. are acting as representatives (the "U.S. Representatives"). Subject to the terms and conditions set forth in the U.S.
Purchase Agreement, and concurrently with the sale of    shares of Class A
Common Stock to the International Managers pursuant to the International Purchase Agreement, the Selling Stockholders have agreed to sell to the U.S. Underwriters, and the U.S. Underwriters severally and not jointly have agreed
to purchase from the Selling Stockholders, an aggregate of    shares of Class
A Common Stock. The initial public offering price per share and the underwriting discount per share of Class A Common Stock will be identical under the International Purchase Agreement and the U.S. Purchase Agreement.

  In the International Purchase Agreement and the U.S. Purchase Agreement, the several International Managers and the several U.S. Underwriters, respectively, have agreed, subject to the terms and conditions set forth therein, to purchase all of the shares of Class A Common Stock being sold pursuant to each such agreement if any of the shares of Class A Common Stock being sold pursuant to such agreement are purchased. Under certain circumstances, under the International Purchase Agreement and the U.S. Purchase Agreement, the commitments of non-defaulting Underwriters may be increased. The closings with respect to the sale of shares of Class A Common Stock to be purchased by the International Underwriters and the U.S. Underwriters are conditioned upon one another.

  The International Managers have advised the Selling Stockholders and the Company that the International Managers propose initially to offer the shares of Class A Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus, and to certain dealers at such
price less a concession not in excess of $   per share of Class A Common
Stock. The International Managers may allow, and such dealers may reallow, a
discount not in excess of $   per share of Class A Common Stock on sales to
certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

  The Selling Stockholders have granted an option to the International Managers, exercisable for 30 days after the date of this Prospectus, to
purchase up to an aggregate of    additional shares of Class A Common Stock at
the initial public offering price set forth on the cover page of this Prospectus, less the underwriting discount.

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]
The International Managers may exercise these option solely to cover over-allotments, if any, made on the sale of the Class A Common Stock offered hereby. To the extent that the International Managers exercise the option, each International Manager will be obligated, subject to certain conditions, to purchase a number of additional shares of Class A Common Stock proportionate to such International Manager's initial amount reflected in the foregoing table. The Selling Stockholders also have granted an option to the U.S. Underwriters, exercisable for 30 days after the date of this Prospectus,
to purchase up to an aggregate of    additional shares of Class A Common Stock
to cover over-allotments, if any, on terms similar to those granted to the International Managers.

  At the request of the Company, the Underwriters have reserved for sale, at
the initial public offering price up to    of the shares of Class A Common
Stock offered hereby to be sold to certain employees of the Company and certain other persons. The number of shares of Class A Common Stock available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares of Class A Common Stock which are not orally confirmed for purchase within one day of the pricing of the Offerings will be offered by the Underwriters to the general public on the same terms as the other shares offered hereby.

  The Selling Stockholders, the Company's executive officers and directors, and certain other stockholders have agreed, subject to certain exceptions, not to directly or indirectly (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of or otherwise dispose of or transfer any shares of Class A Common Stock or securities convertible into or exchangeable or exercisable for Class A Common Stock, whether now owned or thereafter acquired by the person or entity executing the agreement or with respect to which the person or entity executing the agreement thereafter acquires the power of disposition, or file a registration statement under the Securities Act with respect to the foregoing or (ii) enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of the Class A Common Stock whether any such swap or transaction is to be settled by delivery of Class A Common Stock or other securities, in cash or otherwise, without the prior written consent of Merrill Lynch on behalf of the Underwriters for a period of 180 days after the date of this Prospectus. See "Shares Eligible for Future Sale."

  The International Managers and U.S. Underwriters the have entered into an intersyndicate agreement (the "Intersyndicate Agreement") that provides for the coordination of their activities. Pursuant to the Intersyndicate Agreement, the International Managers and the U.S. Underwriters are permitted to sell shares of Class A Common Stock to each other for purposes of resale at the initial public offering price, less an amount not greater than the selling concession. Under the terms of the Intersyndicate Agreement, the U.S. Underwriters and any dealer to whom they sell shares of Class A Common Stock will not offer to sell or sell shares of Class A Common Stock to persons who are non- U.S. or non-Canadian persons or to persons they believe intend to resell to persons who are non-U.S. or non-Canadian persons, and the International Managers and any dealer to whom they sell shares of Class A Common Stock will not offer to sell or sell shares of Class A Common Stock to U.S. persons or to Canadian persons or to persons they believe intend to resell to U.S. or Canadian persons, except in the case of transactions pursuant to the Intersyndicate Agreement.

  Prior to the Offerings, there has been no public market for the Class A Common Stock of the Company. The initial public offering price will be determined through negotiations among the Company, the Selling Stockholders, the Lead Managers and the U.S. Representatives. The factors to be considered in determining the initial public offering price, in addition to prevailing market conditions, are price-earnings ratios of publicly traded companies that the Lead Managers and U.S. Representatives believe to be comparable to the Company, certain financial information of the Company, the history of, and the prospects for, the Company and the industry in which it competes, and an assessment of the Company's management, its past and present operations, the prospects for, and timing of, future revenues of the Company, the present state of the Company's development and the above factors in relation to market values and various valuation measures of other companies engaged in

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS] activities similar to the Company. There can be no assurance given that an active trading market will develop for the Class A Common Stock or that the Class A Common Stock will trade in the public market subsequent to the Offerings at or above the initial public offering price.

  Application will be made to list the Class A Common Stock on the New York
Stock Exchange under the symbol "    ." In order to meet the requirements for
listing of the Class A Common Stock on the New York Stock Exchange, the International Managers and U.S. Underwriters have undertaken to sell lots of 100 or more shares to a minimum of 2,000 beneficial owners.

  The International Managers and U.S. Underwriters do not intend to confirm sales of the Class A Common Stock offered hereby to any accounts over which they exercise discretionary authority.

  The Company and the Selling Stockholders have agreed to indemnify the International Managers and the U.S. Underwriters against certain liabilities, including certain liabilities under the Securities Act, or to contribute to payments which the International Managers and U.S. Underwriters may be required to make in respect thereof.

  Until the distribution of the Class A Common Stock is completed, rules of the Commission may limit the ability of the Underwriters and certain selling group members to bid for and purchase the Class A Common Stock. As an exception to these rules, the U.S. Representatives are permitted to engage in certain transactions that stabilize the price of the Class A Common Stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Class A Common Stock.

  If the Underwriters create a short position in the Class A Common Stock in connection with the Offerings, i.e., if they sell more shares of Class A Common Stock than are set forth on the cover page of this Prospectus, the U.S. Representatives may reduce that short position by purchasing Class A Common Stock in the open market. The U.S. Representatives may also elect to reduce any short position by exercising all or part of the over-allotment option described above.

  The U.S. Representatives may also impose a penalty bid on certain Underwriters and selling group members. This means that if the U.S. Representatives purchase shares of Class A Common Stock in the open market to reduce the Underwriters' short position or to stabilize the price of the Class A Common Stock, they may reclaim the amount of the selling concession from the Underwriters and selling group members who sold those shares as part of the Offerings.

  In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might have been in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of the Class A Common Stock to the extent that it discourages resales of the Class A Common Stock.

  None of the Company, the Selling Stockholders or any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Class A Common Stock. In addition, none of the Company, the Selling Stockholders or any of the Underwriters makes any representation that the U.S. Representatives will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

  Each International Manager has agreed that (i) it has not offered or sold, and, for a period of six months from the Closing Date, will not offer or sell, to persons in the United Kingdom, other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purpose of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has complied with and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the shares of Class A Common Stock in,

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS] from or otherwise involving the United Kingdom; and (iii) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issue of shares of Class A Common Stock to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996, or is a person to whom such document may otherwise lawfully be issued or passed on.

  No action has been or will be taken in any jurisdiction (except in the United States) that would permit a public offering of the shares of Class A Common Stock, or the possession, circulation or distribution of this Prospectus or any other material relating to the Company or shares of Class A Common Stock in any jurisdiction where action for that purpose is required. Accordingly, the shares of Class A Common Stock may not be offered or sold, directly or indirectly, and neither this Prospectus nor any other offering material or advertisements in connection with the shares of Class A Common Stock may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

  Purchasers of the shares offered hereby may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the offering price set forth on the cover page hereof.

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]
                                 LEGAL MATTERS

  The validity of the shares of Class A Common Stock offered hereby will be passed upon for the Company and the Selling Stockholders by Debevoise & Plimpton, New York, New York. Certain legal matters will be passed upon for the Underwriters by Fried, Frank, Harris, Shriver & Jacobson (a partnership including professional corporations), New York, New York. Debevoise & Plimpton also acts and may hereafter act as counsel to CD&R and its affiliates and to the Company and its affiliates. Franci J. Blassberg, Esq., a member of Debevoise & Plimpton, is married to Joseph L. Rice, III, a general partner of Associates IV, the general partner of Fund IV.

                                    EXPERTS

  The consolidated balance sheets of the Company as of December 31, 1995 and 1996 and the consolidated statements of income, stockholders' equity and cash flows of the Company for the ten months ended December 31, 1994 and for each of the two years in the period ended December 31, 1996 included in this Prospectus have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

  A registration statement (the "Registration Statement") on Form S-1 under the Securities Act has been filed with the Commission with respect to the shares of Class A Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and exhibits and schedules thereto, certain portions having been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the shares of Class A Common Stock offered hereby, reference is hereby made to the Registration Statement and such exhibits thereto and the financial statements, notes and schedules filed as part thereof, which may be inspected, without charge, at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 75 Park Place, New York, New York 10007 and Northwestern Atrium Center, 500 W. Madison Street, 14th Floor, Chicago, Illinois 60611. Copies of all or any portion of the Registration Statement may be obtained from the Public Reference Section of the Commission upon payment of prescribed fees. The Commission also maintains a worldwide web site at http://www.sec.gov which contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

  Statements made in this Prospectus concerning the provisions of any document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of the document included as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by this reference.

  The Company intends to furnish its stockholders with annual reports containing audited consolidated financial statements and with quarterly reports for the first three quarters of each fiscal year containing unaudited consolidated summary financial information.

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

 NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY IN-FORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHO-RIZED BY THE COMPANY, THE SELLING STOCKHOLDERS OR THE UNDERWRITERS. THIS PRO-SPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE CLASS A COMMON STOCK TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY CLASS A COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN ANY CHANGE IN THE FACTS SET FORTH IN THE PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.
 IN THE PROSPECTUS, UNLESS OTHERWISE SPECIFIED, REFERENCES TO "DOLLARS" AND "$" ARE TO UNITED STATES DOLLARS.
                                ---------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................   11
Use of Proceeds...........................................................   15
Dividend Policy...........................................................   15
Capitalization............................................................   16
Dilution..................................................................   17
Selected Financial Data...................................................   18
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   21
Business..................................................................   28
Management................................................................   43
Certain Transactions and Relationships....................................   54
Security Ownership by Management and Principal Stockholders...............   56
Selling Stockholders......................................................   58
Description of Capital Stock..............................................   59
Description of Certain Indebtedness.......................................   61
Shares Eligible for Future Sale...........................................   63
United States Federal Tax Considerations For Non-U.S. Holders.............   65
Underwriting..............................................................   67
Legal Matters.............................................................   71
Experts...................................................................   71
Additional Information....................................................   71
Index to Consolidated Financial Statements................................  F-1

                                ---------------

  UNTIL    , 1998 (THE 25TH DAY AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE CLASS A COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                      SHARES

                                     [LOGO]

                            CDW HOLDING CORPORATION

                              CLASS A COMMON STOCK

                                ---------------

                              P R O S P E C T U S

                                ---------------

                          MERRILL LYNCH INTERNATIONAL

                          GOLDMAN SACHS INTERNATIONAL

                      BEAR, STEARNS INTERNATIONAL LIMITED

                       SALOMON SMITH BARNEY INTERNATIONAL

                                         , 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following are the estimated expenses of the issuance and distribution of the shares of Class A Common Stock being registered, including fees and expenses previously incurred by the Company, other than any underwriting compensation.

      SEC Registration fee............................................. $88,500
      National Association of Securities Dealers, Inc. filing fee......  30,500
      NYSE listing fee.................................................
      Accounting fees and expenses.....................................
      Legal fees and expenses..........................................
      Printing and engraving...........................................
      Transfer Agent's fees............................................
      Blue Sky fees and expenses (including counsel fees)..............
      Premium for directors and officers insurance.....................
      Miscellaneous expenses...........................................
                                                                        -------
          Total........................................................ $
                                                                        =======

  All of the above expenses of the Offerings will be borne by the Company as contemplated by the Registration and Participation Agreement entered into at the time of the Acquisition.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 145 of the General Corporation Law of the State of Delaware (the "Delaware Law") empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the corporation's best interests, and, for criminal proceedings, had no reasonable cause to believe his conduct was illegal. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation in the performance of his duty. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually and reasonably incurred.

  Article VI of the Company's By-Laws provides for indemnification by the Company of its directors and officers to the full extent permitted by the Delaware Law. Pursuant to Section 145 of the Delaware Law, the Company has purchased insurance on behalf of its present and former directors and officers against any liability asserted against or incurred by them in such capacity or arising out of their status as such.

  Pursuant to specific authority granted by Section 102 of the Delaware Law, Article FIFTH of the Company's Third Restated Certificate of Incorporation contains the following provision regarding limitation of liability of directors and officers:

    "(e) No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, provided that nothing contained in this Third

  Restated Certificate of Incorporation shall eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit."

  The Company has entered into an Indemnification Agreement with Fund IV (together with its respective affiliates, directors and officers, the "Indemnitees"). Pursuant to the Indemnification Agreement, the Company has agreed to indemnify the members of the Company's Board of Directors to the fullest extent allowable under applicable Delaware law. In addition, the Company has agreed to indemnify the Indemnitees against any suits, claims, damages or expenses that may be made against or incurred by them under applicable securities laws in connection with offerings of securities of the Company. However, the Company will not be obligated to indemnify any Indemnitee in the event that any such suit, claim, damage or expense is based upon an untrue statement or agreements related to such offerings of securities in reliance upon written information furnished by such Indemnitee specifically for use in such documents, contracts and agreements. See "Underwriting."

  Reference is hereby made to Section 2 of the Underwriting Agreement filed as
Exhibit 1 hereto, for certain indemnification arrangements.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  Within the past three years, the Company sold or exchanged securities without registration under the Securities Act as follows:

  On February 28, 1994, CDW sold 16,720 shares of its Class A Common Stock, for an aggregate purchase price of $1,672,000 to Roy W. Haley, the Chief Executive Officer of the Company, 100,000 shares of its Class A Common Stock, for an aggregate purchase price of $10,000,000 to Westinghouse Electric Corporation, and 833,280 shares of its Class A Common Stock, for an aggregate purchase price of $83,328,000 to The Clayton & Dubilier Private Equity Fund IV Limited Partnership. On July 27, 1994, CDW sold to six senior executives of the Company and 14 other key members of management of the Company, 34,920 shares of its Class A Common Stock, for an aggregate purchase price of $3,492,000, and granted to such persons 46,580 options to purchase shares of its Class A Common Stock with an exercise price of $100 per share. On August 8, 1994, CDW sold to three non-employee directors of the Company and six other investors, 5,500 shares of its Class A Common Stock, for an aggregate purchase price of $550,000. On March 17, 1995, CDW sold to one non-employee Director of the Company, one senior executive of the Company and 15 other key members of management of the Company, 12,880 shares of its Class A Common Stock, for an aggregate purchase price of $1,288,000, and granted to such persons (other than such non-employee Director) 15,120 options to purchase shares of its Class A Common Stock with an exercise price of $100 per share. On December 29, 1995, CDW sold to one senior executive of the Company and eight other key members of management of the Company, 9,884 shares of its Class A Common Stock, for an aggregate purchase price of $1,129,741 and granted to such persons 11,990 options to purchase shares of its Class A Common Stock with an exercise price of $114.30 per share. On April 8, 1996, CDW sold to one key member of management of the Company, 860 shares of its Class A Common Stock, for an aggregate purchase price of $98,928 and granted to such person 1,140 options to purchase shares of its Class Common Stock with an exercise price of $114.30 per share. On April 16, 1996, CDW sold to one senior executive of the Company, 1,714 shares of its Class A Common Stock, for an aggregate purchase price of $171,400. On December 17, 1996, CDW sold to one senior executive of the Company, 1,714 shares of its Class A Common Stock, for an aggregate purchase price of $171,400. On December 20, 1996, CDW sold to two senior executives of the Company and three other key members of management of the Company, 3,980 shares of its Class A Common Stock, for an aggregate purchase price of $760,106, and granted to such persons 5,160 options to purchase shares of its Class A Common Stock with an exercise price of $195.40 per share. On December 31, 1996, CDW granted to key branch employees, 25,250 options to purchase shares of its Class A Common Stock with an exercise price of $195.40 per share. On October 24, 1997, CDW sold to one senior executive of the

Company, 1,714 shares of its Class A Common Stock, for an aggregate purchase price of $171,400. On November 26, 1997, CDW sold to one senior executive of the Company, 800 shares of its Class A Common Stock, for an aggregate purchase price of $200,776, and granted to such senior executive 1,040 options to purchase shares of its Class A Common Stock with an exercise price of $250.97 per share. For the foregoing transactions, CDW relied, in the case of sales to key members of management (other than senior executives) and key branch employees, upon the exemptions from registration under Rule 701 under the Securities Act and Section 4(2) of the Securities Act and, in the case of all other sales, upon the exemptions from registration under Regulation D under the Securities Act and Section 4(2) of the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(A) EXHIBITS

 NUMBER DESCRIPTION OF EXHIBITS
 ------ -----------------------
  1.1   Form of Purchase Agreement (U.S. Version).*
  1.2   Form of Purchase Agreement (International Version).*
  3.1   Certificate of Incorporation of CDW Holding Corporation.
  3.2   By-Laws of CDW Holding Corporation.
  4.1   Amended and Restated Credit Agreement, dated as of March 14,
        1997, among WESCO Distribution, Inc., the Several Lenders from time to time parties thereto and Barclays Bank PLC, as
        Administrative Agent and as Collateral Agent.*
  4.2   Amended and Restated Credit Agreement, dated as of March 14,
        1997, among WESCO Distribution--Canada, Inc., as Borrower, the
        Several Lenders from time to time parties thereto, The Bank of
        Nova Scotia, as Administrative Agent, and Barclays Bank PLC, as
        Collateral Agent.*
  4.3   Guaranteed First Mortgage Note, dated February 28, 1994, due
        February 28, 2001, with CDW Realco, Inc., as Maker, and
        Westinghouse Electric Corporation, as Payee.*
  4.4   Cash Collateral and Security Agreement, dated as of February 28,
        1994, between CDW Realco, Inc., as Grantor, and Westinghouse
        Electric Corporation, as Collateral Agent.*
  4.5   Guaranteed First Mortgage Note, dated February 28, 1994, due
        February 28, 2001, with CDW Canada Acquisition Inc., as Maker, and Westinghouse Canada Inc., as Payee.*
  4.6   Cash Collateral and Security Agreement, dated as of February 28,
        1994, between CDW Canada Acquisition Inc., as Grantor, and
        Westinghouse Canada Inc., as Collateral Agent.*
  4.7   Promissory Note, dated December 10, 1996, due December 10, 2001, by WESCO Distribution, Inc., as Maker.*
  4.8   Promissory Note No. 1, dated May 6, 1997, due November 6, 1998, by WESCO Distribution, Inc., as Maker.*
  4.9   Promissory Note No. 2, dated May 6, 1997, due November 6, 1998, by WESCO Distribution, Inc., as Maker.*
  4.10  Promissory Note No. 3, dated May 6, 1997, due July 6, 2001, by
        WESCO Distribution, Inc., as Maker.*
  4.11  Promissory Note No. 4, dated May 6, 1997, due November 6, 1998, by WESCO Distribution, Inc., as Maker.*
  4.12  Registration and Participation Agreement, dated as of February
        28, 1994 among CDW, The Clayton Dubilier Private Equity Fund IV
        ("Fund IV") and the stockholders of the Company named therein.*
  4.13  Specimen of Class A Common Stock Certificate.*
        Opinion of Debevoise & Plimpton as to the legality of the
  5     securities being registered.*
 10.1   CDW Holding Corporation Stock Purchase Plan.*
 10.2   Form of Stock Subscription Agreement.*
 10.3   CDW Holding Corporation Stock Option Plan.*
 10.4   Form of Stock Option Agreement.*

 NUMBER DESCRIPTION OF EXHIBITS
 ------ -----------------------
 10.5   CDW Holding Corporation Stock Option Plan for Branch Employees.*
 10.6   Form of Branch Stock Option Agreement.*
 10.7   Indemnification Agreement among CDW and Fund IV.*
 10.8   Non-Competition Agreement, dated as of February 28, 1996, between
        Westinghouse Electric Corporation, CDW Holding Corporation and WESCO
        Distribution, Inc.*
 10.9   Employment Agreement between the Company and Stanley C. Weiss.*
 10.10  Lease dated May 24, 1995 as amended by Amendment One dated June, 1995 and by Amendment Two dated December 24, 1995 by and between WESCO
        Distribution, Inc. as Tenant and Opal Investors, L.P. and Mural GEM
        Investors as Landlord.*
 10.11  Lease dated April 1, 1992 as renewed by Letter of Notice of Intent to
        Renew dated December 13, 1996 by and between WESCO Distribution, Inc., successor in interest to Westinghouse Electric Supply Company, a former division of Westinghouse Electric Corporation as Tenant and Utah State
        Retirement Fund as Landlord.*
 10.12  Lease dated September 4, 1997 by and between WESCO Distribution, Inc.
        as Tenant and The Buncher Company as Landlord.*
 10.13  Lease dated March, 1995 by and between WESCO Distribution-Canada, Inc.
        as Tenant and Atlantic Construction, Inc. as Landlord.*
 11     Statement regarding computation of per share earnings.
 21     Subsidiaries of the Company.*
 23.1   Consent of Independent Accountants.
 23.2   Consent of Debevoise & Plimpton (included in the Opinion of Debevoise &
        Plimpton filed as Exhibit 5).*
 24     Powers of attorney.

--------
* To be filed by amendment

(B) FINANCIAL STATEMENT SCHEDULES

For the ten-month period ended December 31, 1994 and the years ended December 31, 1995 and 1996.

  Schedule II--Valuation and Qualifying Accounts

  Financial statement schedules other than those listed above are omitted as not required or not applicable or because the information is included in the Financial Statements or notes thereto.

ITEM 17. UNDERTAKINGS

  The undersigned registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes that:

  (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, State of Pennsylvania, on December 24, 1997.

                                          CDW Holding Corporation

                                                     /s/ Roy W. Haley
                                          By___________________________________
                                                       Roy W. Haley
                                               President and Chief Executive
                                                          Officer

  Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the following capacities and on December 24, 1997.

              SIGNATURE                                 TITLE

          /s/ Roy W. Haley             President and Chief Executive Officer
-------------------------------------   (Principal Executive Officer)
            ROY W. HALEY

        /s/ David F. McAnally          Executive Vice President, Chief
-------------------------------------   Operating Officer, Chief Financial
          DAVID F. MCANALLY             Officer and Treasurer (Principal
                                        Financial Officer)

       /s/ Steven A. Burleson          Vice President and Corporate
-------------------------------------   Controller (Principal Accounting
         STEVEN A. BURLESON             Officer)

        /s/ B. Charles Ames*           Director
-------------------------------------
          (B. CHARLES AMES)

        /s/ William A. Barbe*          Director
-------------------------------------
         (WILLIAM A. BARBE)

       /s/ Wiley N. Caldwell*          Director
-------------------------------------
         (WILEY N. CALDWELL)

        /s/ Alberto Cribiore*          Director
-------------------------------------
         (ALBERTO CRIBIORE)

        /s/ J. Trevor Eyton*           Director
-------------------------------------
          (J. TREVOR EYTON)

        /s/ Leon J. Hendrix*           Director
-------------------------------------
          (LEON J. HENDRIX)

       /s/ Benson P. Shapiro*          Director
-------------------------------------
         (BENSON P. SHAPIRO)

        /s/ Martin D. Walker*          Director
-------------------------------------
         (MARTIN D. WALKER)

        /s/ Steven A. Burleson
*By__________________________________
          Steven A. Burleson
           Attorney-in-Fact

                       REPORT OF INDEPENDENT ACCOUNTANTS

  In connection with our audits of the consolidated financial statements of CDW Holding Corporation and subsidiaries as of December 31, 1995 and 1996 and for the period from February 28, 1994 (date of acquisition) through December 31, 1994 and for each of the two years in the period ended December 31, 1996, which financial statements are included in the Prospectus, we have also audited the financial statement schedule listed in Item 16 herein.

  In our opinion, this financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.

                                          /s/ Coopers & Lybrand L.L.P.

600 Grant Street
Pittsburgh, Pennsylvania
February 28, 1997, except for
Note 17, as to which the date is
December 24, 1997

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS

         COL. A            COL. B     COL. C       COL. D       COL. E      COL. F
------------------------ ---------- ---------- -------------- ---------- -------------
                                            ADDITIONS
                         BALANCE AT -------------------------
                         BEGINNING  CHARGED TO   CHARGED TO               BALANCE AT
                         OF PERIOD   EXPENSE   OTHER ACCOUNTS DEDUCTIONS END OF PERIOD
                         ---------- ---------- -------------- ---------- -------------
Allowance for doubtful
 accounts:
 Ten-month period ended
  December 31, 1994.....  $12,533     $5,975          --       ($5,798)     $12,710
 Year ended December 31,
  1995..................   12,710      2,842          --        (6,963)       8,589
 Year ended December 31,
  1996..................    8,589      3,017      $2,961 (a)    (4,492)      10,075
Allowance for deferred
 tax assets:
 Ten-month period ended
  December 31, 1994.....  $ 9,814        --       $2,294 (b)        --      $12,108
 Year ended December 31,
  1995..................   12,108        --       (5,946)(b)   ($1,980)       4,182
 Year ended December 31,
  1996..................    4,182        --       (1,254)(c)    (2,928)         --

--------
(a) Represents doubtful account allowances acquired in connection with certain acquisitions consummated in 1996.
(b) Represents valuation allowances relating to new originating deferred tax assets, net of a reversal of valuation allowances as a result of realizing the benefits of the deferred tax assets acquired at the date of formation.
(c) Represents a reversal of valuation allowances as a result of realizing the benefits of the deferred tax assets acquired at the date of formation.

                                 EXHIBIT INDEX

 NUMBER DESCRIPTION OF EXHIBITS                                            PAGE
 ------ -----------------------                                            ----
  1.1   Form of Purchase Agreement (U.S. Version).*
  1.2   Form of Purchase Agreement (International Version).*
  3.1   Certificate of Incorporation of CDW Holding Corporation.
  3.2   By-Laws of CDW Holding Corporation.
  4.1   Amended and Restated Credit Agreement, dated as of March 14,
        1997, among WESCO Distribution, Inc., the Several Lenders from time to time parties thereto and Barclays Bank PLC, as
        Administrative Agent and as Collateral Agent.*
  4.2   Amended and Restated Credit Agreement, dated as of March 14,
        1997, among WESCO Distribution--Canada, Inc., as Borrower, the
        Several Lenders from time to time parties thereto, The Bank of
        Nova Scotia, as Administrative Agent, and Barclays Bank PLC, as
        Collateral Agent.*
  4.3   Guaranteed First Mortgage Note, dated February 28, 1994, due
        February 28, 2001, with CDW Realco, Inc., as Maker, and
        Westinghouse Electric Corporation, as Payee.*
  4.4   Cash Collateral and Security Agreement, dated as of February 28,
        1994, between CDW Realco, Inc., as Grantor, and Westinghouse
        Electric Corporation, as Collateral Agent.*
  4.5   Guaranteed First Mortgage Note, dated February 28, 1994, due
        February 28, 2001, with CDW Canada Acquisition Inc., as Maker, and Westinghouse Canada Inc., as Payee.*
  4.6   Cash Collateral and Security Agreement, dated as of February 28,
        1994, between CDW Canada Acquisition Inc., as Grantor, and
        Westinghouse Canada Inc., as Collateral Agent.*
  4.7   Promissory Note, dated December 10, 1996, due December 10, 2001, by WESCO Distribution, Inc., as Maker.*
  4.8   Promissory Note No. 1, dated May 6, 1997, due November 6, 1998, by WESCO Distribution, Inc., as Maker.*
  4.9   Promissory Note No. 2, dated May 6, 1997, due November 6, 1998, by WESCO Distribution, Inc., as Maker.*
  4.10  Promissory Note No. 3, dated May 6, 1997, due July 6, 2001, by
        WESCO Distribution, Inc., as Maker.*
  4.11  Promissory Note No. 4, dated May 6, 1997, due November 6, 1998, by WESCO Distribution, Inc., as Maker.*
  4.12  Registration and Participation Agreement, dated as of February
        28, 1994 among CDW, The Clayton Dubilier Private Equity Fund IV
        ("Fund IV") and the stockholders of the
        Company named therein.*
  4.13  Specimen of Class A Common Stock Certificate.*
        Opinion of Debevoise & Plimpton as to the legality of the
  5     securities being registered.*
 10.1   CDW Holding Corporation Stock Purchase Plan.*
 10.2   Form of Stock Subscription Agreement.*
 10.3   CDW Holding Corporation Stock Option Plan.*
 10.4   Form of Stock Option Agreement.*
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
 NUMBER DESCRIPTION OF EXHIBITS                                            PAGE
 ------ -----------------------                                            ----
 10.5   CDW Holding Corporation Stock Option Plan for Branch Employees.*
 10.6   Form of Branch Stock Option Agreement.*
 10.7   Indemnification Agreement among CDW and Fund IV.*
 10.8   Non-Competition Agreement, dated as of February 28, 1996,
        between Westinghouse Electric Corporation, CDW Holding
        Corporation and WESCO Distribution, Inc.*
 10.9   Employment Agreement between the Company and Stanley C. Weiss.*
 10.10  Lease dated May 24, 1995 as amended by Amendment One dated June,
        1995 and by Amendment Two dated December 24, 1995 by and between
        WESCO Distribution, Inc. as Tenant and Opal Investors, L.P. and
        Mural GEM Investors as Landlord.*
 10.11  Lease dated April 1, 1992 as renewed by Letter of Notice of
        Intent to Renew dated December 13, 1996 by and between WESCO
        Distribution, Inc., successor in interest to Westinghouse
        Electric Supply Company, a former division of Westinghouse
        Electric Corporation as Tenant and Utah State Retirement Fund as
        Landlord.*
 10.12  Lease dated September 4, 1997 by and between WESCO Distribution,
        Inc. as Tenant and The Buncher Company as Landlord.*
 10.13  Lease dated March, 1995 by and between WESCO Distribution-
        Canada, Inc. as Tenant and Atlantic Construction, Inc. as
        Landlord.*
 11     Statement regarding computation of per share earnings.
 21     Subsidiaries of the Company.*
 23.1   Consent of Independent Accountants.
 23.2   Consent of Debevoise & Plimpton (included in the Opinion of
        Debevoise & Plimpton filed as Exhibit 5).*
 24     Powers of attorney.
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* To be filed by amendment